Exhibit 10.1

EXECUTION VERSION

SECURITY AND ASSET PURCHASE AGREEMENT

by and between

Willis Towers Watson Public Limited Company

and

Arthur J. Gallagher & Co.

Dated as of August 12, 2021

i

ANNEXES

Annex	1	Equity Selling Entities
Annex	2	Asset Selling Entities
Annex	3	Transferred Entities

EXHIBITS

Exhibit	A	Accounting Principles
Exhibit	B	Assignment and Assumption Agreement
Exhibit	C	Earnout Accounting Principles
Exhibit	D	Illustrative Earnout Calculation
Exhibit	E	Form of ICT Agreements
Exhibit	F	Intellectual Property License Agreement
Exhibit	G	Net Working Capital
Exhibit	H	R&W Insurance Policy
Exhibit	I	Local Transfer Agreements
Exhibit	J	Specified Persons
Exhibit	K	Specified Indemnity Matters
Exhibit	L	Transition Services Agreement Term Sheet
Exhibit	M	Form of Tax Degrouping Agreement

v

SECURITY AND ASSET PURCHASE AGREEMENT

This SECURITY AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 12, 2021, is made and entered into by and between Willis Towers Watson Public Limited Company, an Irish public limited company (“Sapphire”) and Arthur J. Gallagher & Co., a Delaware corporation (“Buyer”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S E T H :

WHEREAS, the Persons identified on Annex 1 (each an “Equity Seller”) own the Equity Interests;

WHEREAS, the Persons identified on Annex 2, as may be updated from time to time by Sapphire to the extent necessary to consummate the transfer of the Businesses, subject to receiving the consent of Buyer (not to be unreasonably withheld, conditioned or delayed) (each an “Asset Seller” and together with Sapphire and the Equity Sellers, the “Sellers”) own the Transferred Assets;

WHEREAS, Sellers and certain of their Subsidiaries are engaged in the Businesses and utilize the Transferred Assets to operate the Businesses;

WHEREAS, Buyer desires to purchase the Equity Interests and the Transferred Assets and assume the Assumed Liabilities from Sellers, and Sapphire desires to sell and to cause the other Sellers to sell the Equity Interests and the Transferred Assets and transfer the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, all of the Put Option Assets and Put Option Equity are subject to the put option agreements (“Put Option Agreements”) each signed as of the date hereof by and among Sapphire, Willis / GS France, and Willis Nederland BV (the “Put Option Beneficiaries”), on the one hand, and Gallagher International Holdings (US) Inc., on the other hand, pursuant to which the Put Option Beneficiaries have been granted the option to sell to Buyer the Put Option Assets and Put Option Equity, subject to the terms and conditions of the Local Transfer Agreements (as defined below) applicable in respect of France and the Netherlands (the “Transfer Agreements”);

WHEREAS, notwithstanding anything to the contrary contained in this Agreement, (i) the Parties expressly agree and acknowledge that with respect to the Put Option Assets and Put Option Equity, the applicable Put Option Beneficiary, as the case may be, may in its absolute discretion decide whether or not to accept the offer by Buyer to acquire the Put Option Assets and Put Option Equity made pursuant to the Put Option Agreements, and (ii) as of the date hereof, no Seller or any of its Affiliates is bound to sell or transfer or procure the sale or transfer of the Put Option Assets and Put Option Equity; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“Accounting Principles” means the principles, practices, policies, judgments and methodologies set forth on Exhibit A.

“Acquisition Proposal” means, other than the Transactions, any third Person offer, proposal or inquiry relating to all or a material portion of the Businesses, the Transferred Assets or the Transferred Entities, or any third Person indication of interest in, any such acquisition or purchase, whether direct or indirect, and whether by way of stock purchase, merger, consolidation, share exchange or business combination, other than any offer, proposal or inquiry for the capital stock of Sapphire or all or substantially all of the businesses of Sapphire that does not require or contemplate the termination of this Agreement.

“Action” means any action, claim, suit, litigation (in law or equity), demand, complaint, summons, charge, examination, audit, inquiry, investigation, arbitration or other proceeding (whether judicial or administrative), in each case by or before any Governmental Authority or any arbitration panel.

“Adjusted Earnout Revenues” means the sum of (i) all gross revenues (net of Excluded Earnout Commissions) of the Business (including all Deferred Businesses) as conducted by or for the benefit of Buyer and its Affiliates (and any of their respective successors and assigns), (ii) without duplication of any amounts included in clause (i), all gross revenues (net of Excluded Earnout Commissions) of the treaty reinsurance broking business of Buyer and its Affiliates (and any of their respective successors and assigns) (the “Buyer Subject Business”), in each case calculated in accordance with the Earnout Accounting Principles (the Persons described in clauses (i) and (ii), the “Earnout Group”). For the avoidance of doubt, “Adjusted Earnout Revenues” includes, as a positive amount, (A) any referral, commission, co-broking, sub-broking or similar fees, in each case to the extent related to the Business or the Buyer Subject Business for the relevant measurement period, and (B) any revenues generated by a treaty reinsurance broking business (whether or not the same or similar to the Business or Buyer Subject Business) acquired by Buyer or its Affiliates after the Principal Closing Date (which for avoidance of doubt shall not include the counterparty in a Change of Control of Buyer so long as the provisions of Section 2.17(c)(vi) have been satisfied) (provided, that the amount of revenues included pursuant to this clause (B) for each such acquired business shall be limited to the magnitude of revenues in excess of the revenues generated by such business during the twelve month period ending immediately prior to the date it was acquired by Buyer or its Affiliates (or, if the date it was acquired by Buyer or its Affiliates occurs during the EMP, the period during the 2023 calendar year that is comparable to the period from the date of such acquisition through (and including) December 31, 2024), in each case without giving effect to any purchase accounting, that otherwise would have constituted Adjusted Earnout Revenues).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided that (a) for all periods prior to the Relevant Closing, neither Buyer, on the one hand, nor the Transferred Entities that have not been transferred to Buyer as of such Relevant Closing, on the other hand, will be treated as an Affiliate of the other, and (b) for all periods after the Relevant Closing, neither Sapphire, on the one hand, nor the Transferred Entities that have been transferred to Buyer as of such Relevant Closing, on the other hand, will be treated as an Affiliate of the other.

“Anti-Money Laundering Legislation” means all and any anti-money laundering Law of any applicable jurisdiction, including the following if and as they may be applicable to the Businesses by their terms: the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, Anti-Money Laundering Directive 2015/849 (E.U.), Anti-Money Laundering Directive 2018/843 (E.U.), The Netherlands Money Laundering and Terrorism Financing Prevention Act (Wet ter voorkoming van witwassen en financiering terrorisme), and Title VI of Book V of the French Monetary and Financial Code.

“Applicable Restricted Period” means twenty-four (24) months after the Principal Closing Date.

“Applicable Setoff” means (a) if the Principal Closing Date is prior to January 1, 2022 or after June 30, 2022, $0, (b) if the Principal Closing Date is during January 2022, $30,000,000, (c) if the Principal Closing Date is during February 2022, $40,000,000, (d) if the Principal Closing Date is during March 2022, $50,000,000, (e) if the Principal Closing Date is during April 2022, $40,000,000, (f) if the Principal Closing Date is during May 2022, $30,000,000, and (g) if the Principal Closing Date is during June 2022, $20,000,000.

“Assignment and Assumption Agreement” means one or more Assignment and Assumption Agreements to be entered into in substantially the form attached hereto as Exhibit B by and between each applicable Asset Seller and Buyer.

“Assumed Employee Plan” means the Severance Arrangements, and any Employee Plan sponsored exclusively by any Transferred Entity and, if material, that is identified as such on Schedule 3.11.

“Assumed Liabilities” means, except for the Excluded Liabilities, all Liabilities of any of the Retained Entities to the extent arising from the operation of the Businesses prior to the Principal Closing, including the following:

a. all Liabilities under or in respect of the Purchased Contracts;

b. except as set forth in Article VII, all Liabilities to the extent relating to or arising from the Transferred Employees and the Assumed Employee Plans, in each case, whether accruing prior to, on or after the Principal Closing;

c. all Pre-Closing E&O Liabilities (including, for the avoidance of doubt, any Liability arising out of any errors and/or omissions by the Businesses resulting from any action taken by Buyer or any of its Affiliates following the Principal Closing in connection with Buyer’s or any of its Affiliates’ servicing of the account of any such client or customer pursuant to the Transition Services Agreement or otherwise);

d. all Taxes to the extent arising out of, relating to or in respect of Transferred Assets or the Businesses for all Post-Closing Tax Periods;

e. all Liabilities under the Assumed Employee Plans, all Contracts, insurance policies or other funding arrangements relating to the Assumed Employee Plans, in each case, to the extent related to the Transferred Employees (or any participants in Assumed Employee Plans who are former employees of any Transferred Entity); and

f. all Liabilities assumed by Buyer and its Affiliates pursuant to Article VII.

“Automatic Transfer Employees” means the employees and workers of Sapphire or any of its Subsidiaries who are exclusively or primarily engaged in the Businesses and to whom the Transfer Regulations apply.

“Bargaining Agreement” means each agreement or labor contract entered into with a union, labor organization or works council governing the terms and conditions of employment of any Identified Employee, or containing any information or consultation rights, or other rights or obligations, with respect to a union, labor organization or works council.

“Base Earnout Revenue Threshold” means nine hundred million Dollars ($900,000,000).

“Brexit Assets” means the Transferred Assets of Willis Towers Watson SA/NV.

“Bribery Legislation” means all and any anti-bribery and/or anti-corruption Law of any applicable jurisdiction, including the following if and as they may be applicable to the Businesses by their terms: the United States Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and the Criminal Justice (corruption offices) Act 2018; French Law n° 2016-1691 of 9 December 2016; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws in any jurisdiction in which the Businesses operate.

“Business Copyrights” means the Copyrights Related to the Businesses, including those set forth on Schedule 1.01(a)(i), but excluding the Copyrights set forth on Schedule 1.01(a)(ii).

“Business Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases Relating to the Businesses, including Personal Data, that are used by, or necessary to the Businesses.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America or London, United Kingdom are required by Law to remain closed.

“Business Employee” means the Automatic Transfer Employees and the Offer Employees.

“Business Financial Data Date” means December 31, 2020.

“Business Guarantees” means all guarantees, letters of credit, letters of comfort, bonds (including customs, bid and performance bonds), sureties and other credit support or assurances provided by any of the Retained Entities (or entered into in the ordinary course of business consistent with past practice after the date of this Agreement and prior to the Relevant Closing with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed)) in support of any obligation of the Businesses or the Transferred Entities, including those set forth on Schedule 1.01(b).

“Business Intellectual Property Rights” means the Transferred Business Intellectual Property Rights and the Transferred Entities Business Intellectual Property Rights.

“Business Patents” means the Patents Related to the Businesses, including those set forth on Schedule 1.01(c)(i), but excluding the Patents set forth on Schedule 1.01(c)(ii).

“Business Policy” means the reinsurance policies of the type Placed by the Businesses, as described on Schedule 1.01(d). Sapphire shall, as of the latest reasonably practicable date prior to each Relevant Closing (each, a “BP List Date”), provide a complete list of all actual reinsurance policies Placed by the Business which shall, together with any such policies Placed after the applicable BP List Date through the applicable Relevant Closing, constitute the “Business Policies” for the Business being transferred hereunder at such Relevant Closing for purposes of Article II (and any such policies that would constitute Business Policies but for having been omitted from such list shall, from and after such time as Sapphire notifies Buyer of such policies in writing after the applicable Relevant Closing, be subject to Section 5.07, Section 5.17 and Section 5.19 irrespective of having been omitted from such list).

“Business Policyholder” means (i) the legal holder of a Business Policy or (ii) an intermediary acting, directly or indirectly, for or on behalf of the legal holder of a Business Policy in connection with a Business Policy.

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), and all other books and records (whether in hardcopy or digital format and whether stored in network facilities or otherwise) and in the possession or control of any of Sapphire or its Subsidiaries.

“Business Renewal Data” means all details of and data related to (x) the Business Policyholders (in respect of the Businesses and the Business Policies and general contact details) and (y) the Business Policies.

“Business Renewal Goodwill” means the exclusive right to represent to third parties that a Person is carrying on the Businesses in succession to the applicable Seller with respect to the Business Policies.

“Business Renewal Rights” means: (a) where applicable and to the extent permitted in accordance with applicable Laws, the renewal rights to and expirations of, and (b) the exclusive right with effect on and from the date of the Relevant Closing to use Business Renewal Data for the purpose of inviting renewal to the Business Policyholders upon expiry of, the Business Policies that exist as of the Relevant Closing Date or thereafter, in each case in respect of all Business Policies, and including the Business Renewal Goodwill.

“Business Trademarks” means the Trademarks Related to the Businesses, including those set forth on Schedule 1.01(e)(i), but excluding the Trademarks set forth on Schedule 1.01(e)(ii).

“Businesses” means the business unit of Sapphire known as “Willis Re,” excluding for the avoidance of doubt the Specified Retained Businesses.

“Buyer Shared Contract” means any Shared Contract that is not held by a Transferred Entity.

“Buyer UK ServiceCo” means Arthur J. Gallagher Services (UK) Limited.

“Cash” means cash, cash equivalents and marketable securities of all Transferred Entities and Required Cash, in each case, measured using the Closing Date Exchange Rates for the applicable jurisdiction. Cash (a) shall be increased by the amount of deposits or other payments received by the Transferred Entities but not yet credited to the bank accounts of the Transferred Entities and (b) shall be reduced by the amount of any outstanding checks or other payments issued by the Transferred Entities but not yet deducted from the bank accounts of the Transferred Entities. “Cash” shall not include any cash held in the Transferred Fiduciary Accounts.

“Castle BCA” means that certain Business Combination Agreement, dated as of March 9, 2020, by and between Sapphire and Aon plc.

“Change of Control” shall mean, as applicable, the occurrence of any of the following: (i) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of a Person and its Subsidiaries to a third Person that is not an Affiliate of such Person prior to such transaction or the first of such related transactions; (ii) the consolidation, merger, amalgamation or other business combination of a Person with or into any other Person, immediately following which the stockholders of such Person immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving Person in such consolidation, merger or business combination or of its ultimate publicly traded parent entity that Controls such Person; or (iii) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least thirty-five percent (35%) of the outstanding voting securities of such Person or effective control of such Person (whether through the managing body of such Person or otherwise) (other than (A) a reincorporation, holding company merger or similar corporate transaction in which each of such Person’s stockholders owns, immediately thereafter, interests in the new parent company that Controls such Person in substantially the same percentage as such stockholder owned in such Person immediately prior to such transaction, or (B) in connection with a transaction described in clause (ii), which shall be governed by such clause (ii)).

“Closing Date Exchange Rates” means the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) on the fifth (5th) Business Day prior to the Relevant Closing Date (or, if such rate is not published on such date, the first date prior thereto on which Bloomberg published the CMPN rate), except as otherwise required by Law (in which case, the exchange rate shall be determined in accordance with such Law).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state or local Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competition Laws” means Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition, to the extent applicable to the purchase and sale of the Equity Interests, Transferred Assets and the other transactions contemplated by this Agreement, including any competition or antitrust laws of any jurisdiction that are similar to the HSR Act; provided that this defined term shall expressly exclude the HSR Act.

“Competitive Activities” means any treaty reinsurance brokerage services provided by the Business to any existing reinsurance customer of the Business prior to the date hereof, anywhere in the world; provided, however, that “Competitive Activities” shall not include any (i) facultative reinsurance brokerage services, (ii) (A) M&A and corporate finance advisory services and (B) advisory / structuring services related to the issuance of equity, debt or insurance linked securities, (iii) reinsurance brokerage services provided to captive insurance companies owned or sponsored by or dedicated to corporate and strategic companies (or captive insurance companies owned or sponsored by or dedicated to insurance companies for their own risks, which for the avoidance of doubt for purposes of this clause (iii), does not include any risks initially insured by such insurer from any third party), or (iv) Specified Treaty Reinsurance Brokerage Services.

“Confidentiality Agreement” means that certain letter agreement by and between Sapphire and Buyer, dated August 1, 2021.

“Contract” means any legally binding contract, agreement, arrangement, understanding, lease, sublease, license, sublicense, sales order or purchase order, instrument, note, bond, promise or other commitment or obligation.

“Copyrights” means any copyrights or mask works, whether or not registered, and registrations and applications for registration thereof.

“COTS License” means (a) a “shrink-wrap,” “click-through” or, “off-the shelf” Software license, or (b) any other Software license that is commercially available to the public generally, with one-time or annual royalty, license, maintenance, support and other fees of $150,000 or less.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related mutations, evolutions, variations, strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated health conditions, epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any commercially reasonable actions taken (or not taken) by Sapphire and its Affiliates prior to the date hereof or, in consultation with Buyer, after the date hereof, as a response to the COVID-19 pandemic to (a) protect the health and safety of Sapphire’s or its Affiliate’s employees and other individuals having business dealings with Sapphire and its Affiliates or (b) respond to third-party supply or service disruptions caused by COVID-19, including in each case of the preceding clauses (a) and (b) in response to any quarantine, “shelter in place,” “stay at home,” in-person workforce capacity restrictions, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority in connection with COVID-19.

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Business.

“Deferred Business” means those Businesses set forth on Schedule 1.01(f).

“Deferred Business Equity Interests” means the Equity Interests relating to a Deferred Business.

“Deferred Business Transferred Asset” means the Transferred Assets relating to a Deferred Business.

“Deferred Business Transferred Entities” means the Transferred Entities relating to a Deferred Business.

“Designated Employing Entity” means any (i) Buyer or any controlled Affiliate thereof or (ii) third party designee of Buyer designated by Buyer prior to the applicable Relevant Closing Date in accordance with the terms of this Agreement to employ any Business Employee immediately following the Relevant Closing Date (so long as such designee is reasonably acceptable to Sapphire if not a controlled Affiliate, and is not reasonably expected to result in a violation by either Party hereto (or any of its Affiliates) of applicable Law or prevent or result in a material delay to the Principal Closing).

“Director” means each person who is a director of a Transferred Entity.

“Dutch Transferred Assets” means the Transferred Assets that are located in the Netherlands.

“E&O Claims” means any third party claim arising out of any errors and/or omissions by the Businesses in the provision of, or failure to provide, professional services to a third party for a fee.

“Earnout Acceleration Event” means the first to occur of (i) the consummation of the sale, disposition, lease or other transfer, whether in a single or series of related or unrelated transactions, of a material portion of the Business then owned or operated by Buyer and its Affiliates and (ii) the time immediately prior to any bankruptcy, insolvency, administration, assignment for the benefit of creditors, fraudulent transfer, reorganization, moratorium or other similar event under similar Laws of general application with respect to Buyer or any of its Affiliates that conduct a material portion of the Business or Buyer Subject Business. For the purpose of (i) and (ii) above, “material portion of the Business” means more than 25% of the aggregate trailing twelve months Adjusted Earnout Revenues, measured as of the calendar quarter end immediately preceding such event.

“Earnout Acceleration Payment” means the Maximum Earnout Payment.

“Earnout Accounting Principles” means the principles, practices, policies, judgments and methodologies set forth on Exhibit C.

“Earnout Payment” the lesser of (but in any event no less than $0) (1) (I) the product of (i) 3.48 multiplied by ((ii) (A) the Adjusted Earnout Revenues for the EMP minus (B) the Earnout Revenue Threshold) minus (II) the Applicable Setoff and (2) the Maximum Earnout Payment. Examples of the calculation of illustrative Earnout Payments under several scenarios are attached as Exhibit D.

“Earnout Revenue Threshold” means the Base Earnout Revenue Threshold minus the Earnout Revenue Threshold Reduction.

“Earnout Revenue Threshold Reduction” means the amount of Adjusted Earnout Revenues during the period from (and including) January 1, 2020 through (and including) December 31, 2020, determined in accordance with the Earnout Accounting Principles, attributable to any portion of Business or the Buyer Subject Business that any member of the Earnout Group (but in the case of Sapphire and its Subsidiaries, solely to the extent in accordance with the terms of this Agreement) has (or has agreed to), prior to the Principal Closing Date, sold, conveyed, transferred or otherwise disposed of to an unrelated third party or an Affiliate (or other Person in which Buyer owns less than 50% of the outstanding equity interests) of Buyer that is not Controlled by Buyer (each such party a “Pre-Closing Transferee”). For the avoidance of doubt, a transfer for this purpose includes the designation by Buyer of a Permitted Designee and transfer at the Principal Closing to such Permitted Designee of any portion of the Business or Transferred Assets from Sapphire and its Subsidiaries.

“EC” means the European Commission or any successor entity.

“EMP” means the period from (and including) January 1, 2024 through (and including) December 31, 2024.

“Employee Plan” means any plan, scheme, program, practice, agreement, contract, arrangement or policy (including any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any severance, equity compensation, equity or equity-based arrangement, profit-sharing, bonus, incentive or deferred compensation, vacation or other paid-time off, welfare benefits (health, dental, vision, life and disability), sick pay, pension or retirement benefits, tax gross-up or tax indemnification, fringe benefit, deferred compensation, employment, consulting, termination, retention, or change in control plan, scheme, program, policy, practice, agreement, arrangement or contract), in each case, (i) in which any Identified Employee (or any of their respective beneficiaries or dependents) is eligible to participate or with respect to which any Identified Employee is a party and is sponsored, maintained or contributed to (or required to be contributed to) by any Seller, any Transferred Entity or any of their respective Affiliates, or with respect to which any of them is a party or (ii) with respect to which any of the Transferred Entities have any liability (including contingent liability), except for in each case any plan, scheme, program, practice, agreement, contract, arrangement or policy sponsored and administered by a Governmental Authority.

“Environmental Laws” means any Law relating to (a) pollution, protection of the environment or protection of the health and safety of persons (to the extent relating to exposure to Hazardous Substances) or (b) to the presence, use, management, manufacture, recycling, reclamation, reuse, generation, processing, production, handling, transport, treatment, storage, discharge, disposal, remediation or release of, or exposure to, Hazardous Substances.

“Equity Interests” means all of the issued and outstanding shares of capital stock of, partnership interests that represent the capital of, or other equity interests in, the Transferred Entities, as described in Schedule 1.01(g) (provided, however, that the sale of the Put Option Equity under the Transfer Agreements are subject to the Put Option).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Transferred Entities would be deemed a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Earnout Commissions” means commission payaways, referral fees, co-brokerage fees and similar amounts paid to a bona fide third-party in respect of revenues that constitute Adjusted Earnout Revenues.

“FATCA” means (i) Sections 1471-1474 of the Code, any amended or successor legislation, any U.S. Department of Treasury Regulations, forms, instructions or other guidance issued pursuant thereto, (ii) any intergovernmental agreement entered into pursuant to (i), and (iii) any current legislation, regulations or guidance promulgated by any jurisdiction giving effect to any item described in clause (i) or (ii).

“Fiduciary Account” means a bank account holding Fiduciary Cash and/or commingled with own cash.

“Fiduciary Accounts Payable” means an outstanding obligation to satisfy a client or insurer obligation to the extent that Fiduciary Cash is held in respect of this liability and not yet onward settled.

“Fiduciary Accounts Receivable” means an outstanding right to receive cash from any Person to satisfy Fiduciary Accounts Payable as well as unrestricted commission receivable balances in fiduciary receivables yet to be reclassified to own receivables.

“Fiduciary Cash” means (x) cash, cash equivalents and marketable securities held in a fiduciary capacity on behalf of a client or insured in the course of an insurance transaction and (y) cash, cash equivalents and marketable securities not attributable to a client or insured held as commingled cash, cash equivalents and marketable securities or deposits with cash, cash equivalents and marketable securities of the type described in clause (x) in a fiduciary account, in each case, measured using the Closing Date Exchange Rates for the applicable jurisdiction. Fiduciary Cash (a) shall be increased by the amount of deposits or other payments received by a Fiduciary Account holder directed to a Fiduciary Account but not yet credited to the Fiduciary Account and (b) shall be reduced by the amount of any outstanding checks or other payments issued from the applicable Fiduciary Account but not yet deducted from such Fiduciary Account.

“Foreign Investment Laws” mean any Laws that are designed or intended to screen, prohibit, restrict or regulate foreign investments on public order or national security grounds.

“Fraud” means the making of a statement of fact in the express representations and warranties set forth in this Agreement by a Party, which statement contains the following elements: (i) actual knowledge of such Party that such statement is false; (ii) an intention to deceive the Party to whom such statement is made and to induce such Party to act or refrain from acting in reliance upon it; (iii) an intent to cause that Party, in justifiable reliance upon such false statement, to take or refrain from taking action; and (iv) such Party suffers damage by reason of such reliance.

“French Equity” means the Equity Interests of the Persons set forth on Schedule 1.01(h).

“Fundamental Representations” means the representations and warranties of Sapphire contained in Section 3.01(a) (Organization and Qualification), Section 3.02 (Capitalization), Section 3.03 (Authorization), Section 3.04(a)(ii) (No Conflict) and Section 3.22 (Brokers).

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Government Official” means any employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Authority, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank or the International Monetary Fund).

“Governmental Authority” means (a) any supranational, national, domestic, foreign, federal, territorial, state, provincial, county, municipal or local government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government (including, without limitation, Lloyd’s of London) or any self-regulatory authority and (c) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“Hazardous Substances” means any toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or caustic (or words of similar import) substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under any Environmental Laws based on their deleterious characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, PCBs and asbestos.

“HIPAA” means collectively: (a) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), including but not limited to its implementing rules and regulations with respect to privacy, security of health information, and transactions and code sets; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing rules regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services and (d) any federal, state and local laws regulating the privacy and/or security of individually identifiable information, in each case, as the same may be amended, modified or supplemented from time to time.

“HMRC” means HM Revenue & Customs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“ICT Agreements” means the ICT Access Agreement and the Software License Agreement, in each case to be entered into by and between Sapphire or its designee, on the one hand, and Buyer or its applicable Affiliates, on the other hand, in the forms thereof attached as Exhibit E.

“Identified Employees” means the Business Employees and the Transferred Entity Employees.

“Income Tax” means any income, franchise or other similar Tax measured by or imposed on income.

“Indebtedness” means, in each case measured using the Closing Date Exchange Rate for the applicable jurisdiction (as applied to the currency in which such Indebtedness is denominated), (a) all obligations for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all monetary obligations for the deferred purchase price of property or services or “earn-out” or other similar performance-based contingent payment obligations (other than obligations in respect of employee performance or services or for raw materials, inventory, services and supplies incurred in the ordinary course of business), (d) all monetary obligations under any capitalized lease required to be accrued as debt under GAAP (but excluding operating leases), (e) all obligations under any interest rate or currency protection agreement or similar hedging agreement, (f) obligations in respect of bank overdrafts (to the extent not already reflected as a reduction of “Cash”); (g) all guarantees (other than product and/or service warranties made in the ordinary course of business) of any Indebtedness of any Person to the extent then payable, (h) any unfunded or underfunded liabilities pursuant to any Assumed Employee Plan that is a pension or nonqualified deferred compensation plan or arrangement, (i) the Pre-Closing Income Tax

Amount, (j) all accrued and unpaid interest, penalties, make-whole payments, fees and other charges related to any of the foregoing, (k) any accrued obligations pursuant to any Assumed Employee Plan in respect of any deferred cash or other long term cash incentive arrangements or other similar amounts awarded to Transferred Employees, and (l) the amount of Cancelled Awards accrued at the Principal Closing Date in accordance with GAAP. “Indebtedness” shall (i) exclude all Business Guarantees, Transferred Fiduciary Accounts Payable and Taxes (other than the Pre-Closing Income Tax Amount), (ii) be reduced by the amount of receivables recognized under ASC 606 related to the pro-rata treaty reinsurance business where placement is complete and (iii) include any transaction or retention bonus awarded by Sapphire in connection with the Transactions, including the aggregate amount payable to the Transferred Employees pursuant to the Transferred Employee Retention Awards, excluding the matters set forth in the Additional Agreement which shall be treated as set forth therein.

“Information Directive” European Council Directives 2014/107/EU and 2018/822 amending Directive 2011/16/EU, on mandatory automatic exchange of information and administrative co-operation in the field of taxation.

“Information Reporting Regime” means FATCA and any (ii) legislation, treaty, agreement, regulations or guidance entered into or enacted or promulgated by any jurisdiction or international organization which seeks to implement reporting and/or withholding tax regimes (including, for the avoidance of doubt, the Common Reporting Standard on Reporting and Due Diligence for Financial Account Information published by the OECD and the Information Directive, as amended and any regulation or law relating to, implementing or having similar effect in any relevant jurisdiction), (ii) other intergovernmental agreement between any jurisdictions concerning the collection and sharing of information, (iii) legislation, treaty, agreement, regulations, forms, instructions or guidance entered into or enacted or promulgated by any jurisdiction or international organization implementing country-by. country reporting in response to Action 13 of the OECD Base Erosion and Profit Shifting Action Plan, and (iv) current legislation, regulations or guidance promulgated by or between any jurisdiction or jurisdictions or international organizations (including, without limitation, the OECD) relating to or giving rise to or effect to any item described in clause (i), (ii) or (iii).

“Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Business Data and that includes: (i) written policies and procedures regarding Business Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Business Data owned, controlled, maintained, held, or Processed by the Business or Data Processors; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, Malicious Code, and against loss, misuse, unauthorized access to, or disruption of, the Processing of Business Data and IT Systems.

“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement, in the form attached as Exhibit F, to be entered into by and between Sapphire or its designee, on the one hand, and Buyer or its Permitted Designee, on the other hand.

“Intellectual Property Rights” means all intellectual property rights and industrial property rights in any and all jurisdictions throughout the world, including all: (a) Patents, (b) Trademarks, (c) trade secrets and proprietary rights in inventions (whether or not patentable and whether or not reduced to practice) and invention disclosures, (d) intellectual property rights in confidential information, data, databases, Software, know-how, models and modelling tools, algorithms, inventions (whether or not patentable), product designs and development, methods and processes, analytical and actuarial tools and models, testing tools and materials, customer information, marketing materials and technology and (e) Copyrights.

“Intercompany Balances” means as of any date, all balances as of such date between Sapphire or any Retained Entity, on the one hand, and the Transferred Entities, on the other hand, including intercompany accounts receivable and intercompany accounts payable. For purposes of this Agreement the definition of “Intercompany Balances” shall exclude all balances arising from or related to Intercompany Trade Balances and UK Loan Notes.

“Intercompany Trade Balances” means any intercompany accounts receivable or intercompany accounts payable arising as a result of ordinary course commercial services (other than those with a maturity date longer than one year from the date of invoice) between a Transferred Entity and a Retained Entity.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” mean the hardware, software, firmware, middleware, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, or licensed to the Businesses, or used to Process Business Data.

“Jewel SAPA” means that certain Securities and Asset Purchase Agreement dated May 12, 2021, by and among Sapphire, Buyer and Aon plc.

“Joint Venture” means any Person (other than a Transferred Entity) in which any Seller or any of its Subsidiaries owns shares of capital stock or other equity interests that constitute Transferred Assets and exceed 30% of the outstanding voting capital stock or other equity interests of such person.

“knowledge of Sellers,” “Sellers’ knowledge” or any other similar knowledge qualification related to Sellers in this Agreement means the actual knowledge of the Persons set forth on Schedule 1.01(i).

“Law” means, with respect to any Person, any supranational, national, foreign, federal, state, provincial, county, municipal or local law, constitution, treaty, convention, ordinance (including zoning), code, rule, regulation, statute, order, injunction, judgment, resolution, executive order, decree, ruling, published interpretation, arbitration award, agency requirement of or other similar requirement enacted, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person, as amended or modified from time to time unless expressly specified otherwise herein.

“Liability” means any liability, claim, demand, commitment, loss, cost, expense, Tax debt or obligation of any kind, character, or description, whether primary or secondary, direct or indirect, accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, or determined or determinable, and regardless of when asserted or by whom.

“Lien” means, with respect to any property, equity interest or asset, all mortgages, liens (statutory or otherwise), legal or equitable, specific or floating, equity interest or asset, deed of trust, hypothecation, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on use or transfer, encroachment, easement, right-of-way, title defect, lease, levy, covenant or option in respect of such property, equity interest or asset property (including zoning ordinances, variances, conditional use permits and similar regulations for purpose of providing security, restriction or encumbrance relating to that property, equity interest or asset).

“Local Transferred Asset” means any Transferred Asset other than a U.S. Transferred Asset.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s or system administrator’s knowledge or consent.

“Mandatory Retirement Plan” means any plan, scheme, program or arrangement sponsored or administered by any Governmental Authority or required to be maintained by applicable Law or under a Bargaining Agreement.

“Material Adverse Effect” means any circumstance, development, change, event, state of facts or effect that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the ability of the Sellers to consummate the Principal Closing or (ii) the business, condition (financial or otherwise) or results of operations of the Businesses (taken as a whole); provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (ii) of this definition: (a) any change in applicable Law or GAAP occurring after the date hereof; (b) any change in economic, political or business conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (c) any change in financial and capital markets conditions, including interest rates and currency exchange rates; (d) any change generally affecting the industries in which the Businesses (taken as a whole) operate; (e) the public announcement of this Agreement or of the Jewel SAPA, and the termination of the Castle BCA and Jewel SAPA and the public announcement thereof, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto; (f) weather conditions, public health conditions (including any epidemic, pandemic, or disease outbreak

(including COVID-19) or COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak) or other force majeure events, acts of God or natural disaster; (g) any acts of terrorism or changes in geopolitical conditions; (h) any failure of the Businesses (taken as a whole) to meet any projections, business plans or forecasts (provided that, this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (i) the taking of any action (or the omission of any action) expressly required by this Agreement or any other Transaction Document or taken (or omitted to be taken) at the express written request of Buyer; and (j) the absence of any individuals included in the List (as defined in the Jewel SAPA) from the List (as defined in Section 3.12(b) below); provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (f) and (g), except to the extent that such matters disproportionately impact the Businesses (taken as a whole) relative to other Persons in the industries in which the Businesses (taken as a whole) operate.

“Maximum Earnout Payment” means $750,000,000.

“Net Working Capital” has the meaning set forth on Exhibit G and using the accounts specified therein and calculated in accordance with the Accounting Principles.

“Offer Employees” means the current employees of Sapphire or any of its Subsidiaries who are exclusively or primarily engaged in the Businesses (other than the Transferred Entity Employees) and with respect to whom the Transfer Regulations do not apply, as set forth in the List, as amended from time to time in accordance with Section 7.12.

“Organizational Documents” means, with respect to any Person, any charter, certificate of formation, articles of incorporation, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement or similar formation or governing documents and instruments of such Person.

“Other Business Intellectual Property Rights” means all Intellectual Property Rights (other than Patents, Copyrights and Trademarks) owned by Sellers and Related to the Businesses, including those set forth on Schedule 1.01(j)(i), but excluding the Intellectual Property Rights set forth on Schedule 1.01(j)(ii).

“Patents” means patents and patent applications (including any provisional applications, continuations, continuations-in-part, divisionals, re-examinations, reissues, revisions and extensions), utility models, industrial designs and other statutory invention registrations and applications for any of the foregoing.

“Permitted Designee” means a Person that is (1)(i)(A) not an Affiliate of Buyer or (B) an Affiliate but not controlled by Buyer, (ii) designated by Buyer in writing at least 20 Business Days prior to the Principal Closing and (iii) to which Sapphire has consented (such consent not to be unreasonably withheld, conditioned or delayed) or (2) a controlled Affiliate of Buyer, in each case (clauses (1) and (2)), that would not reasonably be expected to result in a violation by either Party hereto (or any of its Affiliates) of applicable Law or prevent or result in a material delay to the Principal Closing.

“Permitted Liens” means: (a) Liens for Taxes, assessments and other governmental charges, in each case, not yet due and payable or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority and which are not violated in any material respect by the conduct of the Businesses in the manner currently conducted;(d) with respect to any Leased Business Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien with respect to such interests and rights, and any Liens relating to the fee interest of such real property that do not, in each case, materially impair the conduct of the Businesses in the manner currently conducted, (ii) any Lien permitted under the applicable Transferred Real Property Lease, and (iii) non-monetary Liens of public record that do not, in each case, materially impair the conduct of the Businesses in the manner currently conducted; (e) Liens created by Buyer or its successors and assigns; (f) Liens set forth on Schedule 1.01(k); and (g) nonexclusive licenses to Intellectual Property Rights granted in the ordinary course of business.

“Person” means an individual, firm, corporation, partnership (general or limited), limited liability company, incorporated or unincorporated association, joint venture, joint stock company or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization of any kind, including a Governmental Authority.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit or debit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

“Placed” means directly binding a policy of (re)insurance with underwriters on behalf of a (re)insured client.

“Post-Closing Tax Period” means any Tax period beginning after the Principal Closing Date and the portion of any Straddle Period beginning at the start of the day after the Principal Closing Date.

“Pre-Closing E&O Liabilities” means any Liability, other than the Specified E&O Liabilities, to the extent resulting from E&O Claims, to the extent related to an act, event, omission or occurrence prior to the Principal Closing, made after the Principal Closing and prior to the date that is three (3) years after the Principal Closing.

“Pre-Closing Income Tax Amount” means an amount equal to the sum of the unpaid current liability for Income Taxes net of current Income Tax assets (determined without taking into account deferred Tax assets or deferred Tax liabilities) of each of the Transferred Entities attributable to the Pre-Closing Tax Period, excluding any liability for Taxes that are determined on an affiliated, consolidated, combined or unitary group basis; provided, however, that the Pre-Closing Income Tax Amount shall include any Taxes determined on an affiliated, consolidated, combined or unitary group basis if the Transferred Entity is responsible for remitting payment for such Taxes through a Tax Sharing Arrangement following and surviving the Relevant Closing Date pursuant to Section 6.12 (including the tax degrouping agreement contemplated by Section 6.12).

“Pre-Closing Tax Period” means any Tax period ending on or before the Principal Closing Date and that portion of any Straddle Period ending on (and including) the Principal Closing Date.

“Principal Business Equity Interests” means the Equity Interests set forth on Schedule 1.01(l).

“Principal Business Transferred Assets” means all Transferred Assets relating to a Principal Business.

“Principal Business Transferred Entities” means all Transferred Entities relating to a Principal Business.

“Principal Businesses” means each Business that is not a Deferred Business.

“Privacy Policies” means in each case to the extent Relating to the Businesses, any (a) applicable internal or external data protection, data usage, privacy and security policies in place in the three (3) years prior to the date hereof, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, or the Processing of Personal Data, and (c) policies and obligations applicable to the Business as a result of any certification relating to privacy, security, or the Processing of Personal Data.

“Privacy Requirements” means any and all Laws and industry requirements relating to the protection or Processing of Personal Data that are applicable as Relating to the Businesses, including, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, et seq.; HIPAA; the Family Educational Rights and Privacy Act of 1974 (“FERPA”), 20 U.S.C. § 1232g, et seq.; the Children’s Online Privacy Protection Act 15 U.S.C. § 6501, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.;

Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 N.Y.C.R.R. § 420, et seq.; 11 N.Y.C.R.R. § 421, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC) as implemented by countries in the European Economic Area (“EEA”); the EU General Data Protection Regulation (2016/679) as implemented by countries in the EEA; the UK Data Protection Act 2018, the UK Privacy and Electronic Communications (EC Directive) Regulations 2003, and the EU GDPR as retained as UK law by the European Union (Withdrawal) Act 2018; Canada’s Personal Information Protection and Electronic Documents Act S.C. 2000, ch. 5 (Can.); Brazil’s Lei Geral de Proteção de Dados, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, and Australia’s Privacy Amendment (Private Sector) Act of 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act of 2012; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions Relating to the Business, including, but not limited to Malaysia, Indonesia, South Africa, Bermuda, Colombia, Argentina, Taiwan, India, Singapore and Turkey; and (b) each applicable rule, mandatory code of conduct, or other mandatory requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Processing,” “Process,” “Processes,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer or modification.

“Purchase Price” means (x) the Upfront Purchase Price plus (y) to the extent payable in accordance with the terms and conditions hereof, the Earnout Payment (or, if payable, the Earnout Acceleration Payment).

“Put Option” means the rights conferred by the Put Option Agreements.

“Put Option Assets” means the Dutch Transferred Assets.

“Put Option Equity” means the French Equity.

“R&W Insurance Policy” means the representation and warranty insurance policy issued to Buyer with respect to this Agreement in substantially the form delivered to the Sellers prior to the execution of this Agreement and attached hereto as Exhibit H.

“Registered Business Intellectual Property Rights” means all issued, registered or applied-for Business Patents, Business Trademarks and Business Copyrights.

“Relate to the Businesses,” or “Relating to the Businesses” or “Related to the Businesses” means used, or held or employed for use, in each case exclusively or primarily in the conduct of the Businesses as conducted by Sapphire or any of its Subsidiaries (including the Asset Sellers and the Transferred Entities).

“Related Party” means any officer or director of any Seller or their Subsidiaries.

“Relevant Closing” means (a) with respect to the Principal Business Equity Interests and Principal Business Transferred Assets, the Principal Closing and (b) with respect to any Deferred Business Equity Interests and Deferred Business Transferred Assets, the applicable Deferred Closing.

“Relevant Closing Date” means (a) with respect to the Principal Business Equity Interests and Principal Business Transferred Assets, the Principal Closing Date and (b) with respect to any Deferred Business Equity Interests and Deferred Business Transferred Assets, the applicable Deferred Closing Date.

“Representative” means, with respect to any Person, such Person’s directors, legal representatives, officers, employees, counsel, financial advisors, accountants, financing sources, auditors, agents and other authorized representatives (whether third-party or otherwise).

“Required Quarters” means, (a) if the Principal Closing occurs on or after August 9, 2021, but prior to November 8, 2021, the fiscal quarters ending March 31, 2021 and June 30, 2021, and (b) if the Principal Closing occurs on or after November 8, 2021, the fiscal quarters ending March 31, 2021, June 30, 2021 and September 30, 2021.

“Restructuring Taxes” means any Taxes incurred by a Transferred Entity as a direct result of any Restructuring to the extent such Taxes would not have arisen but for implementing the relevant Restructuring (including, for the avoidance of doubt, any Taxes accelerated as a direct result of any Restructuring).

“Retained Businesses” means all businesses now, previously or hereafter conducted by Sellers or any of their Affiliates, other than the Businesses, and “Retained Business” specifically includes the Specified Retained Businesses.

“Retained Entities” means Sellers and their respective Affiliates other than the Transferred Entities.

“Retained Fiduciary Account” means any Fiduciary Accounts of the Retained Entities.

“Retained Fiduciary Accounts Payable” means any Fiduciary Accounts Payable of the Retained Entities.

“Retained Fiduciary Accounts Receivable” means any Fiduciary Accounts Receivable of the Retained Entities.

“Reverse Carve-Out Employees” means those employees of the Transferred Entities who are not exclusively or primarily engaged in the Businesses.

“Sapphire Equity Awards” means the Sapphire Options, the Sapphire RSU Awards, the Sapphire PSU Awards, the Sapphire Phantom Stock Unit Awards and any other Sapphire equity-based awards granted under a Sapphire Equity Plan or otherwise (other than the Sapphire ESPPs).

“Sapphire Equity Plan” means the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended and all sub-plans thereunder; the Willis Towers Watson Public Limited Company Amended and Restated 2009 Long Term Incentive Plan, as amended; Extend Health Amended and Restated 2007 Equity Incentive Plan; Liazon Amended and Restated 2011 Equity Incentive Plan; and any other equity-based incentive plan maintained by Sapphire or assumed by Sapphire in connection with prior acquisitions, as applicable (other than the Sapphire ESPPs).

“Sapphire ESPPs” means the Willis Towers Watson Public Limited Company Amended and Restated 2010 North American Employee Stock Purchase Plan; the Rules of the Willis Towers Watson Public Limited Company Sharesave Plan 2001 for the United Kingdom, as amended; and the Trust Deed and Rules of the Towers Watson Limited Share Incentive Plan 2005 (U.K.).

“Sapphire Options” means all options to purchase Sapphire Shares, whether granted pursuant to the Sapphire Equity Plans or otherwise (other than the Sapphire ESPPs).

“Sapphire PSU Awards” means all restricted share units payable in Sapphire Shares or whose value is determined with reference to the value of Sapphire Shares whether granted pursuant to the Sapphire Equity Plans or otherwise with performance-based vesting or delivery requirements, other than the Sapphire RSU Awards and the Sapphire Phantom Stock Unit Awards.

“Sapphire RSU Awards” means all restricted share units payable in Sapphire Shares or whose value is determined with reference to the value of Sapphire Shares, whether granted pursuant to the Sapphire Equity Plans or otherwise, other than the Sapphire PSU Awards and the Sapphire Phantom Stock Unit Awards.

“Sapphire Phantom Stock Unit Awards” means all cash-settled phantom units whose value is determined with reference to the value of Sapphire Shares, whether granted pursuant to the Sapphire Equity Plans or otherwise that vest based on the performance of Sapphire Shares over the relevant performance period, other than the Sapphire PSU Awards and the Sapphire RSU Awards.

“Sapphire Shares” means the ordinary shares, nominal value $0.000304635 per share, of Sapphire.

“Sapphire UK ServiceCo” means Willis Limited, the Retained Entity employer of the UK Automatic Transfer Employees.

“SEC” means the United States Securities and Exchange Commission.

“Section 338(g) Taxes” means any United States federal, state and local Taxes that would not have been imposed but for the Non-U.S. Section 338 Elections or any elections under United States federal, state or local law that are required to be made as a result of any Non-U.S. Section 338 Elections.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized Processing of Business Data, any unauthorized access to the IT Systems, or any incident that may require notification to any Person, Governmental Authority, or any other entity under Privacy Requirements or, where applicable, any Contracts relating to the protection or the Processing of Business Data.

“Seller Deferred Closing Taxes” means any Income Taxes imposed on (i) a Deferred Business Transferred Entity or for which a Deferred Business Transferred Entity is liable to the extent the payment of such Income Taxes gives rise to a Tax Attribute in such amount for Sellers or any Retained Entity and which Tax Attribute results in an actual reduction in cash taxes payable by the Sellers or any of the Retained Entities (determined on a “with and without basis” during the year which includes the Deferred Closing and the following year) and (ii) the Deferred Business Transferred Assets, in each case relating to Tax periods (or portions thereof) beginning after the Principal Closing Date and ending on or before the Deferred Closing Date (using principles similar to those used for determining Taxes allocable to a Straddle Period in accordance with the definition thereof).

“Seller Employee Plan” means each Employee Plan that is not an Assumed Employee Plan.

“Seller Marks” means the Trademarks set forth on Schedule 1.01(m) and any other Trademarks used in the Retained Businesses, and all translations, adaptations, derivations, and combinations thereof, including any Trademarks and related registrations and applications, in each case, that consist of or contain “Willis”, “Towers Watson” or “Willis Towers Watson”; provided, however, that Seller Marks shall not include the Business Trademarks.

“Seller Shared Contract” means any Shared Contract that is held by a Transferred Entity.

“Severance” means the amount payable as compensation for loss of employment, including any contractual or notice payments or payments in lieu of notice, accrued holiday, bonus, or other accrued remuneration, or other amounts payable to an employee on termination.

“Severance Arrangements” means each Employee Plan that is listed on Schedule 3.11(a) and on Schedule 3.11(u) and is a plan or policy with an Identified Employee, under which Severance greater than the minimum required under applicable Law is payable to an Identified Employee.

“Shared Contract” means any Contract to which any Seller or any of its Subsidiaries is a party with any non-affiliated third party and which benefits both any of the Businesses, on the one hand, and any of the Retained Businesses, on the other hand. For the avoidance of doubt, for purposes of this Agreement the definition of “Shared Contract” shall exclude (a) Employee Plans, (b) those Contracts, arrangements or understandings that are contemplated by or otherwise addressed in this Agreement and the other Transaction Documents, including the Transition Services Agreement, (c) any Contract which is an enterprise-wide contract of Sapphire and its Subsidiaries applying to the Businesses and the Retained Business and any Contract which provides for a COTS License (excluding, for purposes of this clause (c) the dollar threshold in clause (b) of the definition of COTS License), and (d) master client contracts for brokerage services other than those exclusively (in all but de minimis respects) related to the Business (and excluding, for the avoidance of doubt, any scopes of work under such master contracts) (the Contracts contemplated by clauses (a) through (d) collectively, the “Excluded Shared Contracts”).

“Software” means all computer programs, applications, interfaces, operating systems or embedded software programs or applications, including source code, object code, firmware, development tools, test suites, files, records and data, processes, scripts, routines used to process data, web sites (including related computer code and content), media on which any of the foregoing is recorded, improvements, modifications, enhancements, versions and releases relating thereto, and all documentation related to any of the foregoing, irrespective of the media on which it is recorded.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified E&O Liabilities” means (i) Liabilities to the extent arising from or related to the matters set forth on Schedule 1.01(v), and (ii) any other Liabilities to the extent arising from or related to any E&O Claims that have been made prior to the Principal Closing.

“Specified Excluded Real Property Leases” means those certain leases set forth on Schedule 1.01(n).

“Specified Retained Businesses” means the businesses set forth on Schedule 1.01(o).

“Specified Retained Policy” means any policy of insurance or reinsurance which is Placed by any Transferred Entity other than the Business Policies, in each case in effect as of the Relevant Closing Date, including as of the date hereof those Specified Retained Policies set forth on Schedule 1.01(p).

“Specified Retained Policyholder” means (i) the legal holder of a Specified Retained Policy, or (ii) an intermediary acting, directly or indirectly, for or on behalf of the legal holder of a Specified Retained Policy in connection with a Specified Retained Policy.

“Specified Retained Renewal Data” means the details of the Specified Retained Policyholders and, to the extent related to the Retained Businesses, the details of all policies of insurance or reinsurance, including the Specified Retained Policies.

“Specified Retained Renewal Goodwill” means the exclusive right to represent to third parties that a Person is carrying on the Specified Retained Businesses in succession to the Transferred Entities with respect to the Specified Retained Policies.

“Specified Retained Renewal Rights” means the exclusive right with effect on and from the date of the Relevant Closing to use the Specified Retained Renewal Data for the sole purpose of inviting renewal to the Specified Retained Policyholders upon expiry of the Specified Retained Policies that exist as of the Relevant Closing Date, in each case in respect of such Specified Retained Policies, including the Specified Retained Renewal Goodwill.

“Specified Retained Subsidiaries” means the Persons set forth on Schedule 1.01(q).

“Specified Treaty Reinsurance Brokerage Services” means the matters set forth on Schedule 1.01(r).

“SSE” means the substantial shareholding exemption under Part 1, Schedule 7AC, of the UK Taxation of Chargeable Gains Act 1992.

“Straddle Period” means with respect to the Transferred Entities and their Subsidiaries, any Tax period that includes but does not end on the Principal Closing Date. With respect to Taxes relating to a Straddle Period, the portion of any Tax (or refund or credit of any Tax) that is allocable to a Pre-Closing Tax Period shall (a) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes be deemed to be the amount of such Taxes (or refund or credit of such Taxes) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period ending on and including the Principal Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of all other Taxes be deemed to equal the amount which would be payable (or refunded or credited) if the Straddle Period ended on and included the Principal Closing Date.

“Subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests of such other Person or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person, but excluding, for the avoidance of doubt, the Person listed on Schedule 1.01(s).

“Target Net Working Capital” has the meaning set forth on Schedule 1.01(t).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, production, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax item that could reduce a Tax or create a refund, credit, or other item that causes reduction in an otherwise required liability for Taxes.

“Tax Authority” means any Governmental Authority, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Tax Sharing Arrangement” means any written agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Trademarks” means (a) trademarks, service marks, certification marks, logos, trade dress, trade names, product names, brand names, corporate names, domain names, and other indicia of commercial source of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof, (b) all registrations and applications to register the foregoing anywhere in the world and (c) all goodwill associated with all of the foregoing.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreements, the Transition Services Agreement, the Intellectual Property License Agreement, the ICT Agreements, the Local Transfer Agreements, the Put Option Agreements, the Transfer Agreements and any other deed, bill of sale, endorsement, assignment, certificate or other instrument of conveyance and assignment as the Parties and their respective legal counsels deem reasonably necessary to vest in Buyer or its Affiliates Sellers’ right, title and interest in, to and under the Equity Interests and the Transferred Assets and to evidence Buyer’s or its Affiliates’ assumption of the Assumed Liabilities.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Regulations” means the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses or any country legislation implementing the Directive or any other similar Law, including the TUPE Regulations.

“Transfer Taxes” shall mean transfer, documentary, sales, use, stamp, stock transfer, real property transfer, intangible property transfer, recording, conveyance, registration or similar Taxes together with any interest thereon (which, for the avoidance of doubt, shall not include any (i) Taxes imposed on or determined with reference to net income, profits or gross receipts, including any franchise Taxes imposed in lieu thereof, (ii) direct or indirect capital gains Taxes, including any Taxes imposed on any Transferred Entity as a method of collecting such Taxes or (iii) VAT).

“Transferred Assets” means the assets, properties and businesses held by the Retained Entities and Related to the Businesses (but, for the avoidance of doubt, excluding any Excluded Assets), including the following (to the extent held by any Retained Entity):

a. all rights under the Transferred Real Property Leases, and the furniture, office equipment and communications equipment (other than IT Systems that are Related to the Businesses) located at such premises;

b. all tangible personal property and interests therein, including equipment and other tangible property (i) that is Related to the Businesses (other than furniture, office equipment and communications equipment (other than IT Systems that are Related to the Businesses) located at the Excluded Premises (as defined below)) or (ii) that is otherwise set forth on Schedule 1.01(u)(b)(ii);

c. unless otherwise addressed in this definition (including clause (k) hereof), all rights under all Contracts (i) Related to the Businesses, or (ii) otherwise set forth on Schedule 1.01(u)(c) (the “Purchased Contracts”);

d. all rights, claims, credits, causes of action or rights of set-off against third parties to the extent relating to or arising from the Transferred Assets described in the other clauses hereof (other than to the extent related to any Excluded Liability), the Assumed Liabilities or any employee of any of the Businesses (including any employee that resigned or was terminated following March 31, 2021);

e. all trade accounts receivable and other receivables to the extent relating to or arising from the conduct of the Businesses, which shall include, for the avoidance of doubt, debit payables from third parties (in each case, other than to the extent related to any Excluded Liability);

f. all cash deposits being held as collateral or other security for contractual obligations with respect to the other Transferred Assets or the Assumed Liabilities where the cash in these accounts cannot be withdrawn without curing with a future cash deposit or other financial obligation, including any security deposits with landlords (excluding any cash held in the Transferred Fiduciary Accounts) (collectively, “Required Cash”);

g. all Business Renewal Rights, Business Renewal Data and Business Renewal Goodwill;

h. all prepaid assets to the extent relating or arising from the conduct of the Businesses;

i. all Business Intellectual Property Rights, together with (i) the right to sue or otherwise recover for any past, present or future infringement, dilution, misappropriation or other violations thereof, (ii) all priority rights corresponding thereto, (iii) the right to receive income, royalties and payments due or payable for the exploitation of any Business Intellectual Property Rights and (iv) to the extent used or held for use in the Businesses as of the Principal Closing, all copies and tangible embodiments of any such Intellectual Property Rights including any such copies or tangible embodiments that are comprised of Software, analytical and actuarial tools and models and other technology;

j. all Business Records to the extent Related to the Businesses (other than (x) such Business Records prepared in connection with any Transaction Document, the transactions contemplated thereby or relating to the sale process for the Businesses, bids received from other Persons in connection with the transactions contemplated by the Transaction Documents and information and analysis (including financial analysis) relating to such bids, and (y) the items described in the provisions of the Jewel SAPA analogous to those in the preceding clause (x)) (the “Transferred Business Records”); and

k. Assumed Employee Plans, all Contracts, insurance policies or other funding arrangements relating to the Assumed Employee Plans and assets of the Assumed Employee Plans, in each case, to the extent related to the Transferred Employees (or any participants in Assumed Employee Plans who are former employees of any Transferred Entity).

“Transferred Business Intellectual Property Rights” means the Business Patents, the Business Copyrights, the Business Trademarks and the Other Business Intellectual Property Rights, and all goodwill associated with any of the foregoing.

“Transferred Employee Retention Award” has the meaning set forth on Schedule 5.01(j) of the Disclosure Schedules.

“Transferred Entities” means the Persons listed on Annex 3 which may be amended from time to time by written agreement of the Parties.

“Transferred Entities Business Intellectual Property Rights” means the Intellectual Property Rights owned by the Transferred Entities.

“Transferred Entity Employees” means the employees, Directors and Workers of the Transferred Entities, other than the Reverse Carve-Out Employees.

“Transferred Fiduciary Account” means any Fiduciary Accounts of the Transferred Entities.

“Transferred Fiduciary Accounts Payable” means any Fiduciary Accounts Payable of the Transferred Entities.

“Transferred Fiduciary Accounts Receivable” means any Fiduciary Accounts Receivable of the Transferred Entities.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Sapphire, on the one hand, and Buyer and its applicable Affiliates, on the other hand, in the form agreed by the parties pursuant to Section 5.20(a).

“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246) (as amended).

“UK Automatic Transfer Employees” means the Automatic Transfer Employees located in the United Kingdom.

“UK Loan Notes” has the meaning ascribed thereto in Schedule 2.06(a) of the Disclosure Schedules.

“UK Newco” means a company to be incorporated under the laws of England and Wales by Willis Limited.

“UK Tax Election” has the meaning as defined in Section 6.08.

“Unrestricted Fiduciary Cash” means the amount of cash held in the Transferred Fiduciary Accounts plus Transferred Fiduciary Accounts Receivable less the Transferred Fiduciary Accounts Payable.

“Upfront Purchase Price” means (i) three billion two-hundred and fifty million Dollars ($3,250,000,000), plus (ii) Closing Date Cash, minus (iii) the excess (if any) of the Target Net Working Capital over the Closing Date Net Working Capital, plus (iv) the excess (if any) of the Closing Date Net Working Capital over the Target Net Working Capital, minus (v) Closing Date Indebtedness.

“U.S. Transferred Asset” means any Transferred Asset located in, or owned by an Asset Seller incorporated or organized under the Laws of, the United States of America, any state thereof or the District of Columbia.

“U.S. Transferred Entity” means any Transferred Entity treated as a domestic corporation under Section 7701(a) of the Code.

“VAT” means any value-added, excise, sales, use, goods and services or similar Taxes (including any tax imposed in compliance with the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and the United Kingdom value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto) wherever imposed together with any interest, penalties and additions imposed with respect thereto.

“Visa Employees” means the Automatic Transfer Employees who require a work or employment permit, visa or pass to be employed in the country in which they are employed.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local and foreign applicable Laws relating to plant closings, relocations, mass layoffs and employment losses.

“Worker” means any person other than any employee or Director who personally performs services for Sapphire or any of its Subsidiaries (including without limitation services performed as a worker, officer, self-employed contractor or consultant) with respect to the Businesses.

Section 1.02. Cross References. Each of the following terms is defined in the Section or Schedule set forth opposite such term:

Term	Section
“Active Employee”	Section 7.01(a)
“Agreement”	Preamble
“Asset Seller”	Recitals
“Assignable Buyer Shared Contracts”	Section 5.04(a)
“Assignable Seller Shared Contracts”	Section 5.04(a)
“Assignable Shared Contracts”	Section 5.04(a)
“Assumerd Liabilities”	Section 5.19(c)
“Bankruptcy and Equity Exception”	Section 3.03
“Beckmann Benefits”	Section 7.02(f)
“Business 2021 Audited Financial Statements “	Section 5.16(a)
“Business Audited Financial Statements “	Section 5.16(a)
“Business Financial Data”	Section 3.06
“Business Material Contract”	Section 3.18(b)
“Buyer 401(k) Plan”	Section 7.07
“Buyer Indemnitees”	Section 9.02
“Buyer”	Preamble
“Cessation Date”	Section 5.04(b)
“Closing Date Cash”	Section 2.10(a)
“Closing Date Indebtedness”	Section 2.10(a)
“Closing Date Inputs”	Section 2.15(d)
“Closing Date Net Working Capital”	Section 2.10(a)
“Closing Date Unrestricted Fiduciary Cash”	Section 2.10(a)
“Closing Date”	Section 2.08(b)
“Closing”	Section 2.08(b)
“Collective Labor Obligations”	Section 7.09(a)
“Combined Return”	Section 6.02
“Contracting Parties”	Section 11.12
“CTA09”	Section 6.09
“Deferred Closing Date”	Section 2.08(b)
“Deferred Closing”	Section 2.08(b)
“Designated Person”	Section 11.13
“Diamond Services Agreement”	Section 7.01(a)
“Disclosure Schedules”	Article III
“Dollars”	Section 1.03
“DPA”	Section 4.05
“Dutch Assumed Liabilities”	Section 2.16(a)
“Dutch Businesses”	Section 2.16(a)
“Dutch Closing”	Section 2.16(d)
“Dutch Consideration”	Section 2.16(b)
“Dutch Offer”	Section 2.16(b)
“Dutch Put Option”	Section 2.16(a)
“Equity Seller”	Recitals

“Excluded Assets”	Section 2.03
“Excluded Liabilities”	Section 2.05
“Excluded Premises”	Section 2.03(b)
“Fiduciary Adjustment Statement”	Section 2.11(a)
“Final Closing Statement”	Section 2.11(b)
“Final Purchase Price”	Section 2.11(b)(iii)
“Final Unrestricted Fiduciary Cash”	Section 2.11(a)
“France Closing”	Section 2.15(d)
“France Put Option Exercise”	Section 2.15(b)
“French Consideration”	Section 2.15(b)
“French Offer”	Section 2.15(b)
“French Put Option”	Section 2.15(a)
“Identified Business Guarantee”	Section 5.06(a)
“Improvements”	Section 3.14(c)
“Inactive Employee”	Section 7.01(a)
“Indemnified Parties”	Section 5.14(a)
“Indemnified Party”	Section 9.04(a)
“Indemnifying Party”	Section 9.04(a)
“Independent Firm”	Section 2.11(e)
“Information Process”	Section 2.15(a)
“Initial Outside Date”	Section 10.01(e)
“Joint Steering Committee”	Section 5.21
“Leased Business Real Property”	Section 3.14(b)
“List”	Section 3.12(b)
“Local Transfer Agreements”	Section 2.13
“Losses”	Section 9.02
“Material Leased Business Real Property “	Section 3.14(b)
“Material Transferred Real Property Lease”	Section 3.14(b)
“Netherlands Put Option Exercise”	Section 2.16(b)
“Non-Assignable Assets”	Section 2.07(a)
“Non-Assignable Buyer Shared Contracts”	Section 5.04(b)
“Non-Assignable Seller Shared Contracts”	Section 5.04(b)
“Non-Assignable Shared Contracts”	Section 5.04(b)
“Non-Business Assets”	Section 2.06(a)
“Non-Business Liabilities”	Section 2.06(a)
“Nonparty Affiliates”	Section 11.12
“Non-U.S. Section 338 Elections”	Section 6.03(e)
“Notice of Objection”	Section 2.11(d)
“OFAC”	Section 3.25(a)
“Outside Date”	Section 10.01(e)
“Parties”	Preamble
“Party”	Preamble
“Payor”	Section 2.14
“Pension Schemes”	Section 3.11(j)
“Permit Approvals”	Section 5.05(a)
“Permits”	Section 3.05(b)

“Post-Closing Welfare Plan Period”	Section 7.02(d)
“Pre-Closing Buyer Prepared Tax Return”	Section 6.01(b)
“Preliminary Allocation Schedule”	Section 6.04(b)
“Preliminary Closing Statement”	Section 2.10(a)
“Preliminary Upfront Purchase Price”	Section 2.10(b)
“Principal Closing Date”	Section 2.08(a)
“Principal Closing”	Section 2.08(a)
“Prior Business Counsel”	Section 11.13
“Privileged Information”	Section 5.10(d)
“Privileges”	Section 5.10(d)
“PTO”	Section 7.03
“Put Option Agreements”	Recitals
“Put Option Beneficiaries”	Recitals
“Regulatory Approvals”	Section 5.03(a)
“Relating”	Section 3.14(a), Section 3.14(b)
“Relevant Period”	Section 7.02(a)
“Replacement Contract”	Section 5.04(b)
“Required Regulatory Clearances”	Section 8.01(d)
“Restricted Companies”	Section 5.13(a)
“Restructurings”	Section 2.06(a)
“Retained Available Insurance Policies”	Section 5.09(b)
“Retained Business Guarantee”	Section 5.06(b)
“Retained Coverage Claims”	Section 5.09(b)
“Retained Employee”	Section 7.01(a)
“Retained Policies”	Section 5.09(a)
“Sanctioned Person”	Section 3.25(a)
“Sanctioned Territory”	Section 3.25(a)
“Sapphire Services Agreement”	Section 7.01(a)
“Sapphire”	Preamble
“Section 338(h)(10) Elections”	Section 6.04(a)
“Section 5.09(c) Coverage Claims”	Section 5.09(c)
“Section 5.16 Financial Statements “	Section 5.16(a)
“Seller Indemnities”	Section 9.03
“Seller Welfare Plan”	Section 7.02(d)
“Sellers 401(k) Plan”	Section 7.07
“Sellers”	Recitals
“Specified Matters and Information”	Section 5.10(d)
“Specified Persons “	Section 5.13(a)
“Survival Expiration Date”	Section 9.01
“Tax Matter”	Section 6.02(a)
“Third Party Approvals”	Section 5.05(a)
“Third Party Claim”	Section 9.04(a)
“TOGC”	Section 6.07(c)
“Top Client”	Section 3.23
“Trade Controls”	Section 3.25(a)
“Transfer Agreements”	Recitals

“Transferee”	Section 5.05(b)
“Transferred Assets”	Section 5.19(c)
“Transferred Available Insurance Policies”	Section 5.09(c)
“Transferred Business Employees”	Section 7.01(a)
“Transferred Employees”	Section 7.01(a)
“Transferred Real Property Lease”	Section 3.14(b)
“Transferring Party”	Section 5.05(b)
“U.S. Transferred Employee”	Section 7.02(b)
“Undisclosed Employee”	Section 7.09(b)
“Unresolved Items”	Section 2.11(e)
Buyer Cash Award	Section 7.13
Cancelled Awards	Section 7.13
Sapphire Equity Awards	Section 1.01
Sapphire Equity Plan	Section 1.01
Sapphire ESPPs	Section 1.01
Sapphire Options	Section 1.01
Sapphire Phantom Stock Unit Awards	Section 1.01
Sapphire PSU Awards	Section 1.01
Sapphire RSU Awards	Section 1.01
Sapphire Shares	Section 1.01

Section 1.03. Interpretation. The table of contents, titles, headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “hereby,” “herewith,” “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; (e) references to “Articles,” “Sections,” “Exhibits,” “Annexes” or “Schedules” shall be to Articles, Sections, Exhibits, Annexes or Schedules of or to this Agreement (in each case, as amended or modified in accordance with the terms and provisions of this Agreement); (f) all Exhibits, Annexes or Schedules of or to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in such Exhibits, Annexes or Schedules and not otherwise defined therein shall have the meaning set forth in this Agreement; (g) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the sign “$” and the term “Dollars” means the lawful currency of the United States of America; (i) all references to “days” mean calendar days and all references to time mean Eastern Time in the United States of America, in each case unless otherwise indicated; (j) any references in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality; (k) derivative forms of defined terms shall have correlative meanings; (l) the term “or” shall not be deemed to be exclusive, (m) all references to “facultative reinsurance” include bundled facultative reinsurance, and (n) the phrase “made available,” “delivered” or words of similar import shall mean the document was made available for viewing by Buyer and its Representatives in the “Project Jewel” or “Project Tantalus” electronic data rooms hosted by Intralinks prior to

12:01 am, New York City time, on the date of this Agreement or publicly in the forms, documents and reports filed or furnished by Sapphire with the SEC since January 1, 2018 (including exhibits and other information incorporated by reference therein) and publicly available at least two calendar days prior to the date of this Agreement (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) (provided, that this clause regarding the public filings shall not be applicable to Sections 3.03, 3.06, 3.08, 3.09, and 3.21). The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Equity Interests.

(a) At the Principal Closing, upon the terms and subject to the conditions of this Agreement, Sapphire agrees to cause the Equity Sellers to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to, or to cause its Affiliates to, purchase, acquire and accept from the Equity Sellers, all of the Equity Sellers’ right, title and interest in and to the Principal Business Equity Interests; provided, however, that the sale of the Put Option Equity under the Transfer Agreements is subject to the exercise of the applicable Put Option.

(b) At each Deferred Closing, upon the terms and subject to the conditions of this Agreement, Sapphire agrees to cause the Equity Sellers to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to, or to cause its Affiliates to, purchase, acquire and accept from the Equity Sellers, all of the Equity Sellers’ right, title and interest in and to the applicable Deferred Business Equity Interests; provided, however, that the sale of the Put Option Equity under the Transfer Agreements is subject to the exercise of the applicable Put Option.

Section 2.02. Purchase and Sale of the Transferred Assets.

(a) At the Principal Closing and upon the terms and subject to the conditions of this Agreement, Sapphire agrees to cause the Asset Sellers to sell, assign, transfer, convey and deliver to Buyer (and Sapphire agrees to cause any of their other Subsidiaries that own Principal Business Transferred Assets and do not constitute Transferred Entities to sell, assign, transfer, convey and deliver to Buyer), and Buyer agrees to, or to cause its Affiliates or Permitted Designees to, purchase, acquire and accept from the Asset Sellers (and such other Subsidiaries of Sapphire, if any) all of the Asset Sellers’ (and of such other Subsidiaries of Sapphire, if any) right, title and interest in and to the Principal Business Transferred Assets; provided, however, that the sale of the Put Option Assets under the Transfer Agreements are subject to the exercise of Put Option.

(b) At each Deferred Closing and upon the terms and subject to the conditions of this Agreement, Sapphire agrees to cause the Asset Sellers to sell, assign, transfer, convey and deliver to Buyer (and Sapphire agrees to cause any of their other Subsidiaries that own Deferred Business Transferred Assets and do not constitute Transferred Entities to sell, assign, transfer, convey and deliver to Buyer), and Buyer agrees to, or to cause its Affiliates or Permitted Designees to, purchase, acquire and accept from the Asset Sellers (and such other Subsidiaries of Sapphire, if any) all of the Asset Sellers’ (and of such other Subsidiaries of Sapphire, if any) right, title and interest in and to the Deferred Business Transferred Assets; provided, however, that the sale of the Put Option Assets under the Transfer Agreements are subject to the exercise of Put Option.

Section 2.03. Excluded Assets. The following assets, properties and businesses of the Retained Entities and any other asset, property or business of Sapphire and/or any of its Subsidiaries that is not Related to the Businesses (collectively, the “Excluded Assets”) shall be excluded from the Transferred Assets:

(a) any owned real property;

(b) any Specified Excluded Real Property Lease and any Contract related to the leasing or subleasing of real property and all rights thereunder (other than the Transferred Real Property Leases and any subleases, licenses or occupancy agreements pertaining to such Transferred Real Property Leases) (the premises thereunder, collectively, the “Excluded Premises”), and the office equipment, furniture and communications equipment (other than IT Systems that are Related to the Business) located at the Excluded Premises;

(c) the Excluded Shared Contracts and, unless otherwise addressed in the definition of Transferred Assets or this Section 2.03, all other Contracts that are not Purchased Contracts;

(d) all cash, cash equivalents and marketable securities on hand or in banks, including the Retained Fiduciary Accounts (except for (i) Required Cash and (ii) any cash held in a Transferred Fiduciary Account), all Fiduciary Accounts Receivable of the Retained Entities, and all assets of the Retained Entities that would constitute Net Working Capital if held by a Transferred Legal Entity;

(e) all bank accounts, including the Retained Fiduciary Accounts (and excluding, for the avoidance of doubt, the Transferred Fiduciary Accounts);

(f) all Intellectual Property Rights, other than (i) the Business Intellectual Property Rights, and (ii) any rights to third-party Intellectual Property Rights licensed pursuant to Purchased Contracts;

(g) to the extent used or held for use in the Retained Businesses as of the Principal Closing, all copies and tangible embodiments of any Business Intellectual Property Rights licensed for use by Sellers under the Intellectual Property License Agreement including any such copies or tangible embodiments that are comprised of Software, analytical and actuarial tools and models and other technology;

(h) all Permits (excluding, for the avoidance of doubt, Permits held by a Transferred Entity);

(i) all insurance policies issued to Sapphire and its Subsidiaries other than the Transferred Entities and, subject to Section 5.09, all rights, claims, credits or causes of action thereunder;

(j) all refunds and credits, claims for refunds or credits and rights to receive refunds or credits of Taxes with respect to Taxes arising out of, relating to or in respect of the Transferred Assets and the Businesses for any Pre-Closing Tax Period;

(k) all Business Records other than the Transferred Business Records, including all minute books, corporate records (such as stock registers) and Organizational Documents;

(l) Business Data otherwise forming part of the Transferred Assets which exceeds the retention periods as are provided in the document retention policies and procedures of the Business and/or which does not relate to the Business Policyholders, including, but not limited to data of any Retained Entities or the Excluded Assets;

(m) all Seller Employee Plans, all Assumed Employee Plans (but only to the extent not related to the Transferred Employees) and any other plan, scheme, program, policy, practice, agreement, arrangement or contract which any Seller or any of their respective Affiliates sponsors or maintains or with respect to which any Seller or any of their respective Affiliates contributes, is a party or has any liability (other than any Assumed Employee Plan), including all Contracts, insurance policies or other funding arrangements, relating to or arising from, and assets of, such arrangements;

(n) all Specified Retained Renewal Rights and Specified Retained Renewal Goodwill;

(o) all assets sold, transferred or otherwise disposed of in compliance with the terms of the Transaction Documents from the date hereof until the Relevant Closing;

(p) all rights of any of the Retained Entities expressly set forth in the Transaction Documents;

(q) the Put Options Assets unless and until the applicable Put Option is exercised and the parties have duly executed and delivered the applicable Transfer Agreement (at which time the Put Option Assets shall be Transferred Assets);

(r) Retained Fiduciary Accounts Receivables; and

(s) those assets and properties listed on Schedule 2.03(s).

Section 2.04. Assumed Liabilities. At the Principal Closing or, subject to Section 5.01, Deferred Closing, as applicable, and upon the terms and subject to the conditions of this Agreement, Buyer shall, or shall cause its Affiliates to, assume, timely perform and discharge in accordance with their respective terms all Assumed Liabilities to the extent relating to the Principal Business Transferred Assets or Deferred Business Transferred Assets, as applicable.

Section 2.05. Excluded Liabilities. Buyer is assuming only the Assumed Liabilities from the Retained Entities and is not assuming any other Liability of any of the Retained Entities of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of the Retained Entities (all such Liabilities not being assumed being herein referred to collectively as the “Excluded Liabilities”), including the following:

(a) all Liabilities to the extent based upon, relating to or arising from the operation or conduct of the Retained Businesses;

(b) all Liabilities retained by the Retained Entities pursuant to Article VII;

(c) all outstanding Indebtedness of the Retained Entities and all liabilities of the Retained Entities that would constitute Net Working Capital if held by a Transferred Entity;

(d) the Retained Fiduciary Accounts Payable;

(e) (i) all Liabilities in respect of Title IV of ERISA, including any Liabilities with respect to any plan, policy, agreement or arrangement which is subject to Title IV of ERISA, or on account of any violation of COBRA and (ii) all Liabilities related to, arising from or in connection with all Seller Employee Plans and any other plan, scheme, program, policy, practice, agreement, arrangement or contract which any Seller or any of their respective Affiliates sponsors or maintains or with respect to which any Seller or any of their respective Affiliates contributes, is a party or has any liability (other than any Assumed Employee Plan to the extent related to the Transferred Employees or any participants in Assumed Employee Plans who are former employees of any Transferred Entity);

(f) all Taxes arising out of, relating to or in respect of the Transferred Assets or the Businesses for all Pre-Closing Tax Periods and any Taxes for which Sapphire is responsible pursuant to Section 9.02(c) and Article VI;

(g) all obligations of Sellers and their Affiliates to any broker, finder or agent for any investment banking or brokerage fees, finders’ fees or commission relating to the Transaction;

(h) any intercompany accounts payable between the Retained Businesses on the one hand and the Business on the other hand (other than intercompany accounts payable arising as a result of ordinary course commercial services (other than those with a maturity date longer than one year from the date of invoice));

(i) any all guarantees, letters of credit, letters of comfort, bonds (including customs, bid and performance bonds), sureties and other credit support or assurances to the extent provided in support of any obligation of the Retained Businesses or the Retained Entities; and

(j) all Specified E&O Liabilities.

Section 2.06. Pre-Closing Restructuring.

(a) Prior to the Principal Closing (in respect of the Principal Business Equity Interests and the Principal Business Transferred Assets) and prior to the applicable Deferred Closing (in respect of the Deferred Business Equity Interests and the Deferred Business Transferred Assets),

Sapphire (i) shall use reasonable best efforts to effect, or cause the other Sellers or the Transferred Entities, at all times in accordance with applicable Law (including notifying clients and customers), to effect, all transfers and take all such actions as are necessary so that as of the Relevant Closing (A) the internal restructuring transactions set forth on Schedule 2.06(a)(i)(A), shall be consummated in the manner described on such Schedule, (B) assets, properties and businesses of the Transferred Entities that, if held by the Retained Entities, would constitute Excluded Assets (applying Section 2.03 mutatis mutandis) (collectively, the “Non-Business Assets”) shall be transferred to any of the Retained Entities and (C) except as otherwise set forth in this Agreement, any Liability of the Transferred Entities that, if a Liability of a Retained Entity, would constitute an Excluded Liability applying Section 2.05 mutatis mutandis (collectively, the “Non-Business Liabilities”) shall be assigned to any of the Retained Entities and (ii) may effect, or cause the Transferred Entities to effect, any transfer or other action as necessary to undertake any other restructurings that would not reasonably be expected, individually or in the aggregate (A) to materially interfere with, prevent or materially delay the ability of Sellers to perform their obligations under the Transaction Documents or consummate the transactions contemplated thereby, (B) to change the overall scope of the Businesses being sold to Buyer under this Agreement or the allocation of assets and Liabilities otherwise contemplated by this Agreement or (C) to result in material adverse Tax consequences to Buyer, its Affiliates or any Transferred Entities (taking into account Sapphire’s obligations pursuant to Article VI and Section 9.02) (collectively referred to as the “Restructurings”); provided, however, that (1) Restructurings that would not otherwise be permitted under the foregoing clause (ii) may be completed with the prior written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed), (2) the completion of any or all such Restructurings shall not be a condition to any Closing, (3) no Restructurings (other than in a manner consistent in all material respects with that set forth on Schedules 2.06(a)(i)(A) in respect of any Brexit Assets shall be completed without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) and (4) with respect to UK Newco, Sapphire shall consult in good faith with Buyer regarding such Restructurings and shall consider in good faith Buyer’s reasonable comments in respect of such implementation. At Buyer’s reasonable request, Sapphire shall provide Buyer with reasonable updates from time to time on the status of the Restructurings.

Section 2.07. Limitation on Assignment. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of, or an agreement to assign, any Transferred Asset (or any right thereunder) or any Non-Business Asset (or right thereunder) (such Transferred Assets and Non-Business Assets, collectively, the “Non-Assignable Assets”), if an attempted assignment or agreement to assign, respectively, without the consent or approval of any third Person or Governmental Authority, would constitute a breach thereunder or a violation of applicable Law or Contract to which any Party or its Affiliates are a party. Once such consent or approval is obtained from such Person or Governmental Authority, in each case, in accordance with Section 5.05, the applicable Non-Assignable Asset shall be deemed to have been automatically assigned and transferred to, and assumed by, the applicable Party intended to receive such assignment on the terms set forth in this Agreement, as of the Relevant Closing, for no additional consideration.

Section 2.08. Closings.

(a) The closing of the purchase and sale of the Principal Business Equity Interests and the Principal Business Transferred Assets (provided, however, that the sale of the applicable Put Option Assets and the Put Option Equity under the Transfer Agreements are subject to the exercise of the Put Option) and the assumption of the Assumed Liabilities (the “Principal Closing”) contemplated hereby shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, 401 9th Avenue, New York, New York 10001, as promptly as practicable, but in no event later than the third (3rd) Business Day, following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Principal Closing but subject to the satisfaction of such conditions), or on such other date or at such other place as the Parties mutually agree in writing (the date on which the Principal Closing occurs, the “Principal Closing Date”).

(b) The closing of the transfer of the Deferred Business Transferred Assets and the Deferred Business Equity Interests (each a “Deferred Closing”, and each Deferred Closing and the Principal Closing, a “Closing”) will occur as soon as reasonably practicable on or after the Principal Closing Date (provided, however, that the sale of the Put Option Assets and the Put Option Equity under the Transfer Agreements are subject to the exercise of the applicable Put Option) and not later than the date that is three (3) Business Days after the conditions set forth in Article VIII with respect to such Deferred Business (other than those conditions that by their nature are to be satisfied by actions taken at the Deferred Closing but subject to the satisfaction of such conditions) have been satisfied or, to the extent permitted by applicable Law, waived by such date (each such date, a “Deferred Closing Date” and together, with the Principal Closing Date, the “Closing Date”). During the period from and after the Principal Closing Date until the occurrence of the applicable Deferred Closing, none of the applicable Deferred Business Transferred Assets or Deferred Business Equity Interests shall be transferred to or assumed by Buyer.

(c) The Parties acknowledge and agree that (i) all proceedings at any Closing shall be deemed to be taken, and all documents to be executed and delivered by all Parties at such Closing shall be deemed to have been executed and delivered, simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) such Closing shall be deemed to have occurred at 12:01 a.m. New York City time, in respect of the Principal Closing, and at such time as the Parties may mutually agree for each Deferred Closing (it be understood that absent such agreement, such Closing shall be deemed to have occurred at 12:01 a.m. local time).

Section 2.09. Closing Deliverables.

(a) Subject to the terms and conditions hereof, at the Principal Closing, Sapphire shall deliver to Buyer:

(i) Assignment and Assumption Agreements duly executed by the applicable Asset Sellers in respect of the Principal Business Transferred Assets;

(ii) to the extent the Principal Business Equity Interests are certificated, certificates evidencing such Principal Business Equity Interests, duly endorsed in blank or accompanied by powers duly executed in blank or, to the extent such Principal Business Equity Interests are not certificated, other duly executed instruments of transfer as required in order to validly transfer title in and to the Principal Business Equity Interests to Buyer or a controlled Affiliate of Buyer;

(iii) the Transition Services Agreement duly executed by the applicable Sellers;

(iv) the Intellectual Property License Agreement duly executed by Sapphire or its designee;

(v) the ICT Agreements duly executed by Sapphire or its designee;

(vi) the applicable Local Transfer Agreements duly executed by the applicable Sellers;

(vii) resignations from their director and officer positions, as applicable, of all directors and officers of the Transferred Entities included in the Principal Closing that are not Identified Employees to the extent requested by Buyer, in each case effective as of the Principal Closing;

(viii) IRS Forms 8023 (and any state forms) as required to effect the Section 338(h)(10) Elections, completed and properly executed by the applicable Equity Seller;

(ix) the closing certificate of Sellers dated as of the Principal Closing Date as provided for in Section 8.02(d) and duly executed by Sapphire;

(x) evidence of the release of all Liens in respect to indebtedness for borrowed money, other than Permitted Liens, on the Principal Business Transferred Assets and the property and assets of the Principal Business Transferred Entities; and

(xi) a properly executed IRS Form W-9 for each applicable Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(b) Subject to the terms and conditions hereof, at the Principal Closing, Buyer shall deliver to Sellers:

(i) the Preliminary Upfront Purchase Price and the Closing Date Unrestricted Fiduciary Cash, which Buyer shall pay via wire transfer of immediately available funds to an account or accounts designated in writing by Sellers (which designation shall be delivered to Buyer at least five (5) Business Days prior to the Relevant Closing Date);

(ii) Assignment and Assumption Agreements duly executed by Buyer and its Permitted Designees in respect of the Principal Business Transferred Assets (to the extent not otherwise transferred by virtue of a Local Transfer Agreement);

(iii) the Transition Services Agreement duly executed by Buyer;

(iv) the Intellectual Property License Agreement duly executed by Buyer or its Permitted Designee;

(v) the ICT Agreements duly executed by Buyer and its applicable Affiliates;

(vi) the applicable Local Transfer Agreements duly executed by Buyer or its applicable Permitted Designees;

(vii) IRS Forms 8023 (and any state forms) as required to effect the Section 338(h)(10) Elections, completed and properly executed by Buyer or its applicable Affiliates; and

(viii) the closing certificate of Buyer dated as of the Principal Closing Date as provided for in Section 8.03(c) and duly executed by Buyer.

(c) Subject to the terms and conditions hereof, at each Deferred Closing, Sapphire shall deliver to Buyer:

(i) Assignment and Assumption Agreements duly executed by each applicable Asset Seller in respect of the Deferred Business Transferred Assets (to the extent not otherwise transferred by virtue of a Local Transfer Agreement);

(ii) the applicable Local Transfer Agreements duly executed by the applicable Sellers;

(iii) to the extent the Deferred Business Equity Interests are certificated, certificates evidencing such Deferred Business Equity Interests, duly endorsed in blank or accompanied by powers duly executed in blank or, to the extent such Deferred Business Equity Interests are not certificated, other duly executed instruments of transfer as required in order to validly transfer title in and to the Deferred Business Equity Interests to Buyer or a controlled Affiliate of Buyer;

(iv) resignations from their director and officer positions, as applicable, of all directors and officers of the Transferred Entities included in such Deferred Closing that are not Identified Employees to the extent requested by Buyer, in each case effective as of such Deferred Closing; and

(v) a properly executed IRS Form W-9 for each applicable Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(d) Subject to the terms and conditions hereof, at each Deferred Closing, Buyer shall deliver to Sellers:

(i) Assignment and Assumption Agreements duly executed by Buyer and its applicable Permitted Designees in respect of the Deferred Business Transferred Assets (to the extent not otherwise transferred by virtue of a Local Transfer Agreement); and

(ii) the applicable Local Transfer Agreements duly executed by Buyer or its Permitted Designees (where applicable).

Section 2.10. Preliminary Closing Statement; Payment of Preliminary Upfront Purchase Price; Repayment of UK Loan Notes.

(a) No later than five (5) Business Days prior to the Principal Closing Date, Sapphire shall deliver to Buyer a preliminary closing statement setting forth in reasonable detail (and together with reasonably detailed supporting documentation) its good faith estimates of Cash of the Transferred Entities and Required Cash and any other Cash that constitutes a Transferred Asset as of immediately prior to the Principal Closing (but excluding, for the avoidance of doubt, any Cash which constitutes an Excluded Asset) (“Closing Date Cash”), Net Working Capital of the Transferred Entities or that otherwise constitutes a Transferred Asset or Assumed Liability as of immediately prior to the Principal Closing (“Closing Date Net Working Capital”), Indebtedness of the Transferred Entities or that otherwise constitutes an Assumed Liability (but excluding, for the avoidance of doubt, any Indebtedness which constitutes an Excluded Liability) as of immediately prior to the Principal Closing (“Closing Date Indebtedness”), Unrestricted Fiduciary Cash as of immediately prior to the Principal Closing (“Closing Date Unrestricted Fiduciary Cash”) and the calculation by Sellers of the Preliminary Upfront Purchase Price based upon such estimates (such statement, the “Preliminary Closing Statement”). The Preliminary Closing Statement shall be prepared in good faith in accordance with the Accounting Principles. Upon receipt of such Preliminary Closing Statement, Buyer shall be permitted to review and provide reasonable comments thereto, and Buyer and Sellers shall cooperate in good faith to resolve any disputes with respect to such estimate and Seller shall reasonably consider any such comments made by Buyer in respect thereof and if the parties agree on any changes to the Preliminary Closing Statement, such revisions shall be deemed included in the applicable calculations for purposes of the Preliminary Upfront Purchase Price.

(b) The amount to be paid at the Principal Closing with respect to the Upfront Purchase Price (the “Preliminary Upfront Purchase Price”) shall equal: (i) three billion two-hundred and fifty million Dollars ($3,250,000,000), plus (ii) Closing Date Cash reflected on the Preliminary Closing Statement, minus (iii) the excess (if any) of the Target Net Working Capital over the Closing Date Net Working Capital reflected on the Preliminary Closing Statement, plus (iv) the excess (if any) of the Closing Date Net Working Capital reflected on the Preliminary Closing Statement over the Target Net Working Capital, minus (v) Closing Date Indebtedness reflected on the Preliminary Closing Statement.

(c) Immediately after the Principal Closing, Buyer shall procure that UK Newco receives an amount equal to the outstanding principal amount of the UK Loan Notes and such amount received by UK Newco is applied to repay the UK Loan Notes in full.

Section 2.11. Post-Closing Adjustments.

(a) Within ninety (90) days after the Principal Closing Date, Buyer shall prepare and deliver to Sellers a proposed final statement (the “Fiduciary Adjustment Statement”) reflecting Buyer’s calculation of the Closing Date Unrestricted Fiduciary Cash (as may be adjusted pursuant to this Section 2.11, the “Final Unrestricted Fiduciary Cash”).

(b) Within one hundred eighty (180) days after the Principal Closing Date, Buyer shall prepare and deliver to Sellers a proposed final closing statement (the “Final Closing Statement”) reflecting Buyer’s calculation of:

(i) the Closing Date Cash, Closing Date Net Working Capital and Closing Date Indebtedness;

(ii) the difference between the Preliminary Upfront Purchase Price and the final Upfront Purchase Price shown on the Final Closing Statement (by substituting the Closing Date Cash, Closing Date Net Working Capital, Closing Date Indebtedness shown on the Final Closing Statement for those previously appearing on the Preliminary Closing Statement); and

(iii) the resulting final Upfront Purchase Price (as may be adjusted pursuant to this Section 2.11, the “Final Upfront Purchase Price”).

(c) The Final Closing Statement and the Fiduciary Adjustment Statement shall be prepared in good faith and in accordance with the Accounting Principles and the definitions contained herein. Nothing in this Section 2.11 is intended to be used to adjust for errors, omissions or inconsistencies that may be found with respect to the Business Financial Data, or any actual or alleged failure of the Business Financial Data to be prepared in accordance with GAAP. Buyer shall not be permitted to introduce accounting principles, procedures, policies, practices, estimates, judgments or methodologies that are inconsistent with the Accounting Principles in the preparation of the Final Closing Statement or the determination of Closing Date Net Working Capital, Closing Date Cash or Closing Date Indebtedness.

(d) Sellers may dispute Buyer’s calculation of the Final Closing Statement (or any element thereof) or the Fiduciary Adjustment Statement by notifying Buyer in writing, setting forth in reasonable detail the particulars of such disagreement (the “Notice of Objection”), within sixty (60) days after Sellers’ receipt of the Final Closing Statement or within fifteen (15) days of Sellers’ receipt of the Fiduciary Adjustment Statement, as applicable. Any item or amount as to which no dispute is raised in the Notice of Objection shall be final, conclusive and binding on the Parties for all purposes hereunder, unless such item or amount is by its nature adjusted in connection with the matters raised in the Notice of Objection. In the event that Sellers do not deliver a Notice of Objection to Buyer within such sixty (60) or fifteen (15) day period, as applicable, Sellers shall be deemed to have accepted Buyer’s calculation of the items set forth in the Final Closing Statement or Fiduciary Adjustment Statement, as applicable. In connection with the review by Sellers of the Final Closing Statement and Fiduciary Adjustment Statement, Buyer shall (i) permit Sellers and their Representatives to have reasonable access (subject to the execution of customary work paper access letters, if requested) to the books, records and other documents (including work papers, schedules, financial statements and memoranda) pertaining to the preparation of the Final Closing Statement or Fiduciary Adjustment Statement, as applicable and the calculation of the Closing Date Net Working Capital, Closing Date Cash, Closing Date Indebtedness and Closing Date Unrestricted Fiduciary Cash and (ii) provide Sellers and their Representatives reasonable access to employees and accountants (subject to the execution of customary access letters, if requested) of Buyer and the Transferred Entities as reasonably requested by Sellers to verify the accuracy of the Final Closing Statement or Fiduciary Adjustment Statement, as applicable (and, in each case, the elements thereof). Buyer shall use reasonable best efforts to cause the employees and accountants of Buyer and the Transferred Entities to cooperate in all reasonable respects with Sellers and their Representatives in connection with their review of such work papers and other documents and information relating to the calculation of the Closing Date Net Working Capital, Closing Date Cash, Closing Date Unrestricted Fiduciary Cash, and Closing Date Indebtedness, as Sellers may reasonably request and that are available to Buyer and its Affiliates, including the Transferred Entities, or any of their respective accountants. In the event that a Notice of Objection is timely delivered, Buyer and Sellers shall use their respective good faith efforts for a period of forty five (45) days after Buyer’s receipt of the Notice of Objection, or such longer period as the Parties may agree in writing, to resolve any disagreements set forth in the Notice of Objection.

(e) If Buyer and Sellers are unable to resolve such disagreements within such forty five (45) day period (or such longer period as the Parties shall have agreed in writing), then KPMG LLP (or such other independent accounting firm of recognized international standing as may be mutually selected by Buyer and Sellers) (the “Independent Firm”) shall be appointed, acting as an expert and not an arbitrator, to resolve any items that remain in dispute at the end of such period (the “Unresolved Items”), but in no case shall the Independent Firm review or propose any resolution for any matters that have not been raised in the Notice of Objection. If KPMG LLP is unwilling or unable to serve in such capacity and the Parties are not able to mutually select an alternative independent accounting firm that is willing and able to serve in such capacity, then Sellers shall within ten (10) days deliver to Buyer a listing of three (3) other accounting firms of internationally recognized standing and Buyer shall within ten (10) days after receipt of such list, select one of such three (3) accounting firms to act as the Independent Firm.

(f) Buyer and Sapphire shall instruct the Independent Firm to determine as promptly as practicable, and in any event within sixty (60) days after the date on which such dispute is referred to the Independent Firm, based solely on the provisions of this Agreement, and the written presentations by Sellers and Buyer, and not on an independent review, whether and to what extent (if any) the calculations set forth in the Final Closing Statement or Fiduciary Adjustment Statement, as applicable, require adjustment. In resolving any Unresolved Item, the Independent Firm (i) may not assign a value to any item greater than the greatest value for such item claimed by Sellers or Buyer or less than the smallest value for such item claimed by Sellers or Buyer, (ii) may not take oral testimony from the Parties or any other Person and (iii) shall not consider any facts that have occurred after the Principal Closing. Sellers and Buyer shall give each other copies of any written submissions at the same time as they are submitted to the Independent Firm. Buyer shall bear and pay a percentage of the fees and expenses of the Independent Firm that is equal to the percentage of the total dollar amount of changes to the Final Upfront Purchase Price proposed by Sellers that are successful, and Sellers shall bear and pay a percentage of the fees and expenses of the Independent Firm that is equal to the percentage of the total dollar amount of changes to the Final Upfront Purchase Price proposed by Sellers that are not successful, in each case, as determined by the Independent Firm. The determination of the Independent Firm shall be set forth in a written statement delivered to the Parties and shall be final, conclusive and binding on the Parties, absent fraud or manifest error.

(g) All discussions and negotiations pursuant to this Section 2.11 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable rules of evidence of any Governmental Authority.

(h) Neither Buyer nor Sapphire may disclose to the Independent Firm, and the Independent Firm may not consider for any purpose, any settlement discussions or settlement offers made by or on behalf of either Buyer or Sapphire unless otherwise agreed by Buyer and Sapphire, and there shall be no ex parte communications with respect to the matters contemplated hereby between the Independent Firm and either Buyer or Sapphire.

(i) If the Closing Date Unrestricted Fiduciary Cash is greater than the Final Unrestricted Fiduciary Cash, Sapphire shall, or shall cause the other Sellers to, promptly pay such difference to Buyer, in cash. If the Closing Date Unrestricted Fiduciary Cash is less than the Final Unrestricted Fiduciary Cash, Buyer shall promptly pay such excess to Sellers, in cash. Any payment pursuant to this Section 2.11(i) shall be made by Buyer or Sellers, as the case may be, by wire transfer of immediately available funds within five (5) Business Days to such account or accounts of Buyer or Sapphire, as applicable, as may be designated by Buyer or Sapphire, as applicable, in writing.

(j) If the Preliminary Upfront Purchase Price is greater than the Final Upfront Purchase Price, Sapphire shall, or shall cause the other Sellers to, promptly pay such difference to Buyer, in cash. If the Preliminary Upfront Purchase Price is less than the Final Upfront Purchase Price, Buyer shall promptly pay such excess to Sellers, in cash. Any payment pursuant to this Section 2.11(j) shall be made by Buyer or Sellers, as the case may be, by wire transfer of immediately available funds within five (5) Business Days to such account or accounts of Buyer or Sellers, as applicable, as may be designated by Buyer or Sellers, as applicable, in writing.

Section 2.12. Allocation of Purchase Price. The Parties agree to allocate the Upfront Purchase Price (and any other amounts treated as consideration for U.S. federal income tax purposes) among the Equity Interests and the Transferred Assets (the “Purchase Price Allocation”). The Parties agree to cooperate in good faith to agree on a methodology which shall be used by Sellers to prepare Schedule 2.12, which Schedule will set forth a preliminary valuation with respect to certain Transferred Entities and Transferred Assets listed therein and which Sellers shall deliver to Buyer no later than fifteen (15) days prior to the Principal Closing Date. The Parties agree that such preliminary valuation will be updated in the Purchase Price Allocation as determined pursuant to this Section 2.12. The Purchase Price Allocation shall be determined by the Parties acting in good faith on an arm’s length basis and in accordance with Section 1060 of the Code and any similar provision of state, local, or non-U.S. Law. Within sixty (60) calendar days after the Principal Closing Date, Sapphire shall deliver to Buyer a draft Purchase Price Allocation with respect to the Preliminary Upfront Purchase Price. Sapphire may deliver to Buyer amended Purchase Price Allocations with respect to (i) the Final Upfront Purchase Price, within sixty (60) calendar days after the determination of the Final Upfront Purchaser Price in accordance with Section 2.11; and (ii) any Earnout Payments, within sixty (60) calendar days after payment of any Earnout Payment has been made in accordance with Section 2.17. If within 30 days after Buyer’s receipt of any draft Purchase Price Allocation Buyer has not objected in writing to such draft Purchase Price Allocation, it shall become final. In the event that Buyer objects in writing within such 30-day period, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve such dispute, such dispute shall be resolved promptly by an Independent Firm (selected pursuant to the process set forth in Section 2.11(e)), the costs of which shall be split equally by Sellers, on the one hand, and Buyer, on the other hand. The determination made by such Independent Firm shall be final and binding on the Parties. The Parties shall file their Tax Returns (and IRS Form 8594, if applicable) on the basis of such Purchase Price Allocation, as it may be amended pursuant to this Agreement, and no Party shall thereafter take a Tax Return position or any other position for applicable Tax purposes that is inconsistent with such Purchase Price Allocation unless otherwise required pursuant to a final “determination” as defined in Section 1313(a) of the Code by a Tax Authority; provided, however, that nothing contained herein shall prevent the Parties from reasonably settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Purchase Price Allocation, and the Parties shall not be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such proposed deficiency or adjustment by any Tax Authority.

Section 2.13. Local Transfer Agreements. To the extent a jurisdiction requires pursuant to local Law observance of specified formalities or procedures to legally effect a transfer of the Equity Interests or the Local Transferred Assets, or the assumption of the applicable Assumed Liabilities, such transfer or assumption shall be effected pursuant to short-form acquisition agreements and/or stock transfer instruments (collectively, the “Local Transfer Agreements”) on a country-by-country basis substantially in the form attached as Exhibit I or such other acquisition agreements and/or stock transfer instruments as Sapphire and Buyer may mutually agree. Each Local Transfer Agreement shall be consistent with the terms of this Agreement, including with the Purchase Price Allocation as determined in accordance with Section 2.12 with respect to the transfer of the relevant Equity Interest or Local Transferred Asset, except to the extent modifications to such Local Transfer Agreement are required by applicable non-U.S. Law (including all employment Laws applicable to the transactions contemplated hereby) in order to consummate the transactions contemplated hereby. Where such modifications are required, the Parties covenant and agree to give effect to the intent and terms hereof to the fullest extent permissible by Law (and that any claims for breach under any Local Transfer Agreement shall be brought under Section 11.04 of this Agreement and each Party agrees not to, and to cause its Subsidiaries and their respective successors and assigns not to, bring any claims or other Action under, arising out of or relating to such Local Transfer Agreement against the other parties to such Local Transfer Agreement). The Parties covenant and agree to ensure that any Local Transfer Agreements are notarized and any relevant signatures to the Local Transfer Agreements are notarized and/or apostilled where required, pursuant to relevant Law, to effect the legal transfer of the applicable Equity Interests or Local Transferred Assets or the assumption of the applicable Assumed Liabilities. Each Local Transfer Agreement shall (a) be in a form reasonably acceptable to both Sellers and Buyer, (b) shall serve purely to effect the legal transfer of the applicable Equity Interests or the Local Transferred Assets or the assumption of the applicable Assumed Liabilities and (c) shall not have any effect on the value being given or received by Buyer and Sellers, or the terms and conditions of the transactions contemplated hereby, including the allocation of assets and Liabilities as among them, all of which shall be determined by this Agreement, or in any way modify, amend, or constitute a waiver of, any provision of this Agreement or any other Transaction Document. For the avoidance of doubt, no Local Transfer Agreement shall contain any representations, warranties or covenants other than those either (i) required by Law to transfer the applicable Equity Interests or Local Transferred Assets or the assumption of the applicable Assumed Liabilities or (ii) mutually agreed upon by Buyer and Sellers in their sole discretion. Without prejudice to the preceding sentence, each of the Parties agrees that if, as a result of the applicable employee information and/or consultation processes in respect of the Deferred Businesses, changes to the Local Transfer Agreements and/or Transfer Agreements (as applicable) are considered reasonably necessary by the Parties, the Parties shall negotiate in good faith on such amendments (if any) as are reasonably appropriate.

Section 2.14. Withholding. Each of the Parties (each, a “Payor”) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as the Payor determines are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or non-U.S. Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld and paid or remitted to the appropriate Tax Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. If a Payor determines that an amount is required to be deducted and withheld, such Payor shall (a) except in the case of any compensatory payments, provide the payee with commercially reasonable notice of the Payor’s intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and the applicable Law supporting such calculation, and (b) reasonably cooperate with the payee to reduce, minimize or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would exempt such amounts from deduction or withholding (or reduce such deduction or withholding). Payor shall provide to the Person in respect of whom such deduction and withholding was made any receipts or other documentation reasonably necessary for such Person to claim a credit, refund or otherwise comply with any Tax Return or other Tax matter.

Section 2.15. French Employee Information Matters.

(a) The Parties acknowledge that, under French labor laws, the employees of Willis Re SAS will need to be informed of their right to submit an offer to acquire the French Equity pursuant to articles L. 23-10-1 et seq. of the French Commercial Code (the “Information Process”). Notwithstanding anything to the contrary in this Agreement, unless and until Sapphire (or its relevant Subsidiary) has exercised the Put Option in respect of France (the “French Put Option”), the French Equity will not be considered to constitute a Transferred Entity and, if no such French Put Option is exercised prior to the Principal Closing, the Preliminary Upfront Purchase Price shall be reduced by the French Consideration (as such term is defined below).

(b) On the terms and conditions set forth in the French Put Option and the offer by Buyer or its applicable Subsidiary set forth therein (the “French Offer”), including the consideration specified therein (the “French Consideration”), Buyer or its applicable Subsidiary has irrevocably offered to acquire the French Equity and to have the provisions of this Agreement apply to the French Equity upon the exercise of the French Put Option by Sapphire (or its relevant Subsidiary). Subject to acceptance of the French Offer by Sapphire (or its relevant Subsidiary) following the completion of the information process described in this Section 2.15 and upon delivery to Buyer of the executed French Put Option (the “France Put Option Exercise”), this Agreement shall apply to the French Equity and the French Equity shall be included in the Transferred Entities. If the France Closing (as such term is defined below) occurs after the Principal Closing, on the France Closing, Buyer shall deliver, or cause to be delivered, the French Consideration to Sapphire or its designee(s) by wire transfer of immediately available funds to an account designated in writing by Sapphire and the Transfer Agreements relating to the French Equity in the manner set forth in Section 2.09(b), Section 2.15(d) and Section 2.16(d), as applicable.

(c) Sapphire shall initiate or cause its relevant Subsidiary to initiate the information process as promptly as practicable after the date hereof. Sapphire shall conduct and cause its relevant Subsidiary to (i) conduct the Information Process in the most expedient way practicable and (ii) request written notifications from each and every employee of Willis Re SAS stating that they waive their right to submit an offer to acquire the French Equity.

(d) The parties acknowledge and agree that (i) conditions to the transfer and assumption of the French Equity set forth in the French Put Option may be satisfied after the conditions to the transfer of other Transferred Entities set forth in Article VIII have been satisfied and in any such case the Principal Closing shall take place with respect to all Transferred Entities, Transferred Assets, Businesses and Assumed Liabilities other than the French Equity (except as otherwise set forth in Section 2.16), and (ii) the consummation of the sale of the French Equity (the “France Closing”) shall occur in accordance with the terms of the French Put Option. The parties further acknowledge and agree that (A) all actions and documents relating to the transfer of the French Equity (including, for the avoidance of doubt, any Transfer Agreements relating to the French Equity) shall not be required to be taken or delivered at the Relevant Closing but only at the France Closing and (B) all items taken into account in the Target Net Working Capital, Closing Date Cash, Closing Date Unrestricted Fiduciary Cash, Closing Date Net Working Capital and Closing Date Indebtedness (collectively, the “Closing Date Inputs”) in accordance with this Agreement shall not be adjusted to reflect the exclusion of the French Equity at the Principal Closing but shall be reflected as if the France Closing shall have occurred at the Principal Closing; provided, that if no France Put Option Exercise is delivered prior to the Expiry Date (as defined in the French Put Option), the Closing Date Inputs shall be adjusted to reflect the exclusion of the French Equity which shall be determined and paid pursuant to the process set forth in Section 2.12, except provided that the date to provide a Final Closing Statement shall be as from the Expiry Date rather than as from the Principal Closing Date. In the event the France Closing occurs on a different date than the Principal Closing, France shall be deemed to constitute a Deferred Business.

Section 2.16. Dutch Works Council Matters.

(a) The Parties acknowledge that, under Dutch labor laws, one or more works councils of Sapphire and/or one or more of its Subsidiaries that own Dutch Transferred Assets or directly conduct the Dutch Businesses will need to be informed and consulted and any advisory rights under the Dutch Works Council Act will need to be observed with respect to the offer made by Buyer to acquire the Dutch Transferred Assets and the Businesses conducted in The Netherlands (the “Dutch Businesses”) and assume the liabilities meeting the criteria set forth in the definition of “Assumed Liabilities” related to the Dutch Transferred Assets or Dutch Businesses (the “Dutch Assumed Liabilities”). Notwithstanding anything to the contrary in this Agreement, unless and until Sapphire (or its relevant Subsidiaries) has exercised the Put Option in respect of the Netherlands (the “Dutch Put Option”), the Dutch Transferred Assets, the Dutch Businesses and the Dutch Assumed Liabilities will not be considered to constitute Transferred Assets, Businesses or Assumed Liabilities respectively, and, if no such Dutch Put Option is exercised prior to the Principal Closing, the Preliminary Upfront Purchase Price shall be reduced by the Dutch Consideration (as such term is defined below).

(b) On the terms and conditions set forth in the Dutch Put Option and the offer by Buyer or its applicable Subsidiary set forth therein (the “Dutch Offer”), including the consideration specified therein (the “Dutch Consideration”), Buyer or its applicable Subsidiary has irrevocably offered to acquire by means of a sale and transfer the Dutch Transferred Assets and the Dutch Businesses and assume by means of assignment the Dutch Assumed Liabilities (within the time limit set forth therein) and to have the provisions of this Agreement apply to the Dutch Transferred Assets and Dutch Businesses and assume the Dutch Assumed Liabilities upon the exercise of the Dutch Put Option by Sapphire (or its relevant Subsidiaries). Subject to acceptance of the Dutch Offer by Sapphire (or its relevant Subsidiaries) following the completion of the consultation process described in this Section 2.16 and upon delivery to Buyer of the executed Dutch Put Option (the “Netherlands Put Option Exercise”), this Agreement shall apply to the Dutch Transferred Assets, the Dutch Businesses and the Dutch Assumed Liabilities, and the Dutch Transferred Assets, the Dutch Businesses and the Dutch Assumed Liabilities shall be included in the Transferred Assets, Businesses and Assumed Liabilities respectively. If the Dutch Closing (as such term is defined below) occurs after the Principal Closing, on the Dutch Closing, Buyer shall deliver, or cause to be delivered, the Dutch Consideration to Sapphire or its designee(s) by wire transfer of immediately available funds to an account designated in writing by Sapphire and the Transfer Agreements relating to the Dutch Transferred Assets, Dutch Businesses and Dutch Assumed Liabilities in the manner set forth in Section 2.09(b), Section 2.15(d) and Section 2.16(d), as applicable.

(c) Sapphire shall initiate or cause its relevant Subsidiaries to initiate the information/consultation process as promptly as practicable after the date hereof. Sapphire shall conduct and cause its relevant Subsidiaries to conduct the information/consultation process in the most expedient way practicable. Sapphire and Buyer shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in connection with the applicable consultation process described in this Section 2.16, including (i) Buyer timely providing any required information relating to Buyer or its Affiliates, or to any measures envisaged by Buyer or its Affiliates or as otherwise reasonably requested by Sapphire in respect of or for the purpose of such consultation process, (ii) Sapphire keeping Buyer informed of the status of such consultation and any material developments so far as they relate to the Dutch Transferred Assets, Dutch Businesses or Dutch Assumed Liabilities, including that Sapphire shall, to the extent that any written documents, presentations or other materials to be provided to the works council relate to Buyer, its organization and / or its plans for the Dutch Businesses, provide such materials to Buyer in advance and permit Buyer a reasonable opportunity to review and comment on such materials before they are presented or provided to the works council, and (iii) abstain from giving any commitment, representation or undertaking on behalf of the other Party or its Affiliates. Without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Sapphire (or its relevant Subsidiaries) shall not enter into any material agreement with, or make any material commitment to, the relevant works council that would bind or impose any material obligation on Buyer or any of its Affiliates after the Dutch Closing; provided, however, for the avoidance of doubt, that Buyer’s consent shall not be required with respect to any agreement or commitment between Sapphire (or its relevant Affiliates) and employees of Sapphire (or its relevant Affiliates) generally, including those who are not Identified Employees. If, as a result of any such consultation process, changes to this Agreement, or further arrangements in connection with the transactions contemplated by this Agreement, are considered necessary by Sapphire, Sapphire and Buyer shall negotiate in good faith with each other on such changes (if any) to this Agreement or further arrangements (if any) in connection with such transactions that are appropriate, in accordance with the terms and conditions set forth in the Dutch Put Option (as applicable).

(d) The parties acknowledge and agree that (i) conditions to the transfer and assumption of the Dutch Transferred Assets, Dutch Businesses or Dutch Assumed Liabilities set forth in the Dutch Put Option may be satisfied after the conditions to the transfer of other Transferred Entities, Transferred Assets, Businesses and Assumed Liabilities set forth in Article VIII have been satisfied and in any such case the Principal Closing shall take place with respect to all Transferred Entities, Transferred Assets, Businesses and Assumed Liabilities other than the Dutch Transferred Assets, Dutch Businesses or Dutch Assumed Liabilities (except as otherwise set forth in this Section 2.16), and (ii) the consummation of the sale of the Dutch Transferred Assets, Dutch Businesses or Dutch Assumed Liabilities (the “Dutch Closing”) shall occur in accordance with the terms of the Dutch Put Option. The parties further acknowledge and agree that (A) all actions and documents relating to the transfer of the Dutch Transferred Assets, Dutch Businesses or Dutch Assumed Liabilities (including, for the avoidance of doubt, any Transfer Agreements relating to the Dutch Transferred Assets, Dutch Businesses or Dutch Assumed Liabilities) shall not be required to be taken or delivered at the Relevant Closing but only at the Dutch Closing and (B) all of the items taken into account in the Closing Date Inputs shall not be adjusted to reflect the exclusion of the Dutch Transferred Assets, Dutch Businesses and Dutch Assumed Liabilities at the Principal Closing but shall be reflected as if the Dutch Closing shall have occurred at the Principal Closing; provided, that if no Netherlands Put Option Exercise is delivered prior to the Expiry Date (as defined in the Dutch Put Option), the Closing Date Inputs shall be adjusted to reflect the exclusion of the Dutch Transferred Assets, Dutch Businesses and Dutch Assumed Liabilities, which shall be determined and paid pursuant to the process set forth in Section 2.12, except provided that the date to provide an Final Closing Statement shall be as from the Expiry Date rather than as from the Principal Closing Date. In the event the Dutch Closing occurs on a different date than the Principal Closing, The Dutch Business shall be deemed to constitute a Deferred Business.

Section 2.17. Earnout Matters.

(a) Earnout Statements. On or before the date that is ninety (90) calendar days after the end of the EMP (unless the Earnout Acceleration Payment has already been paid pursuant to Section 2.17(f)(ii)), Buyer shall prepare and deliver to Sapphire a written statement (the “Earnout Statement,” and, the date of such delivery, the “Earnout Statement Date”) setting forth the following amounts, together with reasonably detailed supporting calculations:

(i) the Earnout Revenue Threshold;

(ii) the Adjusted Earnout Revenues for the EMP; and

(iii) the Earnout Payment, if any.

(b) Determination of Earnout Payments. Following the Earnout Statement Date and until resolution of the Earnout Amount under this Section 2.17(b), (i) Buyer and Sapphire shall reasonably cooperate with and assist each other in resolving any items questioned or disputed by

Sapphire with respect thereto in good faith, including by Buyer making reasonably available and granting reasonable access (during normal business hours) to records and employees of Buyer and the other members of the Earnout Group involved in the calculation and preparation of such Earnout Statement, and (ii) Sapphire shall have a period of ninety (90) calendar days from the Earnout Statement Date ( the “Earnout Objection Period”) to deliver to Buyer a statement (the “Earnout Objection Statement”) setting forth any objections that Sapphire may have to such Earnout Statement, including a reasonably detailed explanation of the basis for each such objection along with reasonably detailed supporting calculations. If Sapphire does not deliver to Buyer an Earnout Objection Statement by the end of the Earnout Objection Period, or if during such Earnout Objection Period Sapphire delivers to Buyer written notice that Sapphire accepts such Earnout Statement, then such Earnout Statement and the amounts contained in such statement shall become final, conclusive, and binding on the Parties for purposes of this Section 2.17 and for all purposes under this Agreement. All discussions and negotiations pursuant to this Section 2.17(b) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable rules of evidence of any Governmental Authority. If Sapphire delivers an Earnout Objection Statement prior to the end of the Earnout Objection Period, then Sapphire and Buyer shall attempt in good faith to resolve any disputed items. If Sapphire and Buyer are unable to resolve all or any of the disputed items within sixty (60) calendar days after delivery of an Earnout Objection Statement (the “Earnout Resolution Period”), then the remaining disputed items that Sapphire objected to in the Earnout Objection Statement and that Buyer and Sapphire were unable to resolve during the Earnout Resolution Period (the “Earnout Disputed Items”) shall be jointly submitted to the Independent Firm (to act in its capacity as an independent expert and not as an arbitrator) to resolve such Earnout Disputed Items in accordance with the standards set forth in this Section 2.17(b). The Independent Firm’s determination shall be limited to the Earnout Disputed Items and based solely on the provisions of this Agreement and the written submissions and supporting materials provided by Buyer and Sapphire (i.e., not on the basis of independent review), and the Independent Firm may not assign a value to any Earnout Disputed Item greater than the greatest value for such Earnout Disputed Item claimed by either Party in the Earnout Statement or Earnout Objection Statement, or less than the smallest value for such Earnout Disputed Item claimed by either Party in the Earnout Statement or Earnout Objection Statement. Neither Buyer nor Sapphire may disclose to the Independent Firm, and the Independent Firm may not consider for any purpose, any settlement discussions or settlement offers made by or on behalf of either Buyer or Sapphire unless otherwise agreed by Buyer and Sapphire, and there shall be no ex parte communications with respect to the matters contemplated hereby between the Independent Firm and either Buyer or Sapphire. The Parties shall enter into a customary engagement letter with the Independent Firm at or prior to the time the Earnout Disputed Items are submitted to the Independent Firm. The Independent Firm shall be instructed to render its determination as promptly as practicable, but in no event later than thirty (30) calendar days after its engagement, and, contemporaneously with and based solely on its determination of the Earnout Disputed Items, to prepare and deliver to Sapphire and Buyer the Independent Firm’s determination of the Earnout Statement, Earnout Payment and other amounts required to be contained in such statement. Such Independent Firm’s determination of each of the disputed items shall be final, conclusive, and binding on the Parties, and such Independent Firm shall be instructed to such effect. The Independent Firm shall be bound by a mutually agreeable confidentiality agreement, and all negotiations and submissions to the Independent Firm shall be treated as confidential information. The fees and expenses of the Independent Firm pursuant to this Section 2.17(b) shall be borne by Buyer and Sapphire in proportion to the respective aggregate amounts as they do not prevail on Earnout Disputed Items resolved by the Independent Firm, which proportionate allocations shall also be determined by the Independent Firm at the time the determination of the Independent Firm is rendered on the merits of the matters submitted. Except as provided in the preceding sentence, the fees and disbursements of each party’s independent accountants, attorneys and advisors incurred in connection with their respective preparation or review of any Earnout Statement and any Earnout Objection Statement and presentations to the Independent Firm shall be borne by such party.

(c) Subject to the terms of this Agreement and the other Transaction Agreements, after the Relevant Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business, provided that, during the EMP:

(i) Buyer will, and will cause the other members of the Earnout Group to operate the Business and the Buyer Subject Business in good faith and shall use commercially reasonable efforts to operate the Business and the Buyer Subject Business in the ordinary course of business and preserve intact the business organizations and goodwill of the Business and Buyer Subject Business and the relationships of the Business and Buyer Subject Business with customers, employees, suppliers and others having business dealings with the Business and the Buyer Subject Business;

(ii) Buyer will not, and will cause the other members of the Earnout Group not to, take any action, or refrain from taking any action, (A) in bad faith (B) or that would otherwise reasonably be expected to reduce Adjusted Earnout Revenues, unless, in the case of clause (B), there is a bona fide material business purpose and the primary purpose is not to reduce the likelihood or amount of the Earnout Payment; and

(iii) Buyer will not, and will cause the other members of the Earnout Group not to, issue, sell, transfer, lease, grant or otherwise dispose of any equity interests, voting securities, rights exchangeable or convertible therefor, or any other right that would cause a member of the Earnout Group that holds assets of, or conducts operations of, the Business or the Subject Buyer Business, in a manner that would cause the applicable revenues of such Person to no longer constitute Adjusted Earnout Revenues without either (x) first transferring all such Person’s assets and operations to the extent related to the Business or the Buyer Subject Business to a Person that will remain a member of the Earnout Group or (y) the Person to which such equity interests, voting securities or rights are to be issued, sold, transferred, leased, granted (or otherwise disposed to) first agreeing in writing that such Person constitutes a member of the Earnout Group and agreeing to fully comply with the reporting and other obligations applicable to successors and transferees set forth in Section 2.17(e) and that Buyer is an express third party beneficiary, with a direct right of enforcement, of such provisions; provided, that this shall not prevent Buyer from consummating any Earnout Acceleration Event so long as it complies with its obligations pursuant to Section 2.17(f)(ii).

(iv) Buyer will not, and will cause the other members of the Earnout Group not to, sell, transfer, lease, grant or otherwise dispose of any operations or assets of the Business or the Subject Buyer Business that generate or would reasonably be expected to be capable of generating Adjusted Earnout Revenues unless the Person to which such operations or assets are to be sold, transferred, leased, granted (or otherwise disposed to) first agrees in writing that such Person constitutes a member of the Earnout Group and agrees to fully comply with the reporting and other obligations applicable to successors and transferees set forth in Section 2.17(e) and that Buyer is an express third party beneficiary, with a direct right of enforcement, of such provisions; provided, that this shall not prevent Buyer from consummating any Earnout Acceleration Event so long as it complies with its obligations pursuant to Section 2.17(f)(ii).

(v) Buyer will not consummate or permit to occur any Earnout Acceleration Event without complying with the provisions of Section 2.17(f)(ii).

(vi) Buyer will not consummate or permit to occur a Change of Control of Buyer unless, concurrently therewith, the ultimate parent company of the Person that has acquired Control of Buyer (the “Change of Control Party”) executes and delivers to Sapphire a written guaranty (effective as of the consummation of the Change of Control) of Buyer’s obligations pursuant to this Section 2.17. Following consummation of a Change of Control of Buyer, the Change of Control Party shall hold separate any pre-existing treaty reinsurance business it may own that is substantially similar to the Business or the Buyer Subject Business from the Business and the Buyer Subject Business (the “Hold Separate Obligation”). A failure by the Change of Control Party to comply with the Hold Separate Obligation in any respect that is materially prejudicial to Sapphire’s rights under this Section 2.17 shall result in an Earnout Acceleration Event.

(d) Within thirty (30) days following the end of each of the calendar years ending December 31, 2022 and December 31, 2023, and the end of each the first three calendar quarters of the EMP (unless the Earnout Acceleration Payment has already been paid pursuant to Section 2.17(f)(ii)), Buyer shall provide to Sapphire summary financial information relating to the Adjusted Earnout Revenues during such period. During the EMP, Buyer shall meet with Sapphire and its Representatives upon the reasonable request of Sapphire (and no more frequently than twice during the EMP), provided that such meeting takes place at a reasonable time during normal business hours and in such a manner as not to unreasonably interfere with the normal operation of the Business or the Buyer Subject Business of the Earnout Group. During the period of time from and after the delivery of the Earnout Statement through the date that such Earnout Statement becomes final, conclusive, and binding on the Parties in accordance with this Section 2.17, Buyer shall afford, and shall cause the other members of the Earnout Group to afford, to Sapphire and its Representatives in connection with such Earnout Statement reasonable access, subject to reasonable confidentiality restrictions, during normal business hours and upon reasonable prior notice, to the financial information, accounting work papers, books and records and accounting personnel of Buyer and the applicable members of the Earnout Group requested by Sapphire, in each case only insofar as directly relevant to the determinations contemplated by this Section 2.17, provided that no such access or disclosure shall be required to the extent it would result in a waiver of attorney-client privilege (or similar privilege) or work product doctrine or violate any applicable Law and, provided, further, that Buyer and the other applicable members of the Earnout Group shall use commercially reasonable efforts to cause such information to be provided in a manner that would not jeopardize such privilege or work product doctrine or violate any such Law.

(e)

(i) Each successor or transferee of any assets or operations of the Business or Buyer Subject Business (other than a Pre-Closing Transferee), and any other Person that Buyer is required to cause to agree to the provisions of this Section 2.17(e) (collectively, the “Section 2.17(e) Persons”), shall take the actions that Buyer is required to cause (or use any level of effort to cause) such Person to take, and shall not take any actions that Buyer is required to cause (or use any level of effort to cause) such Person not to take, in each case pursuant to this Section 2.17; provided, however, that any such obligations shall terminate immediately upon payment of the Earnout Acceleration Payment pursuant to Section 2.17(f)(ii).

(ii) On or before the date that is thirty (30) days after the last day of the EMP (unless the Earnout Acceleration Payment has already been paid pursuant to Section 2.17(f)(ii)), each Section 2.17(e) Person shall provide to Buyer (with a copy to Sapphire) a written statement of the amount of Adjusted Earnout Revenues for the EMP of such Section 2.17(e) Person and its Affiliates, together with reasonably detailed supporting calculations.

(iii) On or before the date that is ten (10) days following the end of each of the calendar years ending December 31, 2022 and December 31, 2023, and the end of each the first three calendar quarters of the EMP (unless the Earnout Acceleration Payment has already been paid pursuant to Section 2.17(f)(ii)), each Section 2.17(e) Person shall provide to Buyer (with a copy to Sapphire) summary financial information relating to the Adjusted Earnout Revenues of such Section 2.17(e) Person and its Affiliates during such period.

(f) Payment of Earnout Amounts.

(i) Unless the Earnout Acceleration Payment has previously been paid pursuant to Section 2.17(f)(ii), Buyer shall, on or prior to the third (3rd) Business Day after the final determination of the Earnout Payment pursuant to Section 2.17(b)(i), pay or cause to be paid to Sapphire (for the benefit of the Sellers) the Earnout Payment in cash by wire transfer of immediately available funds to such account or accounts of Sapphire or its designee(s) as may be designated by Sapphire in writing at least two Business Days prior to such payment.

(ii) Buyer shall, prior to or on the closing date of any Earnout Acceleration Event (provided that if the Earnout Acceleration Event is prior to the Principal Closing Date, such payment shall be made at the Principal Closing), pay or cause to be paid to Sapphire the Earnout Acceleration Payment in cash by wire transfer of immediately available funds to such account or accounts of Sapphire or its designee(s) as may be designated by Sapphire in writing at least two Business Days prior to such payment.

(g) Earnout Revenue Threshold Reduction Amount. Within thirty (30) Business Days following the Principal Closing Date, (i) Buyer shall deliver to Sapphire its estimate of the Earnout Revenue Threshold Reduction Amount, along with reasonably detailed supporting calculations, and (ii) Sapphire shall have a period of thirty (30) calendar days to deliver to Buyer a statement setting forth any objections that Sapphire may have to such estimate, including a reasonably detailed explanation of the basis for each such objection along with reasonably detailed supporting calculations. If Sapphire does not deliver to Buyer such an objection statement by the end of such period, or if during such period Sapphire delivers to Buyer written notice that it accepts Buyer’s estimate of the Earnout Revenue Threshold Reduction, then such Earnout Revenue Threshold Reduction Amount shall become final, conclusive, and binding on the Parties for purposes of this Section 2.17. All discussions and negotiations pursuant to this Section 2.17(b) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable rules of evidence of any Governmental Authority. If Sapphire delivers an objection statement prior to the end of such period, then Sapphire and Buyer shall attempt in good faith to resolve any disputed items. If Sapphire and Buyer are unable to resolve all or any of the disputed items within sixty (60) calendar days after delivery by Sapphire of the objection statement, (an “Earnout Revenue Threshold Reduction Resolution Period”), then the remaining disputed items that Sapphire objected to in the objection statement that Buyer and Sapphire were unable to resolve during the Earnout Revenue Threshold Reduction Resolution Period (the “Earnout Revenue Threshold Reduction Disputed Items”) shall be jointly submitted to the Independent Firm (to act in its capacity as an independent expert and not as an arbitrator) to resolve such Earnout Revenue Threshold Reduction Disputed Items in accordance with the standards set forth in this Section 2.17(g). The Independent Firm’s determination shall be limited to the Earnout Revenue Threshold Reduction Disputed Items and based solely on the provisions of this Agreement and the written submissions and supporting materials provided by Buyer and Sapphire (i.e., not on the basis of independent review), and the Independent Firm may not assign a value to any Earnout Revenue Threshold Reduction Disputed Item greater than the greatest value for such Earnout Revenue Threshold Reduction Disputed Item claimed by either Party in the Buyer estimate of the Earnout Revenue Threshold Reduction Amount or Sapphire’s objection statement, in each case referenced in the first sentence of this Section 2.17(g), or less than the smallest value for such Earnout Revenue Threshold Reduction Disputed Item claimed by either Party in the Buyer estimate of the Earnout Revenue Threshold Reduction Amount or Sapphire’s objection statement, in each case referenced in the first sentence of this Section 2.17(g). Neither Buyer nor Sapphire may disclose to the Independent Firm, and the Independent Firm may not consider for any purpose, any settlement discussions or settlement offers made by or on behalf of either Buyer or Sapphire unless otherwise agreed by Buyer and Sapphire, and there shall be no ex parte communications with respect to the matters contemplated hereby between the Independent Firm and either Buyer or Sapphire. The Parties shall enter into a customary engagement letter with the Independent Firm at or prior to the time the Earnout Revenue Threshold Reduction Disputed Items are submitted to the Independent Firm. The Independent Firm shall be instructed to render its determination as promptly as practicable, but in no event later than thirty (30) calendar days after its engagement, and, contemporaneously with and based solely on its determination of the Earnout Revenue Threshold Reduction Disputed Items, to prepare and deliver to Sapphire and Buyer the Independent Firm’s determination of the Earnout Revenue Threshold Reduction Amount. Such Independent Firm’s determination of each of the disputed items shall be final, conclusive, and binding on the Parties, and such Independent Firm shall be instructed to such effect. The Independent Firm shall be bound by a mutually agreeable confidentiality agreement, and all negotiations and submissions to the Independent Firm shall be treated as confidential information. The fees and expenses of the Independent Firm pursuant to this Section 2.17(b) shall be borne by Buyer and Sapphire in proportion to the respective aggregate amounts as they do not prevail on Earnout Revenue Threshold Reduction Disputed

Items resolved by the Independent Firm, which proportionate allocations shall also be determined by the Independent Firm at the time the determination of the Independent Firm is rendered on the merits of the matters submitted. Except as provided in the preceding sentence, the fees and disbursements of each party’s independent accountants, attorneys and advisors incurred in connection with their respective preparation or review of any estimate of the Earnout Revenue Threshold Reduction or any objection statement of Sapphire shall be borne by Buyer and presentations to the Independent Firm shall be paid by such party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SAPPHIRE

Except as disclosed in the separate disclosure letter that has been delivered by Sapphire to Buyer prior to the execution of this Agreement, including the documents made available to Buyer and attached to, or incorporated by reference in, such disclosure letter (the “Disclosure Schedules”), and subject to Section 11.10, Sapphire, hereby represents and warrants to Buyer, as of the date hereof and as of the Principal Closing, as follows:

Section 3.01. Organization and Qualification; Subsidiaries.

(a) Each Seller and each Transferred Entity is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, formation or incorporation, as applicable, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in respect to the Transferred Entities, where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Businesses taken as a whole.

(b) Sellers have made available to Buyer true and complete copies of all material Organizational Documents of each Transferred Entity, and all respective amendments thereto, in effect as of the date hereof. No Transferred Entity is in material violation of any provision of such Organizational Documents.

Section 3.02. Capitalization.

(a) As of the date hereof, the authorized, issued and outstanding capital stock or other equity interests of each Transferred Entity, and the holder thereof, is set forth on Schedule 3.02(a). The Equity Interests and all other capital stock and equity interests set forth on Schedule 3.02(a) have been duly authorized, validly issued, fully paid and nonassessable, and are not subject to any preemptive rights, purchase rights, conversion rights, rights of first refusal, subscription right or any similar right under any provision of applicable Law, call, put or other Contracts (other than this Agreement) related to the sale, transfer or disposal of any capital stock or other equity securities of the Transferred Entities. Except for the equity securities of other Transferred Entities and the Specified Retained Subsidiaries, the Transferred Entities do not own, directly or indirectly, any capital stock or other equity securities of any Person. All of the Equity Interests are owned beneficially and of record by the Equity Sellers, free and clear of any Liens other than transfer restrictions imposed thereon by applicable Law or the organizational documents of such Transferred Entities.

(b) Except as set forth in Schedule 3.02(a) or Schedule 3.02(b): there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments of any character (i) restricting the transfer of any capital stock or other equity interests of any Transferred Entity or (ii) providing for, requiring or giving any Person rights with respect to (A) the issuance, transfer or sale of any shares in the capital stock or other equity interests of any Transferred Entity or securities convertible into or exchangeable for such shares or equity interests; (B) the grant, extension or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (C) the redemption, repurchase, exchange or other acquisition of any such shares in its capital stock or other equity interests. Neither Sapphire nor any of its Subsidiaries or Joint Ventures is a party to any Contract, agreement or commitment to provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any Transferred Entity.

(c) No Transferred Entity has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of such Transferred Entity on any matter.

(d) There are no voting trusts or other Contracts or understandings to which Sapphire or any of its Subsidiaries or Joint Ventures is a party with respect to the voting of the shares of capital stock or other equity interest of any Transferred Entity.

(e) As of the Relevant Closing, there will be no Liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any shares of capital stock or other equity interests of any Transferred Entity.

Section 3.03. Authorization. Each Seller has all requisite corporate (or other) power and authority to enter into this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder and consummate the Transactions. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate (or other) action and no other proceedings on the part of Sapphire or any of its Subsidiaries or Joint Ventures are necessary to authorize the entry into or performance of this Agreement and the other Transaction Documents or the consummation of the Transactions. This Agreement and the other Transaction Documents to which it is party has been or will be duly and validly executed and delivered by each Seller and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Buyer and its Affiliates, as applicable, constitutes the valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in an Action at law or in equity (the “Bankruptcy and Equity Exception”).

Section 3.04. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Sellers of this Agreement and the other Transaction Documents to which they are party does not and will not, and, except as described in Section 3.04(b), the consummation of the Transactions and compliance with the provisions hereof and thereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right to which any Transferred Entity is a party or that is a Transferred Asset or result in the creation of any Lien upon any of the Transferred Assets (other than Permitted Liens) or Equity Interests, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien, (ii) conflict with or result in any violation of any provision of Organizational Documents of any Seller or any Transferred Entity or (iii) assuming the making of the filings and obtaining of the related approvals referred to in clause (b)(i) below, conflict with or violate any Laws, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not be material to the Businesses taken as a whole.

(b) Other than in connection with or in compliance with (i) the HSR Act, or any other applicable Competition Laws or any applicable Foreign Investment Laws or the Required Regulatory Clearances, (ii) any applicable international, federal or state securities or “blue sky” Laws and (iii) the items described on Schedules 8.04(c) and 8.04(d), no authorization, consent, clearance or approval of, notification to, license from, or filing or registration with, any Governmental Authority is necessary, under applicable Law, with respect to the execution, delivery or performance of this Agreement and the other Transaction Documents or the consummation by Sellers of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not be material to the Businesses taken as a whole.

Section 3.05. Compliance with Laws; Permit

(a) Except as would not be material to the Businesses taken as a whole: (i) each Transferred Entity, the Businesses, and the Transferred Assets are, and have at all times since January 1, 2018 been, in compliance with and not in default under or in violation of any applicable Laws, (ii) none of Sapphire or any of its Subsidiaries or Joint Ventures has at any time since January 1, 2018 received or been the subject of any notice or communication from a Governmental Authority, qui tam relator or other third party alleging that a Transferred Entity, the Businesses or the Transferred Assets are not in compliance in any respect with any Law, nor has any such Action been filed or commenced with respect to a violation (or alleged violation) of any applicable Law at any time since January 1, 2018, and there are no facts or circumstances which could be the basis for any such notice, claim, assertion or Action, (iii) there is no investigation pending with respect to any violation of any applicable Law by any Transferred Entity or related to the Businesses or Transferred Assets, and (iv) any and all issues, deficiencies or weaknesses identified in any internal or external audit or similar reports prepared since January 1, 2018 regarding or relating to compliance by any of the Businesses or the Transferred Entities with applicable Law have been remediated.

(b) The Businesses and each Transferred Entity are in possession of material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, permissions, approvals, registrations and orders of any Governmental Authority necessary to own, lease and operate their properties and assets and to carry on the Businesses as now being conducted (the “Permits”), except where the failure to have any such Permits would not be material to the Businesses taken as a whole. Except as set forth on Schedule 3.05(b) or as would not be material to the Businesses taken as a whole, (i) all Permits are in full force and effect, (ii) Sapphire and its Subsidiaries and Joint Ventures, and each of their respective producers are, and since January 1, 2018 have been, in compliance with the Permits, (iii) no Transferred Entity or other Affiliate of Sapphire has received, since January 1, 2018, any notice of any revocation, cancellation, termination, non-renewal or adverse modification of any Permit, in whole or in part, (iv) there is no Action pending, or, to the knowledge of Sellers threatened, that would reasonably be expected to result in (nor is there any existing condition, situation or set of circumstances that would reasonably be expected to result in) the revocation, cancellation, termination, non-renewal or adverse modification of any Permit, in whole or in part, and (v) none of the Permits will be revoked, cancelled, terminated or adversely modified as a result of the consummation of the Transactions.

Section 3.06. Financial Statements.

(a) The financial data set forth in Schedule 3.06 (collectively, the “Business Financial Data”) (a) were derived from the financial data inputs into the audited financial statements of Sapphire for the years 2020 and 2019 and the unaudited financial statements of Sapphire for the six months ending June 30, 2021, and the financial accounting and reporting systems of Sapphire, (b) are unaudited, (c) except as set forth in Schedule 3.06, were prepared in accordance with GAAP, (d) were based on (i) the direct operating revenues and direct operating expenses of the Businesses and (ii) a fair estimate of allocations to the Businesses, made based on reasonable assumptions and in good faith by management, of all relevant indirect costs previously allocated by the management of Sapphire to Sapphire’s corporate risk and broking and investment, risk and reinsurance businesses in the course of preparing Sapphire’s publicly filed segment level financial information, and (e) do not include indirect costs that are not allocated to Sapphire’s businesses in the course of preparing Sapphire’s publicly filed segment level financial information. The Business Financial Data fairly present in all material respects the results of the Businesses during the applicable fiscal period presented therein, subject to (A) the fact that the Businesses were not operated on a stand-alone basis during such periods and (B) the fact that the Business Financial Data (and the allocations and estimations made by the management of Sapphire in preparing such Business Financial Data) (1) are not necessarily indicative of the costs that would have resulted if the Businesses had been operated on a stand-alone basis during such periods and (2) may not be indicative of any such costs to Buyer and its Subsidiaries that will result following the Principal Closing.

(b) When delivered pursuant to Section 5.16 (and, solely with respect to those delivered pursuant to Section 5.16(a)(i), and at the Principal Closing), the Business Audited Financial Statements shall, except as may be indicated in the notes thereto, (i) be derived from the financial data inputs into the audited financial statements of Sapphire the applicable fiscal year, and the financial accounting and reporting systems of Sapphire, (ii) have been prepared in accordance with GAAP consistently applied, (iii) shall be based on (x) the direct operating revenues and direct operating expenses of the Businesses and (y) a fair estimate of allocations to the Businesses, made based on reasonable assumptions and in good faith by management, of all relevant indirect costs previously allocated by the management of Sapphire to Sapphire’s corporate risk and broking and investment, risk and reinsurance businesses in the course of preparing Sapphire’s publicly filed segment level financial information, (iii) have been prepared in accordance with the carve-out guidelines included in SEC Staff Accounting Bulletin Topic 1.B, and (iv) fairly present in all material respects the financial position and results of operations and cash flows the Businesses during as of and for the applicable fiscal period presented therein, subject to (A) the fact that the Businesses were not operated on a stand-alone basis during such periods and (B) the fact that the Business Audited Financial Statements (and the allocations and estimations made in the preparation thereof) (1) are not necessarily indicative of the costs that would have resulted if the Businesses had been operated on a stand-alone basis during such periods and (2) may not be indicative of any such costs to Buyer and its Subsidiaries that will result following the Principal Closing.

Section 3.07. Absence of Certain Changes. Except in connection with the preparation for or negotiation or implementation of the Transactions, since the Business Financial Data Date, (a) the Businesses have been conducted in all material respects in the ordinary course of business other than in respect of COVID-19 Measures or in connection with the negotiation or implementation of the Transactions, (b) there has not been a Material Adverse Effect and (c) the Sellers have not taken any actions which would require the consent of Buyer pursuant to Section 5.01(b), (d), (g), or (v) (solely as it relates to (b), (d), or (g)), if such actions had been taken following the date hereof and prior to the Principal Closing Date.

Section 3.08. Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Business Financial Data, (b) for Liabilities incurred in the ordinary course of business since the Business Financial Data Date, (c) for Excluded Liabilities and (d) as disclosed on Schedule 3.08 (in the case of clause (b), that are not Liabilities for breach of Contract or warranty, tort, infringement, errors and/or omissions or any Action), neither the Transferred Entities nor the Businesses, have any material Liabilities of any nature, known or unknown, whether or not accrued, contingent or otherwise.

Section 3.09. Title to Assets; Sufficiency of Assets.

(a) Each Seller has good and marketable title to, valid leasehold interests in, or a valid license to use and occupy, all material Transferred Assets, in each case, free and clear of all Liens other than Permitted Liens. Each Transferred Entity has good and marketable title to, valid leasehold interests in, or a valid license to use and occupy, all of its material assets, properties and rights, in each case, free and clear of all Liens other than Permitted Liens.

(b) As of the final Closing, the Transferred Assets and the assets, properties, rights, titles and interests of the Transferred Entities, (i) assuming exercise of the Put Options (and for this purpose deeming such exercise to have occurred), (ii) taking into account this Agreement and all other Transaction Documents delivered by Sellers at or prior to the Relevant Closing (including the Transition Services Agreement), and (iii) assuming all Permits required for the conduct of the Business that are held by the Retained Entities have been obtained by Buyer or its applicable Subsidiaries, shall constitute all of the assets, properties, rights, titles and interests necessary to conduct, in all material respects, the Businesses in the manner conducted immediately prior to Closing.

(c) As of each Relevant Closing, no Affiliate of Sapphire other than the Asset Sellers and the Transferred Entities will hold any assets or properties that would be a Transferred Asset if held by an Asset Seller (other than those Transferred Assets and Transferred Entities contemplated to be transferred at the remaining Deferred Closings).

Section 3.10. Litigation. Except as set forth on Schedule 3.10, there are no, and since January 1, 2018 there has been no, (a) investigations or reviews pending (or, to the knowledge of Sellers, threatened) by any Governmental Authority with respect to the Businesses, the Transferred Assets or the Transferred Entities, (b) Actions pending (or, to the knowledge of Sellers, threatened) with respect to the Businesses, the Transferred Assets or the Transferred Entities, and (c) orders, writs, judgments, injunctions, rulings or decrees imposed with respect to the Businesses, the Transferred Assets or the Transferred Entities, which, in the case of clause (a), (b), or (c) would reasonably be expected to be, individually or in the aggregate, (I) material to the Businesses or (II) that would in any manner challenge or seek or purport to prevent, enjoin or alter any of the Transactions or which would declare the same unlawful or cause the rescission of any of the Transactions. To the knowledge of Sellers, there are no facts or circumstances which would reasonably be expected to be the basis for any Action with respect to a material violation (or alleged violation) of any applicable Law or any orders, writs, judgments, injunctions, rulings or decrees imposed with respect to the Businesses.

Section 3.11. Employee Benefits.

(a) Schedule 3.11(a) sets forth a true and complete list of each material Employee Plan and separately identifies each material Assumed Employee Plan. All Assumed Employee Plans, save with respect to the Reverse Carve-Out Employees, are fully funded, to the extent required by applicable Laws or any Liabilities associated therewith have been accrued or otherwise accounted for in full in the Closing Date Net Working Capital or Indebtedness. With respect to each material Assumed Employee Plan (and with respect to (A) each other Assumed Employee Plan that is not an individual agreement with an Identified Employee that has not already been made available, Sapphire will make available to Buyer no later than 20 Business Days following the date of this Agreement (but in no event less than 30 days prior to the anticipated Relevant Closing Date) and (B) each Assumed Employee Plan that is an individual agreement with an Identified Employee no later than 20 Business Days prior to the anticipated Relevant Closing Date (but in no event less than 30 days prior to the anticipated Relevant Closing Date), Sapphire has made available to Buyer correct and complete copies of, in each case, to the extent applicable, (i) the applicable plan document and all material amendments thereto, including all material funding and covenant support arrangements (including amendments relating thereto) (or, with respect to any unwritten Assumed Employee Plan, a written summary thereof); (ii) audited financial statements or actuarial valuation reports for the three most recently completed plan years; (iii) the Federal Form 5500 series (including all schedules thereto) annual reports filed with respect thereto for the three most recently completed plan years; (iv) the summary plan description currently in effect and all material modifications thereto; (v) the most recent determination letter, advisory letter or opinion letter issued by the IRS or the relevant Tax Authority; (vi) annual testing results, including nondiscrimination and coverage testing results, for the three most recently completed plan years; and (vii) all non-routine correspondence received from or provided to any applicable Governmental Authority (including the Department of Labor, the Pension Benefit Guaranty Corporation, and the IRS) or regulatory bodies in respect of the Assumed Employee Plan during the past three years. With respect to each material Seller Employee Plan, Sapphire has made available to Buyer correct and complete copies of, in each case, to the extent applicable, (i) all written documents comprising the terms thereof or a written summary of all material terms thereof and (ii) prior to the applicable Closing Date, the most recent determination letter, advisory letter or opinion letter issued by the IRS or the relevant Tax Authority.

(b) Each Transferred Entity has payroll established such that no Buyer action is required to employ the relevant Transferred Entity Employees that become Transferred Employees and continue any Assumed Employee Plan after the Relevant Closing.

(c) Each Assumed Employee Plan or any Employee Plans (to the extent involving or related to any Identified Employee) has been operated and administered in material compliance with its terms and applicable Laws; (ii) all material contributions, payments, reimbursements or other amounts payable or required to be paid by the Transferred Entities pursuant to each Assumed Employee Plan or any Employee Plans (to the extent involving or related to any Identified Employee) in respect of current or prior plan years have been timely paid or, to the extent not yet due, accrued in accordance with GAAP or applicable international accounting standards (and all premiums due or payable with respect to insurance policies funding any Assumed Employee Plan, have been timely made or paid in full); and (iii) there are no pending, or to the knowledge of Sellers, threatened material claims, actions, proceedings, investigations or audits (other than routine non-material claims for benefits in the ordinary course of business) by, on behalf of or against any Assumed Employee Plans or any Employee Plans (to the extent involving or related to any Identified Employee) and none of the Assumed Employee Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority.

(d) Each Assumed Employee Plan or any Employee Plans (to the extent involving or related to any Identified Employee) intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a currently effective favorable determination letter from the IRS or the IRS has issued a favorable opinion or advisory letter with respect to the document utilized for such Employee Plan on which it is entitled to rely and, to the knowledge of Sellers, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination or opinion letter. Each Assumed Employee Plan and, with respect to each Identified Employee, each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and is subject to Section 409A of the Code has been administered, operated and maintained in accordance with the requirements of Section 409A of the Code.

(e) Except as would not result in any material liability to the Transferred Entities or Buyer or any of Buyer’s Affiliates: (i) there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan, (ii) no fiduciary providing services to any Transferred Entity as an employee, director or service provider (within the meaning of Section 3(21) of ERISA) of any Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty and (iii) no event has occurred with respect to an Employee Plan that could reasonably be expected to subject Buyer to any Taxes or liability under Title I of ERISA or Chapter 43 of the Code with respect to any Assumed Employee Plan. There has been no obligation to pay or custom of paying any monies (other than in respect of contractual remuneration or emoluments of employment or pension benefits) to or for the benefit of any current Identified Employee or any former employee, officer, consultant, contractor or worker of Sapphire or any of its Subsidiaries (or their dependents) under which there will be any liability in connection with the consummation of the Transactions.

(f) No Assumed Employee Plan or any other plan in which Identified Employees participate provides health, medical, dental, life insurance or welfare benefits following retirement or other termination of employment to any current or former employee or other service provider or any of their respective dependents, in each case, except as required by COBRA. No Assumed Employee Plan provides or is obligated to provide health, life insurance or other welfare benefits to any Person who is not an Identified Employee or former employee of the Transferred Entities (or dependent thereof). Each Transferred Entity has complied in all respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, including offering qualifying health coverage to all full-time employees since January 1, 2015.

(g) None of the Transferred Entities or any ERISA Affiliate has any Liability, or is reasonably expected to incur any Liability under Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or under COBRA as a result of a failure to comply with the continuation coverage requirements thereof and, to the knowledge of Sellers, no condition exists that presents a material risk to the Transferred Entities or any ERISA Affiliates of incurring any such Liability. No Transferred Entity or any of its ERISA Affiliates contributes to or is obligated to contribute to, or has any Liability with respect to, and no Assumed Employee Plan is (A) a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, or (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(h) Neither the execution, delivery, or performance of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to, or the cancellation of indebtedness of, any Identified Employee, or other current or former employee, director or consultant of any Transferred Entity, (ii) increase any compensation or benefits otherwise payable or to be provided to any Identified Employee or (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits to any Identified Employee or under any Employee Plan, or (iv) trigger any increased or accelerated contributions to any Assumed Employee Plan or trigger any change in the funding or covenant support arrangements for any Assumed Employee Plan. No amount paid or payable (whether in cash, in property or in the form of benefits) as a result of the delivery, performance or execution of this Agreement or the consummation of the Transaction (whether alone or in connection with any other event) will result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No Transferred Entity has any obligation to make, and no Identified Employee is entitled to receive, a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(i) Except as would not be material to the Businesses, taken as a whole, (i) all employer and employee contributions to each Assumed Employee Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (ii) the fair market value of the assets of each funded Assumed Employee Plan, the liability of each insurer for any Assumed Employee Plan funded through insurance or the book reserve established for any Assumed Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Assumed Employee Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(j) Other than the pension schemes set forth on Schedule 3.11(a) (the “Pension Schemes”), and/or any Mandatory Retirement Plan, there is no material arrangement of any nature whatsoever to which Sapphire or any of its Subsidiaries contributes, or has contributed, or may become liable to contribute or pay any sum, for the payment of a pension, gratuity, allowance, lump sum or other benefit on retirement, death, the attainment of a particular age or the attainment of a particular number of years of service, termination of employment (whether voluntary or not) or sickness or disablement (whether during service or after retirement (whether legally enforceable or not)) with respect to or for the benefit of the Identified Employees (or their dependents). Neither Sapphire nor any of its Subsidiaries or Joint Ventures with respect to the Businesses proposes, nor has any such entity made any proposal, any material undertaking or assurance (whether legally enforceable or not) to any person to enter into or establish or participate in any such arrangement.

(k) All material details and governing documents in relation to the Pension Schemes have been, or prior to Closing shall be, provided to Buyer together with a list of employees and directors who participate in the Pension Schemes, including details of the applicable rates of contribution (member and employer) and such other data as is necessary in order to establish the respective entitlements of the employees and the directors to contributions or benefits under the Pension Schemes.

(l) Neither Sapphire nor any of its Subsidiaries or Joint Ventures has any obligation, as a result of a transfer pursuant to the Transfer Regulations, to provide any benefits other than those provided in the event of old age, invalidity or death to any Automatic Transfer Employee in the UK, and no such obligation shall transfer to Buyer under the Transfer Regulations.

(m) No contribution notice or financial support direction (or any similar notice or direction in any jurisdiction) has been issued or threatened by any Governmental Authority in respect of Sapphire or any of its Subsidiaries (or any person connected or associated with Sapphire or any of its Subsidiaries). Prior to the date of this Agreement, no transactions have taken place, no arrangements have been entered into, no steps have been taken and there have been no omissions which are reasonably likely to give rise to any Governmental Authority issuing or threatening to issue a contribution notice or financial support direction to or in respect of Sapphire or any of its Subsidiaries with respect to the Businesses.

(n) Except as set forth on Schedule 3.11(n), neither Sapphire nor any of its Subsidiaries is with respect to the Businesses associated or connected with an employer in a defined benefit pension scheme within the meaning of Sections 38(3)(b) or 43(6)(c) of the UK Pensions Act 2004.

(o) To the Sellers’ knowledge, there is no matter or circumstance which might give rise to an investigation by any Governmental Authority or to the issue of any notice, order, direction or injunction by any Governmental Authority in relation to any material Employee Plan with respect to the Businesses or any Identified Employees.

(p) To the Sellers’ knowledge, Sapphire and its Subsidiaries and Joint Ventures has complied at all times with their obligations under applicable Law in relation to the Pension Schemes and Mandatory Retirement Plans with respect to the Identified Employees. No notices, fines, or other sanctions have been issued by any Governmental Authority in relation to the Pension Schemes.

(q) To the Sellers’ knowledge, all Pension Scheme and Mandatory Retirement Plan contributions and premiums due in respect of the Identified Employees’ pensions and benefits have been duly paid and there are no liabilities outstanding in respect of them, save with respect to any unfunded Mandatory Retirement Plans.

(r) All benefits payable under the Pension Schemes or otherwise by Sapphire or any of its Subsidiaries on the death of an Identified Employee or during periods of sickness or disability are at the date of this Agreement fully insured and all such insurance premiums have been paid by Sapphire or any of its Subsidiaries when due.

(s) There are no actions, proceedings or claims in progress, pending or threatened against Sapphire or its Subsidiaries or Joint Ventures (in each case in relation to the Business) in relation to the provision or otherwise of any Pension Scheme, Mandatory Retirement Plan or any benefits of a type described in Section 3.11(f) above, and to the Sellers’ Knowledge, there is no fact, matter or circumstance which could give rise to any action, proceeding or claim.

(t) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no sums owing to or from, or agreed to be loaned or advanced by Sapphire to, any Identified Employee or any former employee, officer, worker, contractor or consultant of Sapphire or any of its Subsidiaries other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

(u) Except as set forth on Schedule 3.11(u), neither Sapphire nor any of its Subsidiaries or Joint Ventures is a party to or proposing to introduce in respect of any of Identified Employees any material severance or redundancy payment scheme in addition to statutory minimums under applicable Law, nor is there any material customary arrangement or agreed procedure for redundancy selection.

(v) Except as would not be material to the Businesses, taken as a whole, neither Sapphire nor any of its Subsidiaries or Joint Ventures has made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Identified Employee or to their dependents in connection with the actual or proposed termination or suspension of employment, engagement or appointment or any variation of an employment contract, contract of engagement or appointment.

(w) To the extent not already provided, prior to the Closing, Sellers shall provide Buyer with a list of all incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) established by Sapphire or any of its Subsidiaries or Joint Ventures or any shareholder thereof in which any of the Identified Employees participates, and, except for purposes of employee retention, neither Sapphire nor any of its Subsidiaries or Joint Ventures is proposing to introduce any such incentive scheme or incentive arrangement prior to Closing.

(x) Except as set forth on Schedule 3.11(a), there are no securities, options over securities or interests in securities (other than those securities or options issued pursuant to incentive schemes or other incentive arrangements referred to in Section 3.11(w) above) in respect of which Sapphire or any of its Subsidiaries may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) of any Identified Employee.

(y) The Closing Date Net Working Capital and/or Closing Date Indebtedness will make full and fair provision for employee bonuses and other short term incentive awards payable post-Closing that are attributable to the operation of, including the profits recognized, the Businesses in the period prior to Closing, consistent and in similar proportion with historic such payments and awards.

Section 3.12. Labor.

(a) Except as set forth in Schedule 3.12(a), to knowledge of Sellers, the Transaction, and the execution, delivery and performance of this Agreement, the French Put Option, and the Dutch Put Option, as the case may be, do not and will not require any consent, approval, authorization or other action by, or filing with, notification to, or consultation with, any trade union, works council, social and economic committee, health and safety committee, staff association, or other employee representative body, or any Governmental Authority with respect to the Identified Employees, or under the terms of any Bargaining Agreement.

(b) Schedule 3.12(b) sets forth a true and complete list as of August 2, 2021 (the “List”) of all Identified Employees, and accurately sets forth for each such Person the following information: (i) unique identifier; (ii) employing entity; (iii) job title or grade; (iv) salary or hourly rate, as applicable, and target bonus for current fiscal year; (v) status as exempt or non-exempt if applicable, (vi) hire date or continuous employment date, as applicable; (vii) status as full- or part-time; (viii) age; (ix) location of employment (city, state (if applicable), and country); (x) identifying whether the Identified Employee is on secondment or assignment to a Sapphire entity other than the individual’s employer; and (xi) leave status and anticipated return to work date (if known). To the Sellers’ knowledge, the Identified Employees are the only employees or workers of Sapphire and its Subsidiaries or Joint Ventures that are exclusively or primarily engaged in the Businesses.

(c) No later than 45 Business Days prior to Closing, Sellers shall provide to Buyer a true and complete list of each Worker who received payments from Seller in calendar year 2020 or 2021 in excess of $150,000 and identifies for each such Worker the following information: (i) country where engaged; (ii) engaging entity (or entity such individual provides services to, if different); (iii) payments in calendar year 2021; and (iv) payments in calendar year 2020, and details of contingent or agency Workers engaged on a per country basis. As soon as reasonably practicable following the date of this Agreement, Sellers shall provide to Buyer a true and complete list of each individual independent contractor engaged by the Sellers in the Businesses.

(d) As soon as reasonably practicable following the date of this Agreement, Sellers shall provide to Buyer a true and complete list of the name of each Director who is an Identified Employee or will remain employed by the Transferred Entities.

(e) Sellers have made available to Buyer: (i) accurate and up-to-date examples of pro forma contracts of employment and statements of terms and conditions, and each Identified Employee is employed by Sapphire or any of its Subsidiaries under a contract of employment that is materially in the same form as one of those pro forma contracts; and (ii) copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any Identified Employee.

(f) Except as set forth on Schedule 3.12(f), none of the Transferred Entities or, Sapphire or any or its Subsidiaries or Joint Ventures, with respect to the Businesses and the Identified Employees, are party to, or bound by, any Bargaining Agreement, nor is any such Contract, as of the date hereof, being negotiated. Sapphire and its Subsidiaries and Joint Ventures have complied in all material respects with those Bargaining Agreements set forth on Schedule 3.12(f). The Businesses are not subject, and have not been subject in the three-year period preceding the date of this Agreement, to any unfair labor practice proceeding or to any labor, industrial or trade dispute, claim, strike or work stoppage, and there is nothing likely to give rise to such a dispute, claim, strike or work stoppage. To the knowledge of Sellers, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving Identified Employees.

(g) Except as set forth on Schedule 3.12(g), no Identified Employee is on a temporary period of leave (whether on a full-time or part-time basis), or has had their employment terms varied, in each case under any formal or informal job retention scheme or arrangement by a governmental or other body or otherwise as a result of COVID-19.

(h) Except as would not be material to the Businesses taken as a whole, with respect to the Businesses and the Identified Employees, Sapphire and its Subsidiaries and Joint Ventures (i) are, and at all times during the past three (3) years have been, in compliance with all applicable Laws pertaining to employment and employment practices, including, but not limited to, wages, hours, compensation, timely pay, employee pay documentation, in relation to the calculation of holiday pay, employee and worker classification (either as exempt or non-exempt, or as a contractor versus employee, including compliance with the United Kingdom “off payroll” working laws and any local similar applicable Law), fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, work authorization, terms and conditions of employment, employment records, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, background inquiries, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, working conditions, employee safety or health, and obligations with respect to COVID-19 risk assessments; (ii) have withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any Identified Employee; (iii) have no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) have no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Identified Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) Each Identified Employee has successfully passed all industry required and standard background checks and all other verification reviews required by applicable Law. In the three years prior to the date of this Agreement, all such background checks and all other verification reviews conducted with respect to any Identified Employee of Sapphire or its Subsidiaries has been conducted in compliance with all applicable Laws.

(j) Except as set forth in Schedule 3.12(j), all contracts between Sapphire or any of its Subsidiaries on the one hand and any Identified Employee on the other hand, are terminable at any time at will or, with respect to any Identified Employee employed outside of the United States, on not more than twelve months’ notice or such notice required under applicable Laws, in either case without giving rise to any claim for compensation or damages (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of Sapphire (or any of its Subsidiaries) other than for sums properly due under such contract including but not limited to wages, fees, commission, holiday pay for the current holiday year or pension. No Identified Employee is subject to a current and pending final warning.

(k) Except as set forth in Schedule 3.12(k), there are no currently pending, and have not been during the three (3) years prior to the date of this Agreement any actions, suits, claims (oral or written), charges, complaints, grievances, arbitrations, investigations or other legal proceedings against Sapphire or any of its Subsidiaries or Joint Ventures with respect to the Businesses, or to the knowledge of Sellers, threatened to be brought or filed, by or with any Person or any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, worker, applicant, contractor, or other service provider of Sapphire or any of its Subsidiaries or Joint Ventures with respect to the Businesses, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Law.

(l) Except as set forth on Schedule 3.12(p), during the past three (3) years neither Sapphire nor any of its Subsidiaries or Joint Ventures have, with respect to the Businesses, implemented or effectuated a “plant closing,” “mass layoff,” partial “plant closing,” “relocation,” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or similar terminology under similar applicable Law) or proposed, initiated or conducted a collective redundancy process or consultation exercise affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Sapphire or any of its Subsidiaries.

(m) Except as would not be material to the Businesses, taken as a whole, no outstanding liability has been incurred by Sapphire or any of its Subsidiaries or Joint Ventures with respect to the Businesses for breach of any contract of employment or contract for services or severance or redundancy payments, protective awards, compensation for any discrimination claim or any breach of Transfer of Undertakings (Protection of Employment) Regulations 2006 (or any similar legislation under applicable Law) or for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any current or former Identified Employee, consultant or contractor of Sapphire or any of its Subsidiaries or Joint Ventures or in respect of any other liability arising out of the termination of any such person’s contract of employment or contract for services. No outstanding liabilities in any court of any competent jurisdiction exist against Sapphire or any of its Subsidiaries or Joint Ventures in relation to any current or former Identified Employee, consultant or contractor of Sapphire or any of its Subsidiaries or Joint Ventures.

(n) In the three (3) years preceding the date of this Agreement, neither Sapphire nor any of its Subsidiaries (nor any predecessor or owner of any part of the Businesses) has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or any similar legislation under applicable Law providing for the automatic transfer of employees) affecting any of Identified Employees. No such persons have had their terms or conditions varied to their material detriment or without their written consent as a result of and in connection with such a transfer.

(o) Except as would not be material to the Businesses, every Identified Employee who requires permission to work in the country in which they perform their services has current and appropriate permission to work in such country. Sapphire and its Subsidiaries and Joint Ventures have obtained and maintained up-to-date, adequate and suitable records regarding each Identified Employee’s eligibility to work in the jurisdiction in which they perform their services in accordance with applicable Law and there are no individuals employed such that Sapphire or any of its Subsidiaries or Joint Ventures would be liable for a penalty (whether criminal and/or civil) under any applicable Law.

(p) To the Sellers’ knowledge, except as set forth on Schedule 3.12(p), during the past three (3) years, (i) no allegations of sexual harassment, discrimination or misconduct have been made against any (A) Identified Employee who is a senior officer or director, or (B) any Identified Employee who works in a supervisory or managerial position and (ii) Sapphire and its Subsidiaries have not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment, discrimination or misconduct by an employee, contractor, director, officer, or other representative of Sapphire or its Subsidiaries.

Section 3.13. Tax Matters.

Except as set forth on Schedule 3.13:

(a) (i) (A) Each Transferred Entity has timely filed all material Tax Returns required to be filed by or with respect to such Transferred Entity and (B) each Seller has timely filed all material Tax Returns required by such Seller to be filed with respect to the Transferred Assets or the Businesses, (ii) all such Tax Returns were, when filed, complete, true and accurate in all material respects and remain true, complete and accurate in all material respects, (iii) (A) no Transferred Entity is currently the beneficiary of any extension of time within which to file any Tax Return, except to the extent granted in the ordinary course in connection with any extension to file such Tax Return, and (B) no Seller is currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Transferred Assets or the Businesses, except to the extent granted in the ordinary course in connection with any extension to file such Tax Return, and (iv) (A) each Transferred Entity has timely paid all material Taxes for which such Transferred Entity is liable (whether or not shown on any Tax Returns) and (B) each Seller has timely paid all material Taxes owed by such Seller with respect to the Transferred Assets or the Businesses (whether or not shown on any Tax Return).

(b) Each Transferred Entity has in its possession or under its control all necessary records, invoices and other information relating to Taxes in respect of all periods, transactions and events on or before the Principal Closing Date which are required by law to be maintained or which are required to enable the Tax liabilities of the Transferred Entities to be calculated accurately in all material respects.

(c) No Transferred Entity has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax Return, Tax assessment or deficiency and no Transferred Entity has entered into any concessions, agreements or arrangements with any Tax Authority (including, but not limited to, any arrangements for the payment of group Tax liabilities) and no Tax Authority has agreed to operate any special arrangement or agreement (being an arrangement or agreement not based on a strict and detailed application or the relevant legislation) in relation to the Tax affairs of a Transferred Entity.

(d) Each Transferred Entity has timely deducted or withheld all amounts in respect of Taxes as required by applicable Laws, including in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and has properly and timely accounted to the relevant Tax Authority for the Taxes so deducted or withheld.

(e) No deficiencies for, or adjustments in respect of, Taxes against any Transferred Entity or relating to the Transferred Assets or the Businesses have been claimed, proposed, asserted or assessed by any Tax Authority in writing, and there are no pending or, to the knowledge of the Transferred Entities, threatened or proposed audits, assessments, proceedings or other actions for or relating to any liability in respect of Taxes of any Transferred Entity in writing nor are there are any circumstances which are likely to result in the Transferred Entities becoming liable to pay any fine penalty, charge, surcharge or interest.

(f) No jurisdiction (whether within or without the United States) in which any of the Transferred Entities has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in a writing received by Sellers or its Affiliates that such Transferred Entity is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(g) Each Transferred Entity is and has at all times been subject to Tax as a resident only in its jurisdiction of incorporation and has not at any time been resident or had any branch, agency or permanent establishment in any other jurisdiction for any Tax purpose (and no Tax Authority has ever sought to assert the same) nor will any Transferred Entity be, or become, liable to make any filings or registrations, maintain any Tax records or account for any material Tax in any other jurisdiction.

(h) Schedule 3.13(h) sets forth a list as of the date hereof of the Transferred Entities that are required to file Tax Returns as a member of a consolidated, combined or unitary group for Tax purposes of which any person other than other Transferred Entities is or was a member.

(i) (i) No Transferred Entity is liable for any Tax of any person other than a Transferred Entity and (ii) no Sellers have any liability for Taxes with respect to the Transferred Assets or the Businesses of any other Person other than its Affiliates, in the case of each of clause (i) and (ii), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, in each case other than pursuant to commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Tax.

(j) There are no Liens for Taxes (other than Permitted Liens) on any assets of any of the Transferred Entities or on any Transferred Assets or any other assets of the Businesses and none of the assets of any of the Transferred Entities or Transferred Assets are the subject of any charge, power of sale or mortgage in favor of any Tax Authority.

(k) No Transferred Entity is a party to any Tax Sharing Arrangements (other than any Tax Sharing Arrangements entered into pursuant to Article VI) or Tax allocation agreements for which there will be any liability following the Principal Closing Date, other than, in each case, commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(l) No Transferred Entity will be required to include in any taxable period (or portion thereof) ending after the Principal Closing Date any material taxable income attributable to income of such Transferred Entity that accrued in any taxable period (or portion thereof) ending on or prior to the Principal Closing Date but was not recognized in such taxable period, as a result of (i) any installment sale or open transaction, (ii) a change in accounting method, (iii) any prepaid amount received on or prior to the Principal Closing Date or (iv) any election under Section 965(h) of the Code.

(m) No Transferred Entity (nor any person on behalf of any Transferred Entity) has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, provincial, local or non-U.S. Law that would be binding on any Transferred Entity following the Principal Closing. There are no outstanding rulings of, or request for rulings by, any Tax Authority addressed to any Transferred Entity primarily related to Taxes that are, or if issued would be, binding on any Transferred Entity.

(n) All transactions or arrangements involving a Transferred Entity and any related person (including any transactions or arrangements between the Transferred Entities) have been undertaken on arm’s length terms and all material documentation required by relevant transfer pricing laws has been timely prepared or obtained and, if necessary, retained by each Transferred Entity.

(o) No Transferred Entity has engaged in a transaction subject to Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(p) Schedule 3.13(p) sets forth all elections made by any Transferred Entity pursuant to U.S. Treasury Regulations Section 301.7701-3.

(q) None of the Transferred Entities has participated in a reportable transaction required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(r) No Transferred Entity is, or during the past 12-month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) that owns (within the meaning of Section 958(a) of the Code) stock of a controlled foreign corporation (within the meaning of Section 957 of the Code).

(s) None of the Transferred Entities has established or has been required to establish a Subpart F income recapture account within the meaning of Treasury Regulations Section 1.952-1(f).

(t) None of the Transferred Entities owns any interest in any passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of any Transferred Entity.

(u) The charges, accruals and reserves for Taxes with respect to the Transferred Entities reflected on the books of the Transferred Entities (excluding any provision for deferred Income Taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which the Transferred Entities have recorded items on their respective books, and since the end of the last period for which the Transferred Entities have recorded items on their respective books, none of the Transferred Entities has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business.

(v) Any powers of attorney granted by any Transferred Entity prior to the Principal Closing relating to Taxes will terminate and be of no effect following the Principal Closing.

(w) There are no material Tax credits, grants or similar amounts that are or could be subject to clawback (including, but not limited to, any de-grouping charges, clawback or disallowance of any group relief or allowance previously given) or recapture as a result of (1) the transactions contemplated by this Agreement or (2) a failure by any Transferred Entity to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(x) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (or similar provision of state, local or foreign law).

(y) None of the Transferred Entities will be required to remit withholding or other Taxes to any state as a result of the Section 338(h)(10) Elections.

(z) Each Transferred Entity has complied in all material respects (“material” in the context of a VAT group being construed by reference to the VAT group as a whole) with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any written agreement reached with any appropriate Tax Authority and each Transferred Entity is a registered and taxable person for VAT purposes.

(aa) No Transferred Entity has been a party to, or otherwise involved in, any transaction, scheme or arrangement the main purpose or object or one of the main purposes or objects of which is to avoid or reduce a liability to Tax or to secure a Tax advantage or which can reasonably considered as such.

(bb) Any document or instrument that may be necessary in proving the title of a Transferred Entity to any asset which is owned by a Transferred Entity at the date of this Agreement and which the Transferred Entity is or was liable to pay any Transfer Taxes has been produced to the applicable Governmental Authority and any such Transfer Taxes have been paid. No such documents which are outside the UK would attract UK stamp duty if they were brought into the UK.

(cc) Each Transferred Entity has obtained all such information and/or certifications as may be required in order to comply with their respective obligations under any Information Reporting Regime and, since June 25, 2018, each Transferred Entity has kept records of transactions that could qualify as reportable cross-border arrangements, as defined in the Information Directive, to which a Transferred Entity is a party.

(dd) The entry into, becoming unconditional or any Closing pursuant to this Agreement will not result in any material income, profit or gain being deemed to accrue to any Transferred Entity for Tax purposes (including, but not limited to, any clawback or disallowance of any group relief or allowance previously given).

(ee) Assuming the Tax year closed on the Principal Closing Date, no Transferred Entity which is a U.S. Transferred Entity has any amount includable in income for such Tax year pursuant to Code Section 951 or 951A.

Notwithstanding anything in the Agreement to the contrary, this Section 3.13, Section 3.07 (to the extent related to Tax matters) and Section 3.11 (to the extent related to Tax matters) contain the sole and exclusive representations and warranties of Sellers regarding Tax matters. Nothing in this Agreement (other than Sections 3.13(l), 3.13(m), 3.13(p) and 3.13(v)) shall be construed as providing a representation or warranty with respect to any tax period beginning after the Principal Closing Date and the portion of any Straddle Period beginning at the start of the day after the Principal Closing Date or the existence, amount, expiration date or limitations on (or availability of) any Tax Attribute.

Section 3.14. Properties

(a) There is no real property owned in fee by Sapphire or its Subsidiaries that Relates to the Business (for this purpose, “Relating” shall be measured by reference to the relative proportion of Identified Employees to overall number of employees of Sapphire and its Subsidiaries associated with such leased, subleased, licensed or occupied real property). Sapphire or its Subsidiaries, as applicable, are not obligated or bound by any Contracts, options, rights of first refusal or other contractual rights to sell or acquire any real property that Relates to the Business.

(b) Schedule 3.14(b) sets forth a true, complete and correct list as of the date hereof of the street address of each real property leased, subleased, licensed or occupied by Sapphire and its Subsidiaries and Relating to the Businesses (for this purpose, “Relating” shall be measured by reference to the relative proportion of Identified Employees to overall number of employees of Sapphire and its Subsidiaries associated with such leased, subleased, licensed or occupied real property) (collectively, the “Leased Business Real Property”). Sellers have made available to Buyer true and complete copies of each lease, sublease, license and occupancy agreement for each Leased Business Real Property and all amendments, and supplements and guarantees thereto, other than the Specified Excluded Real Property Leases, (each, as so amended and supplemented, a “Transferred Real Property Lease”). Each Transferred Real Property Lease is referred to herein as a “Material Transferred Real Property Lease” and the real property leased subleased, licensed or occupied pursuant thereto is referred to herein as “Material Leased Business Real Property”.

(c) Except as would not be material to the Businesses taken as whole, each Material Transferred Real Property Lease is valid, binding and in full force and effect, except for the Bankruptcy and Equity Exceptions and no uncured default on the part of any Seller or, if applicable, any Transferred Entity or, to the knowledge of Sellers, the owner thereunder exists with respect to any Material Leased Business Real Property. The applicable Seller or Transferred

Entity has a valid leasehold interest in or contractual right to use or occupy, as applicable, subject to the terms of the Material Transferred Real Property Lease, the Material Leased Business Real Property leased, subleased, licensed or occupied by it, free and clear of all Liens, except for Permitted Liens and except as would not be material to the Businesses taken as whole. Except as would not be material to the Businesses taken as whole, the applicable Seller or Transferred Entity has the right to use all of the Material Leased Business Real Property for the full term of each such Material Transferred Real Property Lease (and any renewal options) relating thereto, and the applicable Seller or Transferred Entity has not assigned, transferred or pledged any interest in any of the Material Transferred Real Property Leases. Except as would not be material to the Businesses taken as whole, neither the whole nor any part of the Material Leased Business Real Property is subject to any pending suit or condemnation or any other taking by any Governmental Authority and, to the knowledge of Sellers, no such condemnation or other taking is threatened or contemplated. Except as set forth on Schedule 3.14(c), and except as would not be material to the Businesses taken as whole, there are no leases, subleases, licenses or other Contracts granting to any Person the right of use or occupancy of any portion of the Material Leased Business Real Property (except under the Material Transferred Real Property Leases). Except as would not be material to the Businesses taken as whole, all buildings, structures, facilities and improvements located on the Material Leased Business Real Property, including buildings structures, facilities and improvements which are under construction (collectively, the “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Laws for the use thereof, and conform in all material respects with all applicable Laws. Except as would not be material to the Businesses taken as whole, the Improvements are: (i) in good operating condition and repair (ordinary wear and tear excepted); and (ii) suitable and adequate for the continued use for the manner which they are presently being used. Except as would not be material to the Businesses taken as whole, the applicable Seller or Transferred Entity has timely paid all rents and other charges to the extent due under the Material Transferred Real Property Leases and no applicable Seller or Transferred Entity has received any written, or to the knowledge of Sellers, other notice from any owner of such Material Leased Business Real Property regarding a material default under the Material Transferred Real Property Leases. Except as would not be material to the Businesses taken as whole, neither the whole nor any material portion of any Material Leased Business Real Property has been damaged or destroyed by fire or other casualty which has not been repaired to its original condition.

Section 3.15. Environmental Matters. Except as set forth on Schedule 3.15, or as would not be material to the Businesses, taken as a whole: (a) Sellers and their Subsidiaries and Joint Ventures, with respect to the Businesses, including each Transferred Entity, are, and since January 1, 2017 have been, in compliance with applicable Environmental Laws; (b) to the knowledge of Sellers, no property currently or formerly owned, leased or operated by the Businesses is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated; (c) since January 1, 2017, none of Sellers or their Subsidiaries or Joint Ventures, including each Transferred Entity has received any written notice, demand letter, claim or request for information alleging that the Businesses may be in violation of or subject to liability under any Environmental Law; (d) none of Sellers or their Subsidiaries or Joint Ventures, including each Transferred Entity, is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (e) Sellers and their Subsidiaries and Joint Ventures, including each Transferred Entity, hold and are in compliance with all environmental Permits necessary for the conduct and operation of the Businesses.

Section 3.16. Intellectual Property; Information Technology.

(a) Schedule 3.16(a) contains a list of the following as of the date hereof: (i) all registrations and applications for registrations of Business Copyrights, Business Patents and Business Trademarks (including domain names); and (ii) all Software applications (including modelling and analytical tools) that are material to the conduct of the Businesses as currently conducted and that are owned by any Transferred Entity or any Asset Seller and (in the case of the Asset Sellers) that are included in the Transferred Assets.

(b) Except as would not reasonably be expected to be material to the Businesses taken as a whole, an Asset Seller or Transferred Entity is the sole and exclusive owner of all right, title, and interest in and to the Business Intellectual Property Rights, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to be material to the Businesses taken as a whole, and except for (i) assets and Intellectual Property Rights used to provide the services to Buyer and its Affiliates under the Transition Services Agreement, (ii) assets and Intellectual Property Rights that would be used to provide to Buyer and its Affiliates the services that are excluded from the Transition Services Agreement and (iii) and the rights granted pursuant to the Intellectual Property License Agreement, an Asset Seller or Transferred Entity is the sole and exclusive owner of all right, title, and interest in and to, or is licensed or otherwise possesses rights to use, all Intellectual Property Rights necessary for conduct of the Businesses as currently conducted. Except as would not reasonably be expected to be material to the Businesses taken as a whole, the Registered Business Intellectual Property Rights are subsisting and the Registered Business Intellectual Property Rights that have been issued or registered are, to the knowledge of Sellers, valid and enforceable.

(c) There are no pending or, to the knowledge of Sellers, threatened claims against any Seller or Transferred Entity by any Person alleging infringement, misappropriation or other violation by a Seller or Transferred Entity for their conduct of the Businesses or use of the Business Intellectual Property Rights, and the Sellers and Transferred Entities have not received written notice of any such claim in the past three (3) years, nor has any Seller or Transferred Entity received a written invitation or request in the past three (3) years that it consider obtaining a license under any Patent rights of a third party for use in the Businesses, in each case, that would reasonably be expected to be material to the Businesses taken as a whole.

(d) Except as would not reasonably be expected to be material to the Businesses, taken as a whole, the Sellers have taken reasonable steps to maintain the confidentiality of the trade secrets included in the Business Intellectual Property Rights.

(e) Except as would not reasonably be expected to be material to the Businesses taken as a whole, none of the Sellers or Transferred Entities, the products or services distributed, sold or offered by the Businesses, nor the conduct of the Businesses, has, in the past three (3) years infringed, misappropriated or otherwise violated, or as of the date hereof infringes, misappropriates or otherwise violates, any Intellectual Property Right of any third party. In the past three (3) years, no Seller or Transferred Entity has made any written, or to the knowledge of the Sellers, non-written, claim of infringement, misappropriation or other violation by any Person of any Business Intellectual Property Rights.

(f) Except as would not reasonably be expected to be material to the Businesses taken as a whole, (i) all past and present employees, contractors and consultants of the Sellers or Transferred Entities who have had access to trade secrets included in the Business Intellectual Property Rights or other confidential information Related to the Businesses or have participated in the development of Business Intellectual Property Rights or other confidential information Related to the Businesses for the Sellers or Transferred Entity are bound by written agreements pursuant to which such Persons (A) assign to a Seller or Transferred Entity or its applicable Subsidiary or Joint Venture all of such Person’s right, title and interest in and to all Intellectual Property Rights developed by such Person within the scope of such Person’s employment or engagement with or by a Seller or Transferred Entity and (B) are obligated to safeguard and protect such trade secrets included in the Business Intellectual Property Rights and other confidential information (including with respect to the disclosure and use thereof), and, (ii) to the knowledge of Sellers, no such Person has breached any of its obligations with respect to such Business Intellectual Property Rights or other confidential information. To the knowledge of Sellers, no third party has infringed, misappropriated or otherwise violated any Business Intellectual Property Rights, or has breached any confidentiality obligations with respect to any trade secret included in the Business Intellectual Property Rights, in each case that would reasonably be expected to be material to the Businesses taken as a whole.

(g) There are no pending or, to the knowledge of Sellers, threatened claims against Sellers or Transferred Entities by any Person challenging the ownership, enforceability or validity of any Business Intellectual Property Rights that would reasonably be expected to be material to the Businesses taken as a whole.

(h) Except as would not reasonably be expected to be material to the Businesses, taken as a whole, no Seller or Transferred Entity, with respect to the Businesses, uses or distributes, or has used or distributed, any Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) in any manner that would require any source code of any Software identified in Schedule 3.16(a) to be disclosed publicly or to a licensee, licensed for free, or dedicated to the public.

(i) Except as disclosed in Schedule 3.16(i) or as would not reasonably be expected to be material to the Businesses taken as a whole, neither Sellers nor any of their Affiliates have (i) disclosed or delivered, or have any obligation (with or without the passage of time or giving of notice) to disclose or deliver, to any third party, (ii) permitted the disclosure or delivery, or has any obligation (with or without the passage of time or giving of notice) to permit the disclosure or delivery, to any escrow agent or other third party of, or (iii) licensed or otherwise made available, or has any obligation (with or without the passage of time or giving of notice) to license or otherwise make available, any source code of the Software identified in Schedule 3.16(a) (other than, (A) in the case of each of (i) through (iii), in the ordinary course of business to employees and independent contractors who are subject to written confidentiality obligations, and (B) in the case of (ii) to any escrow agent who did not release such source code to any third party and who no longer retains a copy of such source code).

Section 3.17. Data Protection and Privacy.

(a) The Sellers and the Transferred Entities have in relation to the Businesses, established an Information Security Program that materially complies with Privacy Requirements, Privacy Policies, and any material Contracts relating to the protection or the Processing of Business Data, that is appropriately implemented and maintained and there have been no material violations of the Information Security Program. The Sellers and the Transferred Entities have in relation to the Businesses assessed and tested the Information Security Program on a no less frequent than annual basis; remediated all emergency, critical and high risks and vulnerabilities identified in external, authorized third-party penetration tests undertaken by the Sellers and the Transferred Entities on an annual basis; and the Information Security Program has proven sufficient and compliant with Privacy Requirements in all material respects. The IT Systems currently used in relation to the Businesses are in good working condition, operate and perform as necessary to conduct the Businesses and, to the knowledge of Sellers, do not contain any Malicious Code or defect.

(b) In relation to the Businesses, the Sellers and Transferred Entities and, to the knowledge of Sellers, with respect to the Processing of Business Data, their Data Processors, (i) comply and have complied in the three (3) years prior to the date hereof in all material respects with Privacy Policies, material Contracts relating to the protection or the Processing of Personal Data, and the Privacy Requirements; and (ii) have not carried out any cross-border transfers of Personal Data other than in accordance with Privacy Requirements, Privacy Policies and material Contracts relating to the protection or the Processing of Personal Data.

(c) In relation to the Businesses, the Sellers and Transferred Entities: (i) have implemented and maintained procedures to ensure that any Processing of Personal Data has been carried out in reliance on a valid legal basis; (ii) where required by Privacy Requirements, have duly provided data subjects with adequate information notices and obtained necessary valid consents from data subjects for the Processing of their Personal Data, and all Processing has been carried out in all material respects in compliance with such notices and consents; and (iii) have satisfied any requests for access to Personal Data or any other rights of data subjects exercised, in accordance with Privacy Requirements. To the extent required by material Contracts relating to the protection or the Processing of Personal Data, Privacy Requirements or Privacy Policies, (i) Personal Data is Processed in an encrypted manner, and (ii) Personal Data is securely deleted or destroyed in accordance with Privacy Requirements or material Contracts relating to the protection or the Processing of Personal Data. Neither the Sellers nor the Transferred Entities have sold (as defined by the California Consumer Privacy Act of 2018), and do not sell, any Personal Data to Persons or other third parties. Neither the execution, delivery or performance of this Agreement nor any of the other Transaction Documents, nor the consummation of any of the Transactions materially violate any material Contracts relating to the protection or the Processing of Personal Data, Privacy Requirements or Privacy Policies. Where Personal Data are disclosed and/or made available to a third party, such third party (whether or not a Data Processor) has provided guarantees, warranties or covenants in relation to the Processing of Personal Data, confidentiality, and security measures, all of which materially comply with Privacy Requirements, and such third party has agreed to comply with those obligations in a manner sufficient for the Seller and Transferred Entities to materially comply with Privacy Requirements.

(d) In the three (3) years prior to the date hereof, the Business and, to the knowledge of the Sellers and the Transferred Entities, their Data Processors, have not suffered and are not suffering a Security Incident that has been or is required to be notified to any Person or Governmental Authority, as documented in legal assessments carried out by the Sellers and the Transferred Entities in accordance with Privacy Requirements. In the three (3) years prior to the date hereof, the Business and, to the knowledge of the Sellers and the Transferred Entities, their Data Processors, have not been and are not materially adversely affected by any Malicious Code, ransomware, malware attacks, or denial-of-service attacks on any IT Systems. In the three (3) years prior to the date hereof, none of the Sellers or Transferred Entities, nor, to Sellers’ knowledge, any other Person, has made any illegal, or unauthorized use of any Business Data collected with respect to the Businesses. In relation to the Businesses, neither the Sellers nor the Transferred Entities, nor any third party acting at their direction or authorization (including, any Data Processor), has paid any perpetrator of any actual or threatened Security Incident or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack. In the three (3) years prior to the date hereof, in relation to the Businesses, neither the Sellers nor the Transferred Entities, have received a written notice (including any enforcement notice), letter, or complaint from a Governmental

Authority alleging noncompliance or potential noncompliance with any Privacy Requirements or Privacy Policies or any material Contracts relating to the protection or the Processing of Personal Data and have not been subject to any actual, pending, or, to the knowledge of Sellers, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, relating to noncompliance or potential noncompliance with Privacy Requirements or the Processing of Personal Data or any material Contracts relating to the protection or the Processing of Personal Data. In the three (3) years prior to the date hereof, in relation to the Businesses, neither the Sellers nor the Transferred Entities have received a material written complaint or letter from any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Privacy Policies or any material Contracts relating to the protection or the Processing of Personal Data. In relation to the Businesses, neither the Sellers nor the Transferred Entities, are in material breach or default of any material Contracts relating to the IT Systems or to Business Data. In relation to the Businesses, the Sellers and Transferred Entities maintain, and have maintained in the two (2) years prior to the date hereof, cyber liability insurance with reasonable coverage limits.

Section 3.18. Business Material Contracts.

(a) Schedule 3.18(a) sets forth a true, correct and complete list, and Sellers have made available to Buyer true and correct copies, of each Contract, including amendments thereto, to which Sapphire or any of its Subsidiaries or Joint Ventures is a party or by which it is bound or pursuant to which any Transferred Assets are subject that Relates to the Businesses (other than purchase orders and invoices entered into in the ordinary course of business consistent with past practices, Contracts that are benefit plans, Contracts unrelated to the Businesses that are Bargaining Agreements, Transaction Documents, and Excluded Assets) and:

(i) provides for a partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing, joint research and development or similar arrangement, or provides for or governs the formation, creation, operation, management or control of such arrangement;

(ii) relates to outstanding Indebtedness of any Transferred Entity for borrowed money or any financial guaranty thereof in an amount in excess of $10 million other than (A) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $5 million, individually or in the aggregate and (B) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice, in each case to the extent not drawn upon;

(iii) which (A) grants any exclusive or preferential rights to sell or distribute products or services, (B) grants “most favored nation” status to any other Person, (C) contains “requirements” provisions or other provisions obligating any Transferred Entity to purchase or obtain a minimum or specified amount of any product or service from any Person, or (D) contains minimum sales or volume provisions;

(iv) in respect of an acquisition or divestiture or licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $1 million in the twelve (12) month period following the date hereof;

(v) is material to the business, profits or assets of the Businesses taken as a whole and (A) purports to limit the type or nature of the business conducted by the Businesses or their Affiliates, now or in the future, or the geographic area in which the Businesses operate, (B) would require the disposition of any material assets of the Businesses as a result of the consummation of the Transactions, or (C) contains a covenant not to compete or freely solicit business or services, non-solicitation or other similar clause restricting the Businesses or the Transferred Entities;

(vi) under which any third party has granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property Rights or Software of a third party, which is material to the Businesses (excluding COTS Licenses);

(vii) under which Sellers or any of their Affiliates have granted a third party a license to use any Business Intellectual Property Rights;

(viii) that relates to any swap, forward, futures, or other similar derivative transaction for hedging purposes with a notional value in excess of $1 million;

(ix) involving the settlement of any action or threatened action (or series of related actions) which will (A) involve payments after the date hereof of consideration in excess of $5 million that constitute Assumed Liabilities or (B) impose material monitoring or reporting obligations with respect to the Businesses, Transferred Assets or Assumed Liabilities to any other Person outside the ordinary course of business; and

(x) any agreement requiring any future capital expenditures of the Transferred Entities or their respective Subsidiaries (or otherwise Relating to the Businesses) in excess of $10,000,000 (other than those reflected in the budget).

(b) Each Contract required to be listed in Schedule 3.18(a), whether or not set forth in such section of the Disclosure Schedules, is referred to in this Agreement as a “Business Material Contract” (with each such Contract listed under the corresponding clause of Schedule 3.18(a) to which such Contract is relevant). None of Sapphire or its Subsidiaries or Joint Ventures is in breach of or default under the terms of any Business Material Contract or in receipt of any written or, to the knowledge of Sellers, other claim or notice of default under or breach of any Business Material Contract, in each case, other than as would not be material to the Businesses taken as a whole. No other party to any Business Material Contract is in material breach of or default under the terms of any Business Material Contract. With respect to each Business Material Contract, (i) no event has occurred or circumstance exists that, with or without the lapse of time or the giving of notice or both, would, or would reasonably be expected to, result in a default under or breach of any Business Material Contract, result in a termination thereof or cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder, (ii) no party to any Business Material Contract has exercised any termination rights with respect thereto, and none of Sapphire or any of its Subsidiaries or Joint Ventures has received any notice of any intention to terminate any Business Material Contract and (iii) no party to any Business Material Contract has given written or, to the knowledge of Sellers, other notice of any dispute with respect thereto. Each Business Material Contract is a valid and binding obligation of Sapphire or, as applicable, its Subsidiary or Joint Ventures which is party thereto and, to the knowledge of Sellers, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception.

(c) Schedule 3.18(c) sets forth a true and correct list, as of the date hereof, of each (i) Buyer Shared Contract and (ii) Seller Shared Contract, in each case that is material to the Businesses taken as a whole, and certain other Buyer Shared Contracts and Seller Shared Contracts. Each Buyer Shared Contract and Seller Shared Contract is a valid and binding obligation of Sapphire or, as applicable, its Subsidiary which is a party thereto and, to the knowledge of Sellers, of each other party thereto, and is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.19. Insurance. Schedule 3.19 contains a list of all current material third party insurance policies issued to, or for the benefit of, Sapphire and any of its Subsidiaries and Joint Ventures in respect of the Businesses, including for each such policy, the name of the insurer, the policy number and policy period, deductible / self-insured retention, limits and whether the coverage is written on claims made, occurrence or other basis. All applicable current and historical limits under such third party insurance policies have not been materially impaired by claims activity of Sapphire or its Subsidiaries or Joint Ventures, and Sapphire and its Subsidiaries and Joint Ventures are, and have at all times been, covered by insurance in scope and amount customary and reasonable for the businesses in which they were engaged during such period. As of the date hereof, (a) all current third party insurance policies issued to Sapphire or any of its Subsidiaries or Joint Ventures in respect of the Businesses are in full force and effect and are valid and enforceable, (b) all premiums due thereunder in accordance with insurer payment terms have been paid, (c) so far as the Sellers are aware, there are no circumstances relating to Sapphire or any of its Subsidiaries or Joint Ventures that are likely to lead to any of the current third party insurance policies issued to Sapphire or any of its Subsidiaries or Joint Ventures being avoided by insurers, any claims (or any part of claims) being declined or paid only in part, the premiums being materially increased (other than commercially on renewal as a result of market conditions), or the cover being altered, (e) so far as the Sellers are aware, nothing has been done by or at the direction or request of Sapphire or its Subsidiaries or Joint Ventures which is likely to make any of the current third party insurance policies issued to Sapphire or any of its Subsidiaries or Joint Ventures void or voidable and (f) except as disclosed, no ex-gratia payment or other settlement has been made or liability accepted in respect of any matter which could have been notified under the current third party insurance policies issued to Sapphire or any of its Subsidiaries or Joint Ventures or was notified but declined. None of Sapphire or its Subsidiaries or Joint Ventures have received notice of cancellation, termination or adverse amendment with respect to any third party insurance policies issued to Sapphire or any of its Subsidiaries or Joint Ventures relevant to the Businesses, Transferred Assets, Transferred Entities or Assumed Liabilities (other than in connection with normal renewals of any such insurance policies).

Section 3.20. Transactions with Affiliates. No Related Party owns or has an interest (nor, since January 1, 2017 has any Related Party owned or had an interest), in each case whether directly or indirectly, in any property, asset or right that is used in the conduct of the Businesses and material to the Business taken as a whole.

Section 3.21. Fiduciary Funds and Obligations. The assets held by Sapphire and its Subsidiaries and Joint Ventures in a fiduciary (or equivalent) capacity to meet their respective obligations to clients or insurance carriers in respect of the Businesses are at least equal to the amounts required to be held in such fiduciary (or equivalent) capacity pursuant to premium trust and other applicable Laws or pursuant to any Contracts with such insurance carriers and clients (for the avoidance of doubt, including, without limitation, that provision for any bad debts has been made on a prudent and consistent basis in line with applicable Laws and any credit write backs have been processed in line with applicable Laws), and each of Sapphire and its Subsidiaries and Joint Ventures has at all times conducted their respective businesses in accordance in all material respects with fiduciary (or equivalent) obligations applicable to insurance brokers under the applicable Law of each jurisdiction in which they conduct business. The assets held by the Transferred Entities on behalf of any insured or other third parties with respect to which it has check writing or electronic funds transfer authority are and at all times have been held, administered and disbursed in accordance with the terms of applicable Contracts with third parties and all applicable Laws, in each case, in all material respects.

Section 3.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of any Seller or any of its Affiliates that would constitute an Assumed Liability or a Liability for which Buyer or its Affiliates or any Transferred Entity would be directly or indirectly liable.

Section 3.23. Customers. Schedule 3.23 sets forth a true and complete list of each client from whom the Businesses as a whole made more than five percent (5%) of their total sales during their most recent full fiscal year (each, a “Top Client”). Since January 1, 2021, there has not been (a) any material adverse change in the business relationship of the Transferred Entities with any Top Client or (b) any change in any material term (including credit terms) of any Contract with any Top Client. Since January 1, 2017, no Transferred Entity has received any client complaint concerning their services, other than complaints and returns in the ordinary course of business.

Section 3.24. Anti-Bribery, Anti-Corruption and Anti-Money Laundering.

(a) Except as would not be material to the Businesses taken as a whole, none of the Sellers nor their Subsidiaries or Joint Ventures, including any Transferred Entity, nor any director, manager, or employee of the Businesses, or, to the knowledge of Sellers based upon reasonable diligence given the Laws applicable to Sapphire, its Subsidiaries and Joint Ventures in respect of the Businesses, any authorized agents, representatives, sales intermediaries or other third parties, in each case, acting on behalf of any Sellers or their Subsidiaries or Joint Ventures, including any Transferred Entity, in respect of the Businesses, has, in the past five (5) years, taken any action in violation of any applicable Bribery Legislation or Anti-Money Laundering Legislation.

(b) Except as would not be material to the Businesses taken as a whole, none of Sellers nor their Subsidiaries or Joint Ventures, including any Transferred Entity, nor any director, manager or employee of the Businesses, or, to the knowledge of Sellers based upon reasonable diligence given the Laws applicable to Sapphire, its Subsidiaries and Joint Ventures in respect of the Businesses, any authorized agents, representatives, sales intermediaries, or other third parties, in each case, acting on behalf of any Sellers or their Subsidiaries or Joint Ventures, including any Transferred Entity, in respect of the Businesses, are, or in the past five (5) years has been, subject to or received any written notice, request or citation for any actual, pending, or, to the knowledge of Sellers, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, involving the Businesses or any Transferred Entity relating to any applicable Bribery Legislation or Anti-Money Laundering Legislation.

(c) Except as would not be material to the Businesses taken as a whole, none of Sellers nor their Subsidiaries or Joint Ventures, including any Transferred Entity, nor any director, manager or employee of the Businesses, or, to the knowledge of Sellers based upon reasonable diligence given the Laws applicable to Sapphire, its Subsidiaries and Joint Ventures in respect of the Businesses, any authorized agents, representatives, sales intermediaries, or other third parties, in each case, acting on behalf of any Sellers or their Subsidiaries or Joint Ventures, including any Transferred Entity, in respect of the Businesses, is, or in the past five (5) years has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Bribery Legislation or Anti-Money Laundering Legislation.

(d) Except as would not be material to the Businesses taken as a whole, the Sellers and their Subsidiaries and Joint Ventures, with respect to the Businesses, and each Transferred Entity, have at all times made and kept accurate books and records, accounts and other records in compliance with all applicable Bribery Legislation and Anti-Money Laundering Legislation.

(e) Except as would not be material to the Businesses taken as a whole, the Sellers and their Subsidiaries and Joint Ventures, with respect to the Businesses, and each Transferred Entity, maintain an adequate system of internal controls, policies, and procedures reasonably designed to (i) promote compliance with, and (ii) detect, prevent, and deter violations of, any applicable Bribery Legislation or Anti-Money Laundering Legislation.

(f) No officer, director, or, except as would not result in material Liability to the Business taken as a whole, to Sellers’ knowledge based upon reasonable diligence given the Laws applicable to Sapphire, its Subsidiaries and Joint Ventures in respect of the Businesses, employee or agent, of the Businesses is a Government Official.

(g) Except as would not be material to the Businesses taken as a whole, none of Sellers nor their Subsidiaries or Joint Ventures, including any Transferred Entity, nor any director, manager or employee of the Businesses, or, to the knowledge of Sellers based upon reasonable diligence given the Laws applicable to Sapphire, its Subsidiaries and Joint Ventures in respect of the Businesses, any authorized agents, representatives, sales intermediaries, or other third parties, in each case, acting on behalf of any Sellers or their Subsidiaries or Joint Ventures, including any Transferred Entity, in respect of the Businesses, has, in the past five (5) years, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any Government Official, or to any other person under circumstances where Sellers or their Subsidiaries or Joint Ventures, including any Transferred Entity, any director, manager or employee of the Businesses, or, to the knowledge of Sellers based upon reasonable diligence given the Laws applicable to Sapphire, its Subsidiaries and Joint Ventures in respect of the Businesses, any authorized agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of any Sellers or their Subsidiaries or Joint Ventures, including any Transferred Entity, in respect of the Businesses, knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the unlawful purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case in order to assist such Seller, any of its Subsidiaries or Joint Ventures, or any of their officers, directors, agents, employees, or persons acting on behalf of any of the foregoing in obtaining or retaining business for or with, or directing business to, any person.

(h) Except as would not be material to the Businesses taken as a whole, none of Sellers nor their Subsidiaries or Joint Ventures, including any Transferred Entity, nor any director, manager or employee of the Businesses, or, to the knowledge of Sellers based upon reasonable diligence given the Laws applicable to Sapphire, its Subsidiaries and Joint Ventures in respect of the Businesses, any authorized agents, representatives, sales intermediaries, or other third parties, in each case, acting on behalf of any Sellers or their Subsidiaries or Joint Ventures, including any Transferred Entity, in respect of the Businesses, has, in the past five (5) years, made, offered, authorized, or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any Bribery Legislation.

(i) No part of the proceeds from the Transaction constitutes or will constitute investment into or will otherwise be used by the Sellers or their Subsidiaries and Joint Ventures, directly or, subject to Sellers’ reasonable best efforts, indirectly, in violation of Bribery Legislation or Anti-Money Laundering Legislation, or other applicable Law.

Section 3.25. Trade Controls.

(a) Except as would not be material to the Businesses taken as a whole, the Businesses and the directors, officers, employees, of the Transferred Entities and, to the knowledge of Sellers, any authorized person acting on behalf thereof, are and at all times within the past five (5) years have been in compliance with applicable laws, regulations, resolutions, and orders pertaining to trade and economic sanctions, export controls, and anti-boycott laws administered and enforced by the United Nations Security Council, and governments of the United States, the United Kingdom, the European Union and its Member States, Singapore, and Canada, including without limitation by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Kingdom Office of Financial Sanctions Implementation, UK Foreign, Commonwealth and Development Office, UK’s Export Control Joint Unit, the European Union and all Member States, the Monetary Authority of Singapore, and Global Affairs Canada (collectively, “Trade Controls”). Except as would not be material to the Businesses taken as a whole, in the past five (5) years, there have been no claims, complaints, charges, investigations, voluntary disclosures or proceedings under or in connection with Trade Controls, and, to Sellers’ knowledge, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.

(b) Except as would not be material to the Businesses taken as a whole, none of the Transferred Entities, any of their respective directors, officers, employees, or, to the knowledge of Sellers, any authorized person acting on behalf thereof, respectively, is, or is owned (at a fifty percent (50%) or greater level of equity interest, directly or indirectly, in the aggregate by one or more Sanctioned Persons) or controlled by a “Sanctioned Person” defined as:

(i) a person with whom dealings are restricted under applicable Trade Controls administered by OFAC or the U.S. Department of State, Global Affairs Canada, the United Kingdom, the European Union and any EU Member States, or Singapore (“Sanctions”), including being identified on a sanctions-related restricted parties list, including, but not limited to, the EU Consolidated List, the UK Consolidated List of Financial Sanctions Targets, OFAC’s Specially Designated Nationals and Blocked Persons List, the OFAC Consolidated Sanctions List, the U.S. State Department’s Cuba Restricted List and CAATSA Section 231 List, the Monetary Authority of Singapore’s Lists of Designated Individuals and Entities, and the Consolidated Canadian Autonomous Sanctions List;

(ii) the government, including any political subdivision, agency, or instrumentality thereof, of any country against which the United States, the United Kingdom, the European Union, the United Nations Security Council or other relevant Sanctions authority or enforcement agency maintains comprehensive Sanctions, which at the time of signing include the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria (“Sanctioned Territory”) or the Government of Venezuela; or

(iii) a resident of, or an entity registered in or established under the jurisdiction of, a Sanctioned Territory.

(c) To the knowledge of Sellers, and except as would not be material to the Businesses taken as a whole, there are no circumstances existing which might result in Buyer having to cease to do any material business, or materially alter any contract with a third party, by reason of any of the circumstances set out in this Section 3.25.

(d) Except as would not be material to the Businesses taken as a whole, in the past 3 years, the Sellers and their Subsidiaries and Joint Ventures, with respect to the Businesses, and each Transferred Entity, have not, provided services or otherwise engaged in activities of the type that would be disclosable to the U.S. Securities and Exchange Commission pursuant to Rule 13r (Iran Treat Reduction & Syria Human Rights Act of 2012, section 219).

(e) Except as would not be material to the Businesses taken as a whole, for the past 3 years, the Sellers and their Subsidiaries and Joint Ventures, with respect to the Businesses, and each Transferred Entity, have at all times made and kept accurate books and records, accounts and other records in compliance with all applicable Trade Controls.

(f) Except as would not be material to the Businesses taken as a whole, for the past 3 years the Sellers and their Subsidiaries and Joint Ventures, with respect to the Businesses, and each Transferred Entity maintain an adequate system of internal controls reasonably designed to promote compliance with any applicable Trade Controls that include policies, procedures, and training intended to detect, prevent and deter violations of all applicable Trade Controls.

Section 3.26. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III or any Transaction Document or any closing certificate or document delivered in connection herewith, none of the Sellers nor any of the Transferred Entities nor any of their respective Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to any Seller, the Transferred Entities or any of the Equity Interests, the Transferred Assets or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby, and each Seller and each of the Transferred Entities disclaims any and all other representations and warranties, express or implied. Neither Sellers nor any other Person will have or be subject to any Liability or other obligation to Buyer, its Affiliates or Representatives or any Person resulting from Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is included in or addressed by a representation or warranty contained in this Article III or any Transaction Document or any closing certificate or document delivered in connection herewith and, in that context, only in accordance with the terms and conditions of this Agreement. Nothing contained in this Section 3.26 or elsewhere in this Agreement shall in any way limit any of the representations or warranties set forth in this Article III or any Transaction Document or waive or release any claims for Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that:

Section 4.01. Organization. Buyer is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, formation or incorporation, as applicable, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

Section 4.02. Authorization. Buyer has all requisite corporate (or other) power and authority to enter into this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder and consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which they are party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate (or other) action and no other proceedings on the part of Buyer or any of its Subsidiaries are necessary to authorize the entry into or performance of this Agreement and the other Transaction Documents or the consummation of the Transactions. This

Agreement and the other Transaction Documents to which it is party has been or will be duly and validly executed and delivered by Buyer and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Sellers, as applicable, constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability is subject to the Bankruptcy and Equity Exception.

Section 4.03. No Conflict; Required Filings and Consents.

(a) The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is party does not and will not, and, except as described in Section 4.03(b), the consummation of the Transactions and compliance with the provisions hereof and thereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien; or (ii) conflict with or result in any violation of any provision of Organizational Documents of Buyer, except, in the case of (i), for any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or creation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Transactions.

(b) Other than in connection with or in compliance with (i) the HSR Act or any other applicable Competition Laws or any applicable Foreign Investment Laws or the Required Regulatory Clearances, (ii) the applicable requirements of the Securities Act or the Exchange Act, (iii) any applicable international, federal or state securities or “blue sky” Laws, and (iv) the items described on Schedules 8.04(c) and 8.04(d), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by Buyer of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Transactions.

Section 4.04. Litigation. As of the date of this Agreement, there are no (a) investigations or reviews pending (or, to the knowledge of Buyer, threatened) by any Governmental Authority, (b) Actions pending (or, to the knowledge of Buyer, threatened) and (c) orders, writs, judgments, injunctions, rulings or decrees imposed, which, in the case of clause (a), (b), or (c) would reasonably be expected to prevent or materially delay the ability of Buyer to consummate of the Transactions. As of the date of this Agreement, none of Buyer or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Buyer to consummate of the Transactions.

Section 4.05. No Foreign Person. Buyer is not a foreign person within the meaning of section 721 of the Defense Production Act, as amended, including all implementing regulations (collectively the “DPA”), and Buyer is not controlled by a foreign person within the meaning of the DPA. Buyer will not provide to any foreign person affiliated with Buyer any of the following with respect to the Businesses: (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Businesses; (iii) membership or observer rights on the board of directors or equivalent governing body of the Person that operates Businesses or the right to nominate an individual to a position on the board of directors or equivalent governing body of Person that operates the Businesses; (iv) any involvement, other than through the voting of shares, in substantive decision making of the company regarding (x) the use, development, acquisition or release of any Business “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Businesses, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

Section 4.06. Solvency. Assuming that the conditions to the obligation of Buyer to consummate the purchase and sale of the Equity Interests and Transferred Assets have been satisfied or waived, then at and immediately following the Principal Closing Date and, assuming the accuracy of the representations and warranties set forth in Article III hereof, after giving effect to all parts of the Transactions, Buyer, each Transferred Entity will be Solvent. Buyer is not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of any Seller or any of its affiliates.

Section 4.07. Financing. Buyer has, on the date hereof, the financial capability and all sufficient funds on hand, or otherwise readily available, necessary to consummate the transactions contemplated by the Transaction Documents on the terms and subject to the conditions set forth in the Transaction Documents, as applicable, and to pay all related fees and expenses of Buyer and its Affiliates. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing and affirms that obtaining such financing is not a condition to Closing.

Section 4.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Buyer or any of their Affiliates.

Section 4.09. Purchase for Investment. Buyer is purchasing the Equity Interests and Transferred Assets for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, as such terms are understood within the meaning of the federal securities laws of the United States. Buyer acknowledges that the Equity Interests have not been registered under any federal, state or foreign securities Laws and that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or is effected pursuant to an exemption from registration under any federal, state or foreign securities Laws.

Section 4.10. Acknowledgements by Buyer. Buyer has undertaken such investigation and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and has relied upon its own investigation and the express representations and warranties set forth in this Agreement. Buyer acknowledges and agrees that none of Buyer or any of its Affiliates has relied on any statement or information made or provided by Sapphire or its Affiliates, or any other Person, other than the representations of Sapphire expressly set forth in Article III or any of the Transaction Documents or any closing certificate or document delivered in connection herewith.

Section 4.11. Acknowledgement of No Other Representations or Warranties. BUYER ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, THE TRANSACTION DOCUMENTS AND ANY CLOSING CERTIFICATE OR DOCUMENT DELIVERED IN CONNECTION HEREWITH, NONE OF THE SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING THE TRANSFERRED ENTITIES) MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, CONCERNING ANY SELLER OR TRANSFERRED ENTITY OR ANY OF THEIR RESPECTIVE BUSINESSES (INCLUDING THE BUSINESSES), OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR THE TRANSACTIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT NEITHER THE SELLERS OR THE TRANSFERRED ENTITIES, NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINANCIAL PROJECTIONS, FORECASTS, COST ESTIMATES AND OTHER PREDICTIONS RELATING TO THE BUSINESSES, MADE AVAILABLE TO BUYER. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NOTHING CONTAINED IN THIS SECTION 4.11 SHALL IN ANY WAY LIMIT ANY REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS OR WAIVE OR RELEASE ANY CLAIMS FOR FRAUD.

ARTICLE V

COVENANTS

Section 5.01. Conduct of the Business. From and after the date hereof until the Relevant Closing Date, except as set forth on Schedule 5.01, as required by applicable Law, as specifically permitted or contemplated by this Agreement or the other Transaction Documents, as may be reasonably required to effectuate and complete the Restructurings or otherwise with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Sapphire shall, and Sapphire shall cause the Sellers, Transferred Entities and, to the extent Relating to the Businesses, each other Affiliate of Sapphire to, use commercially reasonable efforts to (x) conduct the Businesses in all material respects in the ordinary course consistent with past practice, (y) preserve intact the present business organizations and goodwill of the Businesses and the Transferred Entities and the present relationships of the Businesses with customers, employees, suppliers and others having business dealings with the Businesses and the Transferred Entities and (z) maintain and keep in good repair (ordinary wear and tear excepted) the material properties and assets of the Businesses and the Transferred Entities (provided, that, (X) the consent of Buyer shall not be required pursuant to this Section 5.01 in respect of any COVID-19 Measures and (Y) this shall not require Sapphire, the Sellers, the Transferred Entities or any of their respective Affiliates to take any action otherwise prohibited to be taken without Buyer’s consent pursuant to this Agreement). Without limiting the generality of the foregoing, from the date hereof until the Relevant Closing Date, except as set forth on Schedule 5.01, as required by applicable Law, as specifically permitted or contemplated by this Agreement (including in respect of the Restructuring) or the other Transaction Documents, as may be required to effectuate and complete the Restructurings, in respect of any COVID-19 Measures, or otherwise with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), solely with respect to the Businesses, Sapphire shall not (in respect of the Business), and Sapphire shall cause the Sellers, Transferred Entities and its other Affiliates not to (in respect of the Business), directly or indirectly:

(a) amend, modify or waive the Organizational Documents of any Transferred Entity, except for such amendments, modifications or waivers in connection with changes in the directors or officers of a Transferred Entity or to change the name of the Transferred Entities in accordance with Section 5.08(c);

(b) merge or consolidate any Transferred Entity with, or purchase any of the stock or all or substantially all of the assets of, or otherwise acquire the businesses of, any other Person or adopt a new plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation, recapitalization or other reorganization affecting the Businesses, except any transaction between or among wholly owned Transferred Entities;

(c) (i) authorize for issuance, issue, grant, sell, deliver, split, combine, reclassify, redeem, purchase, dispose of, pledge or otherwise encumber any of the Equity Interests or any other capital stock or equity interests of any Transferred Entity or (ii) become a party to any subscriptions, warrants, rights, options, convertible securities, voting or other similar agreements or commitments relating to the Equity Interests or any other capital stock or equity interests of a Transferred Entity, except in the case of this clause (ii) for any transaction between or among wholly owned Transferred Entities;

(d) sell, transfer, lease or otherwise dispose of any Transferred Assets or assets of any Transferred Entity (other than Non-Business Assets), in each case, which is or are material, individually or in the aggregate, to the Businesses, except any transaction between or among wholly owned Transferred Entities (or of Transferred Assets from a Retained Entity to a Transferred Entity);

(e) except pursuant to Contracts in existence as of the date hereof, create or otherwise incur any Lien on any Transferred Asset or any Equity Interests or other capital stock, or assets, of any Transferred Entity, other than Permitted Liens, Liens fully released at or before Closing and, with respect to the Transferred Entities, Liens with respect to the Non-Business Assets;

(f) except in accordance with the last sentence of this Section 5.01, declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of the Equity Interests or any other capital stock or equity interests of a Transferred Entity, except any transaction between or among wholly owned Transferred Entities;

(g) make any material change in any method of accounting or accounting practice or policy, except as required by Law or GAAP;

(h) assign, or adjust the duties or responsibilities of, any employee or worker of Sapphire or its Subsidiaries or Joint Ventures who is not an Identified Employee, such that such employee will become exclusively or primarily engaged in the Businesses (except to replace an Identified Employee whose employment has terminated prior to Closing), or remove or adjust the duties or responsibilities of, any Identified Employee, in each case, such that such Identified Employee will no longer be exclusively or primarily engaged in the Businesses;

(i) in each case other than in the ordinary course of business consistent with past practice (including but not limited to any changes in relation to the Annual Review Process, subject to Section 7.15): (i) increase the compensation or benefits payable to any current or former Identified Employee or independent contractor of any Transferred Entity, (ii) grant any new bonus, equity or equity-based compensation, retention, severance, termination pay or similar compensation to any such individual, (iii) enter into or amend any employment, consulting, indemnification, severance, retention, change in control, termination or similar agreement with any such individual; (iv) provide for any discretionary payment or benefit under any Employee Plan; (v) provide for the acceleration of funding under any Assumed Employee Plan, or (vi) grant or accelerate the vesting of any incentive or benefit for any such individual, except, in each case, (A) as required by Law or the terms of any Employee Plan as in effect as of the date hereof or (B) in connection with renewals of Bargaining Agreements that are set to expire prior to the Relevant Closing Date;

(j) adopt or enter into any new Assumed Employee Plan or any other employee benefit plan, program or policy for the benefit or welfare of any current or former Identified Employee or independent contractor of the Transferred Entities or amend or modify or terminate any existing Assumed Employee Plan or any other employee benefit plan, program or policy for the benefit or welfare of any current or former Identified Employee or independent contractor of the Transferred Entities, except (i) as required by Law or the terms of any Assumed Employee Plan or any Contract in existence on the date hereof or (ii) to the extent not resulting in any material increase in cost to the Transferred Entities or Buyer, in connection with renewals of any Assumed Employee Plans (including replacement of such plans with an equivalent from a different service provider) and Bargaining Agreements;

(k) enter into or amend any Bargaining Agreement or, through negotiation or otherwise, make any binding commitment to any labor organization with respect to any Identified Employees, except (i) as required by Law or (ii) in connection with renewals of Bargaining Agreements in the ordinary course of business that do not increase aggregate costs by more than 3% per annum;

(l) hire, promote (other than in connection with the Annual Review Process, subject to Section 7.15) or terminate (other than for cause) the employment of any Identified Employee whose annual base compensation exceeds, or would exceed following the hiring or promotion of such individual, $250,000 per annum or transfer from any Transferred Entity the services of any Identified Employee or transfer to any Transferred Entity any employee of Sellers or any of its Subsidiaries (other than any Identified Employee);

(m) take any action that would require (i) any Transferred Entity to provide notice under the WARN Act; or (ii) any Identified Employee to receive any notice under the WARN Act;

(n) make any loans or advances to, or equity investments in, any Person, except (i) intercompany loans and intercompany debt arrangements, (ii) to or in wholly-owned Transferred Entities, and (iii) advancement of trade credit to customers or expenses to employees in the ordinary course of business and consistent with past practice;

(o) (i) permit or authorize any of the Transferred Entities to make any individual capital expenditures in excess of $100,000, except for capital expenditures (A) in the ordinary course of business or (B) pursuant to Contracts in existence on the date hereof or (ii) fail to make capital expenditures in the ordinary course of business consistent with past practices;

(p) with respect to the Transferred Entities, (i) enter into any material closing agreement or similar agreement relating to Taxes (ii) request any ruling or similar guidance with respect to Taxes or (iii) change its residence for Tax purposes;

(q) (i) materially modify or amend, renew, or terminate, or waive any material rights under, any Business Material Contract, Permit or material insurance policy, other than in the ordinary course of business consistent with past practice and (ii) other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Business Material Contract had it been entered into prior to the date of this Agreement (excluding the Transaction Documents);

(r) cancel, compromise or settle any Action Related to the Businesses, except (i) in the ordinary course of business or (ii) where the amount paid in settlement or compromise is less than $5,000,000;

(s) with respect to the Transferred Entities: (i) make, change or revoke any material Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any material Tax accounting method, (iv) settle or compromise any claim, notice, audit or assessment in respect of material Taxes, (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to a Transferred Entity, (vi) fail to pay any Taxes when it becomes due and payable except to the extent disputed in good faith in accordance with the procedures of applicable Law, or (vii) amend any material tax return;

(t) with respect to the Transferred Entities, amend, restate, modify, supplement, waive, create, incur, guarantee or assume any Indebtedness for borrowed money, other than Indebtedness of less than $2,000,000 in the aggregate and intercompany Indebtedness;

(u) (i) materially amend or modify, or terminate, any Transferred Real Property Lease, or enter into any material new lease, sublease, license or other agreement that would constitute a Material Transferred Real Property Lease, or (ii) renew any Transferred Real Property Lease other than in the ordinary course of business consistent with past practice; or

(v) agree or commit to do, or enter into any binding Contract with respect to, any of the foregoing actions.

From the Principal Closing Date through the applicable Deferred Closing, the Parties shall establish a mutually agreeable arrangement under which Buyer (or one or more of its Affiliates) would obtain the economic benefits, assume the obligations (other than performance obligations)

and bear the economic burdens, associated with operating such Deferred Business prior to the applicable Deferred Closing Date (and (i) Buyer shall indemnify and hold harmless Sapphire and its Affiliates in respect of any such economic burdens, including any Liabilities from and after the Principal Closing arising out of the operations of such Deferred Business and (ii) Sapphire shall pay over to Buyer the net amount of such economic benefits accruing from and after the Principal Closing arising out of the operations of such Deferred Business); provided that, Seller and its Affiliates shall have no obligation to make any investment in, or to make any loan or other capital contribution to, such Deferred Business unless the funds therefor have been advanced by wire transfer to the applicable Seller or Affiliate by Buyer or its Affiliates; provided, further, that, Sellers shall until the applicable Deferred Closing operate each such Deferred Business on a “locked box” basis and not permit such Deferred Business to (w) dividend, distribute or otherwise pay any Cash, including through share repurchases or capital reduction arrangements in foreign jurisdictions, outside of such Deferred Business, (x) incur any Indebtedness for borrowed money or (y) assume or guarantee any obligation of any third party (including Sapphire or its Affiliates), or otherwise enter into any transaction or arrangement with Sapphire or its Affiliates; provided, further, that, notwithstanding the foregoing, Sellers shall pay and be responsible for any separation or segregation costs associated with the applicable Deferred Closing (it being understood and agreed that, for the avoidance of doubt and except as otherwise provided in the Transition Services Agreement, any integration costs incurred by Buyer or any of its Affiliates in respect of such Deferred Business following the applicable Deferred Closing shall be the sole responsibility of Buyer and its Affiliates).

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that prior to the Relevant Closing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operation of Sellers or the Transferred Entities, and prior to the Relevant Closing, Sellers and the Transferred Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Notwithstanding anything herein to the contrary, Sellers shall, from the date of this Agreement until the Business Day prior to the Principal Closing (or, in respect of any Cash generated by the Retained Businesses, until the Business Day prior to the Relevant Closing), be permitted to (i) cause each Transferred Entity to dividend, distribute or otherwise pay to Sellers or any of their Affiliates any Cash, including through share repurchases or capital reduction arrangements in foreign jurisdictions and (ii) remove, or cause any Transferred Entity to remove, and pay to Sellers or any of their Affiliates any Cash held in any bank account.

Section 5.02. Pre-Closing Access and Information.

(a) From the date hereof until the Relevant Closing Date, Sapphire shall, and shall cause the other Sellers and their Subsidiaries (including the Transferred Entities) to, (i) afford Buyer and its Representatives reasonable access to the offices, properties, books and records of Sellers and their Subsidiaries (including the Transferred Entities) Relating to the Businesses and to such personnel, officers and other facilities and properties of the Transferred Entities as Buyer may reasonably request (including reasonably requested information for purposes of Buyer screening or compliance with Buyer’s economic, financial and trade sanctions, anti-bribery, anti-corruption and/or anti-money laundering policies) during normal business hours and upon reasonable prior written notice, (ii) furnish to Buyer and its Representatives such financial and operating data and other information Relating to the Businesses as such Persons may reasonably request, including quarter and month-end financial information prepared by the Businesses (and reasonably requested information for purposes of Buyer screening or compliance with Buyer’s economic, financial and trade sanctions, anti-bribery, anti-corruption and/or anti-money laundering policies) and (iii) cause the officers, employees, counsel and financial advisors of Sellers and their Subsidiaries (including the Transferred Entities) to cooperate with Buyer in connection with clauses (i) and (ii) above; provided that none of Sellers or their Subsidiaries (including the Transferred Entities) shall be required to facilitate or cooperate with any investigation pursuant to this Section 5.02 unless such investigation is conducted in such a manner as to not unreasonably interfere with the conduct of the Businesses.

(b) Notwithstanding the foregoing, (i) Buyer shall not, without Sapphire’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or to the extent that Sapphire is required to provide such information to Buyer under the Transfer Regulations or other applicable Laws, have access, other than to the extent such access is granted in accordance with Privacy Requirements, to (A) personnel records of the Identified Employees including records relating to individual performance or evaluation records, medical histories, individual employee benefit information or other information which is competitively sensitive to areas of the Businesses in which Buyer or its Affiliates compete with Sapphire and its Affiliates, (B) any properties of Sellers or any of their respective Subsidiaries (including the Transferred Entities) for purposes of conducting any environmental sampling or testing, or (C) any information to the extent relating to any Excluded Asset, Excluded Liability, Non-Business Asset, Non-Business Liability or the Retained Businesses, and (ii) Sapphire may, and may cause the other Sellers and their Subsidiaries (including the Transferred Entities) to, withhold (A) any information relating to the sale process for the Businesses, bids received from other Persons in connection with the transactions contemplated by the Transaction Documents and information and analysis (including financial analysis) relating to such bids, (B) any Business Records prepared in connection with any Transaction Document or the transactions contemplated thereby and (C) any access, document or information, the provision or disclosure of which, upon the advice of counsel, would violate any applicable Law, result in the loss of protectable interests in trade secrets, or result in the waiver of any legal privilege or work-product privilege (provided, that, Sapphire shall give notice to Buyer of the fact that such documents or information are being withheld and coordinate with Buyer to determine alternative means to disclose such information (or summaries thereof) without resulting in such loss or waiver).

(c) Sellers shall have the right to have one or more Representatives present at all times during any inspections, interviews and examinations pursuant to this Section 5.02. Buyer shall hold in strict confidence all such documents and information disclosed to it or its Representatives, whether before or after the date hereof, pursuant to the terms and subject to the conditions contained in the Confidentiality Agreement.

Section 5.03. Regulatory Filings.

(a) Subject to the terms and conditions of this Agreement, Buyer and Sapphire shall cooperate with one another and shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement as promptly as practicable (and refrain from taking any action which would reasonably be expected to materially delay the consummation of the Transactions). Each of Buyer and Sapphire shall (i) make within ten (10) Business Days the filings required under the HSR Act necessary to consummate the Transactions, (ii) make, at each such Party’s expense, full and accurate filings, or where required or advisable pre-filings, required to obtain clearances under all other Competition Laws (including under the UK Enterprise Act pursuant to the submission of a merger notice to the Competition and Markets Authority), clearances under all Foreign Investment Laws and clearance under all financial regulatory or other applicable Laws with the relevant Governmental Authorities (x) except as set forth in clauses (y) and (z) below, as soon as reasonably practicable and in any event within twenty (20) Business Days (or such shorter time as may be required under applicable Law), (y) as soon as reasonably practicable in respect of all relevant approvals and confirmations necessary (including with respect to the completion of criminal records, training and fitness and propriety checks and registrations with respect to staff) to enable the Brexit Assets to transfer to Nordic Försäkring & Riskhantering AB or (z) (1) forty-five (45) Business Days in respect of the consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, nonactions, orders and waivers relevant to the closing conditions set forth on Schedule 8.04(c) in respect of Hong Kong, Taiwan, Argentina, the People’s Republic of China and Vietnam or (2) ten (10) Business Days in respect of the consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, nonactions, orders and waivers relevant to the closing conditions set forth on Schedule 8.04(c)) in respect of Malaysia and Singapore, of (A), for each clearance for which a pre-filing is not required or advisable, the date of this Agreement, and (B) for each clearance for which a pre-filing is required or advisable, the date upon which the relevant Governmental Authority has confirmed that the filing may be submitted, provided that any such pre-filing shall be made within twenty (20) Business Days of the date of this Agreement except that any such pre-filing relevant to the closing conditions set forth on Schedule 8.04(c) in respect of Singapore shall be made within ten (10) Business Days of the date of this Agreement, (iii) use its reasonable best efforts to prepare and file as promptly as practicable with any Governmental Authority all documentation necessary to effect such other filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are required or advisable pursuant to any Law and (iv) use its reasonable best efforts to obtain and maintain all approvals, consents, clearance, permissions, variances, exemptions, acknowledgements, nonactions, orders, waivers, registrations, authorizations and other confirmations, in each case, required to be made with or obtained from any Governmental Authority that are required or advisable to consummate the transactions contemplated by the Transaction Documents (collectively, the “Regulatory Approvals”). None of Buyer or Sapphire, or any of their respective Affiliates, shall file any documents with or otherwise make any written submission to any Governmental Authority regarding a Regulatory Approval in respect of the transactions contemplated hereby without the other Party having a reasonable opportunity to review and provide comments, which comments shall be considered in good faith by the filing or submitting Party. Buyer and Sapphire, and each of their respective Affiliates, shall not withdraw any filing or extend any waiting period under the HSR Act or any Competition Law or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by the Transaction Documents, except with the prior written consent of the other Party. Each Party shall, and each shall cause its Affiliates to, comply at the earliest practicable date with any reasonable request under the HSR Act or any Competition Law, Foreign Investment

Laws, or any regulatory Law, for additional information, documents, interviews or depositions with relevant employees, officers and directors, or other materials received by such Party or any of its Affiliates from any Governmental Authority in respect of such filings or such transactions, and cooperate with the other Parties in connection with any such request or filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act (if applicable) or any Competition Laws or any regulatory Law or any Foreign Investment Laws with respect to any such filing or any such transaction. Neither Party shall, and neither Party shall permit any of its respective Affiliates or its or their Representatives to, participate in any substantive meetings, substantive conference calls or other substantive discussions with any Governmental Authority in respect of any filings, investigation, or other inquiry in connection with the Transactions without giving the other Party prior notice of the meeting (to the extent the giving of such notice is reasonably practicable under the circumstances) and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Buyer shall bear 100% of the costs associated with all filing fees in connection with all filings under any applicable Regulatory Approvals.

(b) Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and the recipient shall cause such outside counsel not to disclose such materials or information to any other Representatives of the recipient or its Affiliates, unless express written permission is obtained in advance from the source of the materials.

(c) In furtherance and not in limitation of the actions and obligations described in this Section 5.03, Buyer and Sapphire each shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by the Transaction Documents under the Competition Laws as promptly as practicable and in any event prior to the Outside Date. In connection therewith, if (x) if any Governmental Authority issues a “Second Request” or initiates a “Phase 2” or similar in-depth investigation in connection with Competition Laws, the HSR Act or any other Laws in connection with the transactions contemplated by any of the Transaction Documents, the Parties shall immediately confer in good faith with one another and the applicable Governmental Authority in order to determine how to respond to and address any issues raised by the Governmental Authority as promptly as possible, or (y) any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by the Transaction Documents as in violation of the HSR Act or any Competition Law or any other Laws, Buyer and Sapphire shall use their respective reasonable best efforts to contest and resist any such Action as promptly as practicable, and in any event prior to the Outside Date, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by the Transaction Documents, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Buyer and Sapphire decide that litigation is not in their respective best interests. In furtherance and not in limitation of the actions and obligations described in this Section 5.03, Buyer and Sapphire each shall use its respective reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or to obtain Regulatory Approvals under the Competition Laws and other Laws with respect to such transactions as promptly as possible after the execution of this Agreement (and in any event prior to the Outside Date).

(d) Buyer further agrees that it shall, to the extent necessary to obtain the waiver or consent from any Governmental Authority required to satisfy the conditions set forth in Section 8.01(a), (c) or (d) or to avoid the entry of or have lifted, vacated or terminated any Law enacted, entered, promulgated or enforced by any Governmental Authority preventing the consummation of the transactions contemplated by any Transaction Documents, take the following actions as promptly as practicable (and in any event so as to allow the Principal Closing to occur prior to the Outside Date): (i) propose, negotiate, and offer to commit (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the transactions contemplated by the Transaction Documents, the sale, divestiture, holding separate, placement in trust, disposition or any other arrangement, agreement or amendment (including by licensing any Intellectual Property Rights) with respect to any of the Transferred Assets, any asset of the Transferred Entities, the Equity Interests or the assets of Buyer and its subsidiaries; (ii) terminate any existing relationships and contractual rights and obligations in respect of the Businesses or the businesses and operations of Buyer and its subsidiaries; (iii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the Transferred Assets, any asset of the Transferred Entities, the Equity Interests or the assets of Buyer and its subsidiaries; and (iv) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Action that would make consummation of the transactions contemplated by the Transaction Documents unlawful or that would prevent or materially delay consummation of the transactions contemplated by the Transaction Documents, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i), (ii) and (iii) of this Section 5.03(d)) necessary to vacate, modify or suspend such injunction or order. For the avoidance of doubt, Buyer’s obligations under this Section 5.03(d) shall be absolute and not qualified by “reasonable best efforts.”

(e) Subject to the terms and conditions of this Agreement, Buyer and Sapphire shall cooperate with one another and shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to effectuate the transfer of Transferred Assets controlled under export controls (if any) (including the Export Administration Regulations and the International Traffic in Arms Regulations) to Buyer.

(f) Sapphire and Buyer shall jointly develop, and each of the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, with respect to (i) the strategy, timing and form for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by, or execution of any remedy required by, any Governmental Authority that has authority to enforce any Competition Law or other Law related to any condition set forth in Section 8.01 (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with the subject matter of this Section 5.03), and (ii) the defense and settlement of any action brought by or before any Governmental Authority that has authority to enforce any Competition

Law or other Law related to any condition set forth in Section 8.01; provided, however, that, notwithstanding the foregoing (but without limiting its obligations hereunder, including its obligation to respond to and address any issues raised by any Governmental Authority as promptly as possible), Buyer shall, after consulting in good faith with Sapphire and acting reasonably, retain control over any offers to applicable Governmental Authorities required to undertake any action contemplated by Section 5.03(d).

(g) Notwithstanding anything herein to the contrary (including Section 5.21 (No Alternative Transaction), from the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Principal Closing, neither Buyer and Sapphire shall, and each of Buyer and Sapphire shall cause their respective Affiliates not to, directly or indirectly, acquire any business or part thereof, if such acquisition would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, the consent or approval from any Governmental Authority necessary to consummate the Principal Closing, including clearances under Competition Laws, clearances under all Foreign Investment Laws and clearances under all financial regulatory or other applicable Laws with the relevant Governmental Authorities.

Section 5.04. Shared Contracts; Intercompany Balances.

(a) Following the execution of this Agreement and prior to each Relevant Closing, Sellers and Buyer will use reasonable best efforts to cooperate and identify any Contracts which the Parties mutually agree are Buyer Shared Contracts or Seller Shared Contracts but which were previously not included on Schedule 3.18(c) or otherwise identified by Sellers to Buyer. As promptly as practicable following the execution of this Agreement (and in any event at least thirty (30) days prior to the Principal Closing), Sapphire shall provide Buyer with a list indicating (i) those Buyer Shared Contracts that may be separated and assigned in part to Buyer (or its applicable Affiliate) or replicated for the benefit of Buyer (or its applicable Affiliate) pursuant to its terms, without the consent of the counterparty thereto or other conditions, including the payment of a transfer or other fee, without a breach thereunder or a violation of Law and without resulting in a Liability to the Party intended to assign (or accept assignment of) such Buyer Shared Contract (collectively, the “Assignable Buyer Shared Contracts”) and (ii) those Seller Shared Contracts that may be separated and assigned in part to Sellers (or the applicable Retained Entity) or replicated for the benefit of Sellers (or the applicable Retained Entity) pursuant to its terms, without the consent of the counterparty thereto or other conditions, including the payment of a transfer or other fee, without a breach thereunder or a violation of Law and without resulting in a Liability to the Party intended to assign (or accept assignment of) such Seller Shared Contract (collectively, the “Assignable Seller Shared Contracts” and, together with the Assignable Buyer Shared Contracts, the “Assignable Shared Contracts”). Thereafter, (A) each Assignable Buyer Shared Contract shall be deemed (to the extent of the separation, partial assignment or replication with respect to the portion of such Assignable Buyer Shared Contract that relates to any of the Businesses) to be a Purchased Contract hereunder and Sellers shall separate and partially assign (or cause to be separated and partially assigned) to Buyer (or its applicable Affiliate), or have or cause to be replicated, for the benefit of Buyer (or its applicable Affiliate) as of the Relevant Closing such Assignable Buyer Shared Contract in accordance with its terms and (B) each Assignable Seller Shared Contract shall be deemed (to the extent of the separation or replication with respect to the portion of such Assignable Seller Shared Contract that relates to any of the Retained Businesses) to be an Excluded Shared Contract hereunder and Sellers shall cause the applicable Transferred

Entity to separate and partially assign to a Seller (or the applicable Retained Entity), or have or cause to be replicated, for the benefit of Seller (or the applicable Retained Entity) as of the Relevant Closing such Assignable Seller Shared Contract in accordance with its terms. The Parties shall cooperate and provide each other with reasonable assistance in effecting such separation and partial assignment of the Shared Contracts prior to the Relevant Closing and for a period of twelve (12) months following the Relevant Closing.

(b) With respect to (i) each Buyer Shared Contract that is not an Assignable Buyer Shared Contract or that the Parties are unable to separate prior to the Relevant Closing (collectively, the “Non-Assignable Buyer Shared Contracts”) and (ii) each Seller Shared Contract that is not an Assignable Seller Shared Contract or that Parties are unable to separate prior to the Relevant Closing (collectively, the “Non-Assignable Seller Shared Contracts” and, together with the Non-Assignable Buyer Shared Contracts, the “Non-Assignable Shared Contracts”), until the earliest of (x) the expiration of such Non-Assignable Shared Contract in accordance with its terms, (y) the date that is the third (3rd) anniversary of the Principal Closing Date, and (z) the date on which such Non-Assignable Shared Contract is separated (such date contemplated by clauses (x)-(z), the “Cessation Date”), to the extent permissible under Law and under the terms of such Non-Assignable Shared Contract, Buyer and Sapphire shall (and shall cause its applicable Affiliates to) (A) perform all applicable obligations under such Non-Assignable Shared Contract to which it or its Affiliates is party and assume the Liabilities under such Non-Assignable Shared Contract relating to its respective business or that of its Affiliates (and shall promptly reimburse the other Party for any expenses relating thereto incurred by the other Party or its Affiliates), (B) hold in trust for the benefit of the other Party (or its respective Affiliates), and shall promptly forward to the other Party (or its respective Affiliates), any income, proceeds and other monies received pursuant to such Non-Assignable Shared Contract relating to the respective business of the other Party (or its respective Affiliates), (C) enforce, at the request and for the account of the other Party, or allow such other Party and its Affiliates to enforce, in a commercially reasonable manner, any rights under such Non-Assignable Shared Contract (including the right to elect to renew or terminate such Shared Contract in accordance with its terms) against the counterparty thereto (provided that (x) this clause (C) shall not obligate the Transferred Entity or Retained Entity Party to a Non-Assignable Shared Contract, or any of its respective Affiliates, to commence any litigation and (y) the costs and expenses of such enforcement incurred by such Transferred Entity or Retained Entity or its Affiliates at such other Party’s request shall be borne solely by such other Party), (D) use reasonable best efforts provide the other Party and its Affiliates with the economic benefits of such Non-Assignable Shared Contract and to institute and cooperate in alternative arrangements intended to put the Parties in a substantially similar economic position, in each case, as if such Non-Assignable Shared Contract were separated as an Assignable Shared Contract at the Relevant Closing and (E) use reasonable best efforts to obtain any requisite Third Party Approvals with respect to the separation and partial assignment of such Non-Assignable Shared Contract or otherwise enter into a new Contract (any such new Contract, a “Replacement Contract”) with Buyer (or its applicable Affiliate) or Sellers (or the applicable Retained Entity), as applicable, intended to provide Buyer (or its applicable Affiliate), the Transferred Entities or the Businesses, in the case of a Non-Assignable Buyer Shared Contract, or the Retained Entities or the Retained Businesses, in the case of a Non-Assignable Seller Shared Contract, with contract rights and obligations that are substantially similar in the aggregate (taking into account changes in volume and similar pricing metrics, as well as the needs of each applicable Party) to those contract rights and obligations utilized by any Seller or any of its Affiliates under the Non-

Assignable Shared Contract in the conduct of the Businesses or the Retained Businesses, as applicable, prior to the Relevant Closing. No Party shall be required to separate, partially assign or replace any Non-Assignable Shared Contract for which any requisite Third Party Approval has not been obtained. To the extent any counterparty under a Non-Assignable Shared Contract requires the payment of a transfer or other fee for the separation, partial assignment or replacement of such Non-Assignable Shared Contract, Sapphire and Buyer shall bear (or cause, in the case of Buyer, its applicable Permitted Designees to bear or, in the case of Sapphire, its applicable designee to bear) one half of the amount of such fee. Upon obtaining any such requisite Third Party Approval, the relevant Non-Assignable Shared Contract shall promptly be separated, partially assigned or replaced, as the case may be, for the benefit of the Party (or its applicable Affiliate) that is entitled to receive such Shared Contract (or the applicable portion thereof to be so separated, partially assigned or replaced) hereunder at no additional cost to such Party (or its applicable Affiliate). With respect to Liabilities based upon, relating to or arising from a given Shared Contract, such Liabilities shall, unless otherwise allocated pursuant to this Agreement, a Replacement Contract or other alternative arrangements contemplated by this Section 5.04, be allocated from the Relevant Closing until the Cessation Date between Sellers and their Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of the applicable Shared Contract, measured up to the date of the allocation, without duplication) by Sellers and their Affiliates, on the one hand, or Buyer and its Affiliates, on the other hand, under the relevant Shared Contract. Notwithstanding the foregoing, (A) Buyer shall be solely responsible for any and all Liabilities to the extent based upon, relating to or arising from any breach of any Shared Contract caused by action or inaction of Buyer or its Affiliates (including the Transferred Entities) unless such action or inaction was taken (or not taken) at the request of Sapphire or any of its Affiliates, and (B) Sapphire shall be solely responsible for any and all Liabilities to the extent based upon, relating to or arising from any breach of any Shared Contract caused by action or inaction of Sapphire or its Affiliates (including the Retained Entities) unless such action or inaction was taken (or not taken) at the request of Buyer or any of its Affiliates.

(c) Except as set forth in Schedule 5.04(c), Sapphire shall cause (i) all Intercompany Balances to be eliminated by settlement, discharge or otherwise (without premium or penalty) in their entirety and (ii) to be terminated all Contracts between any Transferred Entity, on the one hand, and Sapphire or any of its Affiliates (other than the Transferred Entities), on the other hand (excluding any Intercompany Trade Balances and any arms-length ordinary course commercial transactions between the Retained Businesses and the Businesses), in each case of the foregoing clauses (i) and (ii), effective on or prior to the Principal Closing, without any further obligation or Liability to Buyer or any of its Affiliates (including the Transferred Entities).

Section 5.05. Third Party Approvals and Permits.

(a) Except with respect to Regulatory Approvals which are addressed in Section 5.03, and the Shared Contracts which are addressed in Section 5.04, subject to the terms and conditions of this Agreement, prior to the Relevant Closing, each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to (i) obtain the consents, waivers, approvals, orders and authorizations (the “Third Party Approvals”) necessary to transfer and assign the Non-Assignable Assets, and (ii) provide all notices and otherwise take all reasonable actions necessary to transfer any transferable Permits or reissue or obtain any replacement Permits (the “Permit Approvals”) required to be transferred, reissued or obtained as a result of or in furtherance of the transactions contemplated by the Transaction Documents and that are material to the operation of the Businesses or the Retained Businesses, as applicable. To the extent that any Third Party Approval or Permit Approval has not been obtained prior to the Relevant Closing Date, for up to twelve (12) months after the Relevant Closing Date, each of Sapphire and Buyer shall, and shall cause each of its respective Affiliates to, use its reasonable best efforts to obtain such Third Party Approval or Permit Approval. Notwithstanding the foregoing, no Party shall be required to incur any Liabilities or provide any financial accommodation in order to obtain any such Third Party Approval or Permit Approval. Upon obtaining any such requisite Third Party Approval, the relevant Non-Assignable Asset or Permit shall promptly be transferred and assigned to the Transferee at no additional cost to the Transferee (or any of its Affiliates).

(b) To the extent permitted by Law, in the event any Third Party Approval or Permit Approval has not been obtained by the Relevant Closing, the Party contemplated to be transferring or causing to be transferred such Non-Assignable Asset or Permit under this Agreement (the “Transferring Party”) shall hold in trust for the Party to whom such Non-Assignable Asset is contemplated to be transferred under this Agreement (the “Transferee”), and shall promptly forward to the Transferee any income, proceeds and other monies received in respect of, the relevant Non-Assignable Asset or Permit until such time as the Third Party Approval or Permit Approval is obtained (or, if a Contract or Permit, until the expiration or renewal thereof); provided that to the extent not prohibited by the terms of any Non-Assignable Asset or Permit, as applicable, or applicable Law, the Parties shall treat, as applicable, the non-Transferring Party or its relevant Subsidiary as the owner thereof for applicable Tax purposes as of the Closing Date. To the extent not prohibited by such Non-Assignable Asset or Permit or under applicable Law, (i) the Transferring Party agrees to use reasonable best efforts to provide the Transferee with the economic benefits of any such Non-Assignable Asset or Permit in a manner to place the Transferee in a substantially similar position as if such Non-Assignable Asset or Permit had been assigned or transferred at the Relevant Closing, (ii) the Parties agree to use reasonable best efforts to enter into and cooperate in arrangements with each other and the relevant third party intended to transitionally allow the Transferring Party to operate with or under the relevant Non-Assignable Asset or Permit so that the Transferee can receive or incur the relevant benefits and Liabilities of such Non-Assignable Asset or Permit until the expiration or renewal of such Non-Assignable Asset or Permit in a manner to place the Transferee in a substantially similar position as if such Non-Assignable Asset or Permit had been assigned or transferred at the Relevant Closing and (iii) the Transferring Party agrees to perform all applicable obligations under such Non-Assignable Asset or Permit and enforce, at the request and for the account of the Transferee, or allow the Transferee and its Affiliates to enforce, in a commercially reasonable manner, any rights in respect of such Non-Assignable Asset or Permit (including the right to elect to renew or terminate such Non-Assignable Asset or Permit in accordance with its terms) of the Transferring Party arising therefrom (provided that (x) this clause (iii) shall not obligate the Transferring Party or any of its respective Affiliates to commence any litigation and (y) the costs and expenses of such enforcement incurred by the Transferring Party or its Affiliates at the Transferee’s request shall be borne solely by the Transferee). The Transferring Party, its Affiliates and their respective Representatives shall not have any Liability to the other Party or its Affiliates for actions taken in accordance with the request or direction of the Transferee or its Affiliates with respect to any Non-Assignable Asset or Permit.

Section 5.06. Business Guarantees.

(a) Buyer shall, and shall cause its Affiliates to, with respect to those Business Guarantees that have been identified to Buyer by Sapphire at least five (5) Business Days in advance of the Relevant Closing (the “Identified Business Guarantees”), use reasonable best efforts, and Sellers shall provide all reasonable assistance as is necessary to Buyer and its Affiliates to, obtain from the respective beneficiary, in form and substance reasonably satisfactory to Sellers, on or before the Relevant Closing, valid and binding written releases of the Retained Entities under any Identified Business Guarantees in effect as of the Relevant Closing, which release shall be effective at such Relevant Closing, which may include providing substitute guarantees and furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as such counterparty may reasonably request. Buyer shall use reasonable best efforts to provide Sellers an opportunity to participate in any meeting with any beneficiary of any Business Guarantee regarding the release of such Business Guarantee. If any Business Guarantee identified by Sapphire to Buyer has not been released at the Relevant Closing Date, then Buyer shall, for up to 180 days following the Relevant Closing Date, use reasonable best efforts after such Closing to cause each such unreleased Identified Business Guarantee to be released promptly by means of a valid and binding written release in form and substance reasonably satisfactory to Sellers. Notwithstanding anything to the contrary herein, at any time on or after the Relevant Closing Date, any Retained Entity may, in such Person’s sole discretion, take any action in accordance with applicable Law and the terms of the applicable Business Guarantee to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Business Guarantees. Buyer shall indemnify and hold harmless the Retained Entities from and after the Relevant Closing for any Liabilities based upon, arising out of, or relating to any Business Guarantees incurred by such Retained Entities after the Relevant Closing.

(b) Sapphire shall, and shall cause its Affiliates to, use reasonable best efforts, and Buyer shall provide all reasonable assistance as is necessary to Sapphire and its Affiliates to, obtain from the respective beneficiary, in form and substance reasonably satisfactory to Buyer, on or before the Relevant Closing, valid and binding written releases of the Transferred Entities under any all guarantees, letters of credit, letters of comfort, bonds (including customs, bid and performance bonds), sureties and other credit support or assurances provided by any of the Transferred Entities (or entered into in the ordinary course of business consistent with past practice after the date of this Agreement and prior to the Relevant Closing with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed)) in support of any obligation of the Retained Businesses or the Retained Entities in effect as of the Relevant Closing, which release shall be effective at such Relevant Closing, which may include providing substitute guarantees and furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as such counterparty may reasonably request. Sapphire shall use reasonable best efforts to provide Buyer an opportunity to participate in any meeting with any beneficiary of any such regarding the release of such Retained Business Guarantee. If any Retained Business Guarantee has not been released at the Relevant Closing Date, then Sapphire shall, for up to 180 days following the Relevant Closing Date, use commercially reasonable efforts after such Closing (which may include providing substitute guarantees and furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as such counterparty may reasonably request) to cause each such unreleased Retained Business Guarantee to be released promptly by means of a valid and binding written release in form and substance reasonably satisfactory to Buyer. Notwithstanding anything to the contrary herein, at any time on or after the Relevant Closing Date, Buyer may, in its sole discretion, take any action in accordance with applicable Law and the terms of the applicable Retained Business Guarantee to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Retained Business Guarantees. Sapphire shall indemnify and hold harmless Buyer from and after the Relevant Closing for any Liabilities based upon, arising out of, or relating to any Retained Business Guarantees incurred by such Transferred Entities after the Relevant Closing.

Section 5.07. Post-Closing Asset Transfers; Certain Payments. If, before the fifth anniversary of the Principal Closing, any of the Retained Entities receives or otherwise possess any Transferred Asset or other property or asset (including cash or cash equivalents) that should belong to Buyer or any of its Permitted Designees pursuant to this Agreement (and should have transferred to Buyer or any of its Permitted Designees at the Relevant Closing), Sapphire shall, and shall cause its Affiliates to, promptly transfer, or cause to be transferred, such asset to Buyer or its applicable Permitted Designees, for no additional consideration, and to the extent such asset is cash or cash equivalents, Sapphire shall, and shall cause its Affiliates to, provide a general explanation or description of such transfer. Prior to any such transfer, Sapphire shall, and shall cause the other Sellers to, hold such property or asset in trust for the benefit of Buyer. In the event that at any time after the Principal Closing Date, Buyer or its Affiliates, including the Transferred Entities (or Permitted Designees that received Transferred Assets or Transferred Entities as contemplated by this Agreement and their respective Affiliates), receive or otherwise possess any Excluded Asset or other property or asset (including cash or cash equivalents) that should belong to the Sellers or their Affiliates pursuant to this Agreement, Buyer shall promptly transfer, or cause to be transferred, such property or asset to the Sellers or their appropriate Affiliate, for no additional consideration, and to the extent such asset is cash or cash equivalents, Buyer shall provide a general explanation or description of such transfer. Prior to any such transfer, Buyer shall, and shall cause its Affiliates (and Permitted Designees that received Transferred Assets or Transferred Entities as contemplated by this Agreement and their respective Affiliates) to, hold such property or asset in trust for the benefit of Sellers. In the case of any trade accounts receivable (whether current or non-current) and trade accounts payable of the Transferred Entities as of the Relevant Closing Date that constitute Excluded Assets (or Non-Business Assets) or Excluded Liabilities (or Non-Business Liabilities), respectively, Buyer shall, or cause its applicable Subsidiary (or Permitted Designees that received Transferred Assets or Transferred Entities as contemplated by this Agreement and their respective Affiliates) to, use reasonable best efforts to collect such accounts receivable and pay such accounts payable as promptly as reasonably practicable and, upon such collection or payment, pay the funds received therefor to Sapphire or its designee or submit an invoice to Sapphire for any such payment made (which Sapphire shall pay, or cause to be paid, as promptly as reasonably practicable), as applicable. Sapphire shall pay or shall cause to be paid in the ordinary course of business consistent with past practice of the Businesses, and in accordance with applicable Law, any Retained Fiduciary Accounts Payable. Buyer shall pay or cause to be paid in the ordinary course of business consistent with past practice of the Businesses, and in accordance with applicable Law, any Transferred Fiduciary Accounts Payable. Notwithstanding the foregoing, to the extent any of the provisions of this Section 5.07 would conflict or be inconsistent with the terms of the Transition Services Agreement, this Agreement shall control in respect of such matter in conflict.

Section 5.08. Intellectual Property Matters.

(a) Buyer and its Affiliates (and Permitted Designees and their respective Affiliates) have, and after the Relevant Closing, the Transferred Entities shall have, no right, title, interest, license or any other right whatsoever in the Seller Marks, except as expressly set forth in this Section 5.08, and none of Sellers or any of their Affiliates have pursuant to the Transaction Documents assigned or licensed such right, title, interest or other right to Buyer, its Affiliates or the Transferred Entities or to Permitted Designees and their respective Affiliates.

(b) As promptly as practicable after the Relevant Closing, Buyer shall, and shall cause its Affiliates and the Transferred Entities (and Permitted Designees and their respective Affiliates) to change all signage containing the Seller Marks, either by covering or removing such signage, including any signage affixed to any real property of Buyer, its Affiliates, or any Transferred Entity (or of Permitted Designees and their respective Affiliates). As soon as is reasonably practicable following the Relevant Closing, but in no event later than six (6) months following the Relevant Closing Date, unless (and only to the extent that) a longer period is required by Section 5.08(c) below or otherwise by relevant Governmental Authorities, Buyer shall, and shall cause its Affiliates and the Transferred Entities (and Permitted Designees and their respective Affiliates) to, discontinue all use of the Seller Marks and, at Buyer’s sole cost and expense, remove all Seller Marks from websites, marketing and promotional materials, invoices, business cards, schedules, displays, stationery, technical guidelines and other supplies and similar materials that incorporate the Seller Marks, whether any of the foregoing materials are held by Buyer, its Affiliates or the Transferred Entities (or Permitted Designees and their respective Affiliates) or under the control of Buyer, its Affiliates or the Transferred Entities (or Permitted Designees and their respective Affiliates). Notwithstanding the foregoing, nothing in this Section 5.08 shall prohibit Buyer or its Affiliates (or Permitted Designees and their respective Affiliates) from (i) using the Seller Marks in a non-trademark manner as is reasonably necessary for historical reference in communications in connection with the administration of the Business or with Governmental Authorities, (ii) retaining or using for Buyer’s or its Affiliates’ (or Permitted Designees and their respective Affiliates’) internal business purposes, records and other historical or archived documents containing or referencing the Seller Marks, provided that such materials are rebranded in the ordinary course of business, or (iii) using the Seller Marks to the extent required by applicable Law.

(c) As promptly as practicable, but in no event later ninety (90) days following the Relevant Closing Date, Buyer shall, and shall cause its Affiliates and the Transferred Entities (and Permitted Designees and their respective Affiliates) to, at Buyer’s sole cost and expense, file any documentation necessary to change the names of the Transferred Entities to remove the words “Willis Towers Watson,” and any derivation, adaptation, combination or translation thereof, including by making filings with the applicable Governmental Authority of each jurisdiction in which the ownership or the operation of the Transferred Entities’ assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction. If the approval of any Governmental Authority is needed prior to Buyer or its Affiliates (or Permitted Designees or their respective Affiliates) filing any such documentation, Buyer shall, and shall cause its Affiliates and the Transferred Entities (and Permitted Designees and their respective Affiliates) to, use reasonable best efforts to obtain such approval as promptly as practicable (including filing for such approval as promptly as practicable and in no event later than ninety (90) days following the Relevant Closing Date), and upon receipt of such approval, shall file such documentation as promptly as practicable, but in no event later than ninety (90) days following receipt of such approval.

(d) As promptly as practicable after the Relevant Closing, Sapphire shall, and shall cause its Affiliates to, change all signage containing the Business Trademarks, either by covering or removing such signage, including any signage affixed to any real property of Sellers or their Affiliates. As soon as is reasonably practicable following the Relevant Closing, but in no event later than two (2) months following the Relevant Closing Date, Sapphire shall, and shall cause its Affiliates to, discontinue all use of the Business Trademarks and, at Sapphire’s sole cost and expense, remove all Business Trademarks from websites, marketing and promotional materials, invoices, business cards, schedules, displays, stationery, technical guidelines and other supplies and similar materials that incorporate the Business Trademarks, whether any of the foregoing materials are held by Sapphire or its Affiliates or under the control of Sapphire or its Affiliates. If the approval of any Governmental Authority is needed prior to Sapphire or any of its Affiliates filing any such documentation to effectuate the foregoing, Sapphire shall use reasonable best efforts to obtain such approval as promptly as practicable (including filing for such approval as promptly as practicable and in no event later than two (2) months following the Relevant Closing Date), and upon receipt of such approval, shall file such documentation as promptly as practicable, but in no event later than two (2) months following receipt of such approval.

Section 5.09. Insurance.

(a) From and after the Relevant Closing, none of Buyer or its Affiliates (including, after the Relevant Closing, the Transferred Entities), or Permitted Designees and their respective Affiliates, shall have access to any insurance policies maintained for the benefit of the Retained Entities, including for the avoidance of doubt, any self-insurance, fronted insurance, captive insurance or reinsurance policy or program (collectively, the “Retained Policies”), other than as expressly set forth herein (including in accordance with Section 5.09(b)) or in connection with any Assumed Employee Plans.

(b) Sapphire will, and will cause its Affiliates to, use reasonable best efforts to, keep insurance policies currently maintained in respect of the Businesses, the Transferred Assets, the Transferred Employees or former employees of the Transferred Entities, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Relevant Closing. From and after the Relevant Closing, with respect to any claim occurrence, act, omission, event or circumstance relating to the Transferred Entities, Transferred Assets, Transferred Employees (to the extent transferred at a Closing) or former employees of the Transferred Entities that occurred or existed prior to the Relevant Closing and that would be covered by any of the Retained Entities’ or any of their Affiliates’ occurrence-based (but not claims-made or occurrence-reported) Retained Policies issued by a third party insurer that is not an Affiliate of the Retained Entities (excluding any self-insurance, fronted insurance, captive insurance or reinsurance policy or program) (such policies, the “Retained Available Insurance Policies” and such claims, the “Retained Coverage Claims”), Buyer, on behalf of itself or its Affiliates (including the Transferred

Entities) or its Permitted Designees and their respective Affiliates, may make and pursue Retained Coverage Claims under the Retained Available Insurance Policies, subject to the terms and conditions of such Retained Available Insurance Policies; provided, however, that (i) Buyer shall exclusively bear the amount of any “deductibles” or self-insurance retentions associated with Retained Coverage Claims under such Retained Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, (ii) Buyer shall be solely responsible at its expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of coverage and proceeds with respect to such Retained Coverage Claims (provided, that Sapphire and its Affiliates shall reasonably cooperate with Buyer in respect of such actions) and shall not, without the prior written consent of any Seller, amend, modify or waive any rights of any Seller or other insureds under any such Retained Available Insurance Policies, (iii) with respect to Retained Coverage Claims or requests for benefits asserted by Buyer or the Transferred Entities under the Retained Available Insurance Policies, Sellers shall have the right but not the duty to monitor and/or associate with such Retained Coverage Claims, (iv) Buyer and the Transferred Entities shall be liable for any fees, costs, taxes, assessments, retrospective premium adjustments or expenses incurred by Sapphire or Sellers directly or indirectly through the insurers or reinsurers of the Retained Available Insurance Policies to the extent arising out of any Retained Coverage Claim and (v) Buyer and the Transferred Entities shall not assign any Retained Available Insurance Policies or any rights or claims under the Retained Available Insurance Policies. Sapphire shall, and shall cause its Affiliates to, provide Buyer with the net proceeds realized with respect to such Retained Coverage Claims. Notwithstanding anything contained herein, but subject to the two immediately following sentences, Sapphire and Sellers shall retain the exclusive right to control all of their insurance policies and programs, including the Retained Available Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder; provided that Buyer and the Transferred Entities shall reasonably cooperate with Sellers with respect to Retained Coverage Claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Sapphire and Sellers to manage and conduct its insurance matters as Sapphire reasonably deems appropriate. Sapphire shall, and shall cause its Affiliates to, cooperate with Buyer and its Affiliates as is reasonably requested by Buyer or its applicable Affiliate, at Buyer’s sole cost, in order to permit Buyer and its Affiliates to submit and pursue Retained Coverage Claims, and Sapphire shall consult with Buyer prior to making any material decision or taking any material action relating to any such Retained Coverage Claim. Sapphire or any of its Affiliates may, in their reasonable discretion, amend any Retained Available Insurance Policies, to be effective as of the Relevant Closing, in any manner they reasonably deem appropriate to give effect to this Section 5.09; provided that neither Sapphire nor any of its Affiliates may take any action that would materially reduce, modify, waive or eliminate any coverage, terms and conditions or policy limits to the detriment of Buyer or any of its Affiliates in respect of any Retained Coverage Claims and its rights under this Section 5.09.

(c) From and after the Relevant Closing, with respect to any claim, occurrence, act, omission, event or circumstance relating to the Retained Entities, Excluded Assets, employees other than Transferred Employees (to the extent transferred at a Closing) or former employees of the Retained Entities that occurred or existed prior to the Relevant Closing and that would be covered by any of the occurrence-based (but not claims-made or occurrence-reported) insurance policies issued by a third party insurer that is not a Transferred Entity or an Affiliate thereof maintained by the Transferred Entities (such policies, excluding any self-insurance, fronted insurance, captive insurance or reinsurance policy or program, the “Transferred Available Insurance Policies” and such claims, the “Section 5.09(c) Coverage Claims”), Sapphire, on behalf of itself or its Affiliates (including the Retained Entities), may make and pursue Section 5.09(c) Coverage Claims under the Transferred Available Insurance Policies, subject to the terms and conditions of such Transferred Available Insurance Policies; provided, however, that (i) Sapphire (or its applicable Affiliate) shall exclusively bear the amount of any “deductibles” or self-insured retentions associated with Section 5.09(c) Coverage Claims under such Transferred Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such Section 5.09(c) Coverage Claims, (ii) Sapphire or its applicable Affiliate shall be solely responsible at their expense for notifying any and all insurance companies of such Section 5.09(c) Coverage Claims and complying with all policy terms and conditions for pursuit and collection of coverage and proceeds with respect to such Section 5.09(c) Coverage Claims (provided that Buyer shall, and shall cause the Transferred Entities to, reasonably cooperate with Sapphire in respect of such actions) and shall not, and shall cause the Transferred Entities not to, without the written consent of Buyer, amend, modify or waive any rights of any Transferred Entity or other insureds under any such insurance policies and programs, (iii) with respect to coverage claims or requests for benefits asserted by Sapphire or the Retained Entities under the Transferred Available Insurance Policies, Buyer shall have the right but not the duty to monitor and/or associate with such claims, (iv) Sapphire and the Retained Entities shall be liable for any fees, costs, taxes, assessments, retrospective premium adjustments or expenses incurred by Buyer directly or indirectly through the insurers or reinsurers of the Transferred Available Insurance Policies to the extent arising out of any Section 5.09(c) Coverage Claims and (v) Sapphire and the Retained Entities shall not assign any Transferred Available Insurance Policies or any rights or claims under the Transferred Available Insurance Policies. Buyer shall, and shall cause its Affiliates (and its Permitted Designees and their respective Affiliates) to, provide Sapphire with the net proceeds realized with respect to such Section 5.09(c) Coverage Claims. Notwithstanding anything contained herein, but subject to the immediately following sentence, Buyer shall retain the exclusive right to control all of its and its Affiliates’ insurance policies and programs, including the Transferred Available Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of the Transferred Entities’ insurance policies and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder; provided, that Sapphire and the Retained Entities shall reasonably cooperate with Buyer with respect to Section 5.09(c) Coverage Claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Buyer to manage and conduct its insurance matters as Buyer reasonably deems appropriate. Buyer shall, and shall cause its Affiliates (and its Permitted Designees and their respective Affiliates) to, cooperate with Sellers and their Affiliates as is reasonably requested by a Seller or its applicable Affiliate, at Sapphire’s sole cost, in order to permit Sellers and their Affiliates to submit and pursue Section 5.09(c) Coverage Claims, and Buyer shall, and shall cause its Affiliates (and its Permitted Designees and their respective Affiliates) to, consult with Sapphire prior to making any material decision or taking any material action relating to any such Section 5.09(c) Coverage Claim.

(d) Without limiting the foregoing, Sapphire will, and will cause its Affiliates to, use reasonable best efforts, to keep insurance policies currently maintained in respect of E&O Claims, or suitable replacements therefor (the “Interim E&O Policies”), in full force and effect from the Principal Closing through the close of business on date of the latest Relevant Closing. With respect to any E&O Claims relating to the Businesses or Transferred Assets (or portion thereof) transferred to Buyer or its Affiliates or Permitted Designees at the Deferred Closing in respect of occurrences prior to the applicable Relevant Closing (the “Interim E&O Claims”) that would be covered by any such insurance policies, upon the written request of Buyer, Sapphire shall make and pursue such Interim E&O Claims under the Interim E&O Policies, subject to the terms and conditions of the Interim E&O Policies; provided, however, that (i) Buyer shall exclusively bear the amount of any “deductibles” or self-insurance retentions associated with Interim E&O Claims under such Interim E&O Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, (ii) Buyer shall be solely responsible at their expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of coverage and proceeds with respect to such Interim E&O Claims (provided, that Sapphire and its Affiliates shall reasonably cooperate with Buyer in respect of such actions) and shall not, without the prior written consent of Sapphire, amend, modify or waive any rights of any Seller or other insureds under any such Interim E&O Policies, (iii) with respect to Interim E&O Claims or requests for benefits asserted by Buyer or the Transferred Entities under the Interim E&O Policies, Sellers shall have the right but not the duty to monitor and/or associate with such Interim E&O Claims, (iv) Buyer and the Transferred Entities shall be liable for any fees, costs, taxes, assessments, retrospective premium adjustments or expenses incurred by Sellers directly or indirectly through the insurers or reinsurers of the Interim E&O Policies to the extent arising out of any Interim E&O Claim and (v) Buyer and the Transferred Entities shall not assign any Interim E&O Policies or any rights or claims under the Interim E&O Policies. Sapphire shall, and shall cause its Affiliates to, provide Buyer with the net proceeds realized with respect to such Interim E&O Claims. Notwithstanding anything contained herein, but subject to the immediately following sentence, Sellers shall retain the exclusive right to control all of their insurance policies and programs, including the Interim E&O Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder; provided that Buyer and the Transferred Entities shall reasonably cooperate with Sellers with respect to Interim E&O Claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Sellers to manage and conduct its insurance matters as Sellers reasonably deem appropriate. Sapphire shall, and shall cause its Affiliates to, cooperate with Buyer and its Affiliates and its Permitted Designees as is reasonably requested by Buyer or its applicable Affiliate or designee, at Buyer’s sole cost, in order to permit Buyer and its Affiliates and Permitted Designees to submit and pursue Interim E&O Claims, and Sapphire shall consult with Buyer prior to making any material decision or taking any material action relating to any such Interim E&O Claim.

Section 5.10. Legal Proceedings; Production of Witnesses; Privileged Matters.

(a) Subject to Article IX and Section 5.09, following the Relevant Closing, (i) Buyer and its Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions exclusively arising out of or related to Assumed Liabilities and all Liabilities of the Businesses or Transferred Entities (in each case, to the extent transferred to or assumed by Buyer or its Affiliates at the Relevant Closing) and may settle or compromise, or consent to the entry of any judgment with respect to any such Action, without the consent of the Sellers or any of their Affiliates, (ii) Sellers and their Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions exclusively arising out of or related to Excluded Liabilities, Non-Business Liabilities and all Liabilities of the Retained Businesses, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action, without the consent of Buyer or its Affiliates and (iii) Sellers and Buyer shall jointly share authority and control and cooperate in good faith with respect to the investigation, prosecution, defense and appeal of all Actions that relate to both of the foregoing clauses (i) and (ii).

(b) From and after the Principal Closing, Sapphire, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates (and Buyer shall cause its Permitted Designees and their respective Affiliates) to, use reasonable best efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective Representatives, documents and information for fact finding, consultation and interviews and as witnesses to the extent that any such Representatives, documents and information may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to the conduct of the Businesses or the Retained Businesses, prior to, at or after the Principal Closing. Access to such Representatives, documents and information shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Representatives, the Businesses, and the Retained Businesses, as applicable. Sapphire, on the one hand, and Buyer, on the other hand, agree to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees and travel expenses, but excluding officers’ or employees’ salaries, incurred by the other Party in connection with providing access to Representatives pursuant to this Section 5.10(b).

(c) No Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Sections 5.10(a) or 5.10(b) or Article VI, if Sellers or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided, however, that this sentence shall not limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

(d) The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to any Party with respect to the Businesses, the Transferred Assets, the Assumed Liabilities, the Retained Businesses, the Excluded Assets, the Excluded Liabilities, the Non-Business Assets or the Non-Business Liabilities (collectively, “Privileges”), shall be governed by the provisions of this Section 5.10(d). With respect to (i) matters relating to the Retained Businesses, the Excluded Assets, the Excluded Liabilities, the Non-Business Assets or the Non-Business Liabilities, (ii) Tax matters and (iii) Business Records of Sellers or any of their Affiliates (A) prepared in connection with any Transaction Document or the transactions contemplated thereby or (B) relating to the sale process for the Businesses, bids received from other Persons in connection with such sale process and information and analysis (including financial analysis) relating to such sale process (clauses (i), (ii) and (iii), collectively, “Specified Matters and Information”), Sellers shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. After the Relevant Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters to the extent Relating to the Businesses (except for the Specified Matters and Information). However, Buyer may not assert any such Privileges related to pre-Closing advice or communications Relating to the Businesses against Sellers and their Affiliates. The rights and obligations created by this Section 5.10(d) shall apply to all Specified Matters and Information as to which Sellers, their Affiliates, or the Transferred Entities would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by Sellers or their Affiliates, or Buyer and its Affiliates (including, as of the Relevant Closing Date, the applicable Transferred Entities) (or Permitted Designees and their respective Affiliates), as the case may be, of any subpoena, discovery or other request from any Person that actually calls for the production or disclosure of Privileged Information of the other Party, Sellers or Buyer shall promptly notify the other Parties of the existence of the request and shall provide such other Party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 5.10(d) or otherwise to prevent the production or disclosure of Privileged Information. Sellers’ transfer of any Transferred Business Records or other information to Buyer and its Affiliates (and its Permitted Designees and their respective Affiliates) in accordance with this Agreement and Sellers’ agreement to permit Buyer to obtain information existing prior to the Relevant Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 5.10(d), to maintain the confidentiality of such information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Sellers or Buyer, as the case may be. The access to Business Records and other information being granted pursuant to Sections 5.02, 5.10, 5.11, and Article VI, the agreement to provide witnesses and individuals pursuant to this Section 5.10 and the disclosure to Buyer and Sellers of Privileged Information Relating to the Businesses or relating to the Retained Businesses pursuant to this Agreement in connection with the Transactions shall not be asserted by Sellers or Buyer or their respective Affiliates (or Permitted Designees and their respective Affiliates) to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.10(d) or otherwise.

Section 5.11. Retention of Business Records and Post-Closing Access.

(a) Each Party will comply with legal and regulatory obligations in relation to the retention of Business Records that are applicable to that Party and it is agreed that they and their Affiliates shall be permitted to retain copies of any Business Records transferred to the other (or its designees) to the extent required under applicable Law or the document retention policies and procedures of the relevant Party in effect as of the date hereof.

(b) For a period of three (3) years from and after the Relevant Closing, Buyer shall, and shall cause its Affiliates (including the Transferred Entities) (and Permitted Designees and their respective Affiliates) to (i) give Sellers and their Representatives reasonable access to the offices, properties and all Transferred Business Records and all Business Records of the Transferred Entities related to the conduct of the Businesses and, if applicable, the Retained Businesses, on or before the Relevant Closing Date in the possession of Buyer and its Subsidiaries (including the Transferred Entities) (or Permitted Designees and their respective Affiliates) during normal business hours and upon reasonable prior notice, (ii) furnish to Sellers and their Representatives copies of such records at Sellers’ expense, and (iii) cause the Representatives of Buyer and its Subsidiaries (including the Transferred Entities) (and of Permitted Designees and their respective Affiliates) to cooperate with Sellers and their Representatives, in each case, to the extent reasonably requested by Sellers in connection with accounting, Tax, legal defense and other similar needs. For a period of three (3) years from and after the Relevant Closing, Sapphire shall, and shall cause the Retained Entities, to (A) give Buyer and its Representatives reasonable access to the offices, properties and Business Records of the Retained Entities to the extent relating to the conduct of the Businesses on or before the Relevant Closing Date during normal business hours and upon reasonable prior notice, (B) furnish to Buyer and its Representatives such financial and operating data and other information in possession of the Retained Entity to the extent relating to the conduct of the Businesses on or before the Relevant Closing Date and (C) cause the employees, counsel, auditors and other Representatives of the Retained Entities to cooperate with Buyer and its Representatives, in each case, to the extent relating to the Business and reasonably requested by Buyer in connection with accounting, Tax, legal defense and other similar needs. Any such access shall be granted in a manner reasonably calculated to minimize disruption to the Parties. Notwithstanding the foregoing, any Party may withhold such access to any document or information the disclosure of which would reasonably be expected to violate any material Contract or any Law or result in the waiver of any legal privilege or work-product privilege; provided, that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.11(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.

Section 5.12. Confidentiality.

(a) The Confidentiality Agreement shall remain in full force and effect until the final Deferred Closing and any books and records, data and other information provided to Buyer between the date hereof and the final Deferred Closing shall be considered Evaluation Material (as such term is defined in the Confidentiality Agreement) and afforded all protections provided therein; provided, however, effective upon, and only upon, any Closing, the Confidentiality Agreement shall terminate in respect of any confidential or proprietary information to the extent Related to the Businesses and included in the Transferred Assets or Equity Interests transferred in such Closing to Buyer or its Affiliates (and not constituting an Excluded Asset).

(b) From and after the Principal Closing, Sellers shall keep confidential and shall not, and shall cause their Representatives and Subsidiaries not to, directly or indirectly, for a period of four (4) years after the Principal Closing Date (except with respect to any information that is commercially sensitive or constitutes a protected trade secret under applicable law, which information shall remain subject to the restrictions in this section indefinitely), without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives and Affiliates who need to know such information and who have been informed of the confidential nature thereof and instructed to comply with the confidentiality obligations of this Section 5.12(b)) any information related to the Businesses, Transferred Assets or Assumed Liabilities; provided, that the foregoing restriction shall not (i) apply to any information that is or becomes generally available to the public (other than as a result of disclosure in violation of this Section 5.12(b)) or (ii) prohibit any disclosure (A) to the extent required by Law so long as, to the extent practicable and permitted by Law, such Seller, as applicable, provides Buyer with prompt written notice of such requirement and, if requested by Buyer, reasonably cooperates with Buyer, at Buyer’s expense, in seeking a protective order or other appropriate remedy in response to such requirement (and if such protective order or other remedy is not obtained, Sellers shall use reasonable best efforts to seek reasonable assurances that confidential treatment will be accorded such information) or (B) made in connection with the enforcement of any right or remedy relating to the Transaction Documents or the Transactions. For a period of four (4) years after the Principal Closing Date (except with respect to any information that is commercially sensitive or constitutes a protected trade secret under applicable law, which information shall remain subject to the restrictions in this section indefinitely), Sellers further agree that they shall not, and shall cause their Representatives and Subsidiaries not to, use any such information to the extent related to the Businesses, Transferred Assets or Assumed Liabilities for any purpose other than as reasonably necessary to comply with bona fide regulatory or legal obligations, and as reasonably necessary in the performance of their obligations under the Transaction Documents, in each case other than information that is used by the Retained Business in the ordinary course conduct of the Retained Business consistent with past practice.

(c) Buyer shall keep confidential and shall not, and shall cause its Representatives and Subsidiaries (including the Transferred Entities) (and its Permitted Designees and their respective Affiliates and Representatives) not to, directly or indirectly, for a period of four (4) years after the Principal Closing Date, without the prior written consent of Sellers, disclose to any third party (other than each other and their respective Representatives and Affiliates who need to know such information and who have been informed of the confidential nature thereof and instructed to comply with the confidentiality obligations of this Section 5.12(c)) any information related to the Retained Businesses, Excluded Assets, the Non-Business Assets or the Non-Business Liabilities regardless of whether Buyer, its Subsidiaries or their respective Representatives received such information prior to, on or after the date of this Agreement; provided, that the foregoing restriction shall not (i) apply to any information that is or becomes generally available to the public (other than as a result of disclosure in violation of this Section 5.12(c)) or (ii) prohibit any disclosure (A) to the extent required by Law so long as, to the extent practicable and permitted by Law, Buyer provides Sellers with prompt written notice of such requirement and, if requested by Sellers, reasonably cooperates with Sellers, at Sellers’ expense, in seeking a protective order or other appropriate remedy in response to such requirement (and if such protective order or other remedy is not obtained, Buyer shall use reasonable best efforts to seek reasonable assurances that confidential treatment will be accorded such information) or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents or the Transactions. For a period of four (4) years after the Principal Closing Date (except with respect to any information that is commercially sensitive or constitutes a protected trade secret under applicable law, which information shall remain subject to the restrictions in this section indefinitely), Buyer further agrees that it shall not, and shall cause its Representatives and Subsidiaries (including the Transferred Entities) (and its Permitted Designees and their respective Affiliates and Representatives) not to, use any such information related to the Retained Businesses, Excluded Assets, the Non-Business Assets or the Non-Business Liabilities for any purpose other than as reasonably necessary to comply with bona fide regulatory or legal obligations, and as reasonably necessary in the performance of their obligations under the Transaction Documents.

Section 5.13. Non-Solicitation; Non-Competition.

(a) Identified Employees. From and after the Principal Closing Date until the second anniversary thereof, Sapphire shall not, and shall cause its Subsidiaries (collectively, the “Restricted Companies”) not to, directly or indirectly, solicit the employment of any Identified Employee, or make or extend any offer of employment to, or hire, employ or engage (including as a consultant or any similar role) any of the Persons described on Exhibit J (the “Specified Persons”). The restrictions of this Section 5.13(a) shall cease to apply to an Identified Employee, including a Specified Person, six (6) months after the date on which Buyer or the applicable Designated Employing Entity terminates his or her employment. Nothing in this Section 5.13 shall restrict or prevent any Restricted Company from making generalized searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are instructed to avoid soliciting the Identified Employees; provided, however, that the Restricted Companies shall not in any case, make or extend any offer of employment to, or hire, employ or engage (including as a consultant or any similar role) any Specified Person who responds to such generalized searches or search firm solicitations.

(b) Sapphire Employees. Until the second anniversary of the Principal Closing Date, Buyer shall not, and shall cause its Affiliates, including as applicable after the Relevant Closing, any Transferred Entity (collectively, the “Buyer Restricted Companies”) not to, directly or indirectly, solicit the employment of, or make or extend any offer of employment to, or hire, employ or engage (including as a consultant or any similar role) any person who is engaged in the conduct of any of the Specified Retained Businesses described in Items 2-5 of the schedule corresponding to the definition thereof (but with respect to the Specified Retained Business described in Item 2 of the definition thereof, solely until the Principal Closing Date) (the “Seller Specified Persons”). The restrictions of this Section 5.13(b) shall cease to apply to a Seller Specified Person six (6) months after the date on which Sapphire or its Affiliates terminates his or her employment. Nothing in this Section 5.13 shall restrict or prevent any Buyer Restricted Company from making generalized searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are instructed to avoid soliciting the Seller Specified Persons; provided, however, that the Buyer Restricted Companies shall not in any case, make or extend any offer of employment to, or hire, employ or engage (including as a consultant or any similar role) any Seller Specified Person who responds to such generalized searches or search firm solicitations. From and after the date hereof until the Relevant Closing, Buyer shall not, and shall cause the other Buyer Restricted Companies not to, directly or indirectly, solicit the employment of, or make or extend any offer of employment to, or hire, employ or engage (including as a consultant or any similar role) any person who is an employee of the Business who substantively interacts or has substantively interacted with Buyer or its representatives in connection with this Agreement and the transactions contemplated hereby (or the Jewel SAPA and the transactions contemplated thereby) (the “Seller Additional Specified Persons”). The restrictions of this Section 5.13(b) shall cease to apply to a Seller Additional Specified Person six (6) months after the date on which Sapphire or its Affiliates terminates his or her employment. Nothing in this Section 5.13 shall restrict or prevent any Buyer Restricted Company from making generalized searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are instructed to avoid soliciting the Seller Additional Specified Persons; provided, however, that the Buyer Restricted Companies shall not in any case, make or extend any offer of employment to, or hire, employ or engage (including as a consultant or any similar role) any Seller Specified Person who responds to such generalized searches or search firm solicitations.

(c) Non-Competition. During the Applicable Restricted Period, Sapphire shall not, and shall cause the Restricted Companies not to, directly or indirectly, engage in any Competitive Activity; provided, however, that the foregoing shall not restrict any Restricted Company from (i) acquiring or owning as a passive investment, directly or indirectly, securities or any indebtedness of any company that is engaged in any Competitive Activity if such Restricted Company does not, directly or indirectly, beneficially own in the aggregate more than ten percent (10%) of the outstanding securities or indebtedness of such company or (ii) acquiring and continuing to hold or own any business or Person engaged in any Competitive Activity if such Competitive Activity accounts for less than the greater of (x) fifteen percent (15%) of such business’ or Person’s consolidated annual revenues and (y) fifteen million Dollars ($15,000,000) in consolidated annual revenues, in each case during the twelve months prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition); provided, further, that in the case of any such exceptions described in the foregoing clause (ii), during the Applicable Restricted Period, the businesses or activities owned or acquired that constitute Competitive Activity shall not be materially expanded under the ownership of Sapphire in a manner that is materially disproportionate from the other businesses or activities of such acquired Person.

(d) Confidentiality and Use. Notwithstanding anything to the contrary in this Section 5.13, Sapphire agrees that all confidential or proprietary information to the extent Related to the Businesses, including copies thereof retained by any Restricted Company for any reason (including research, product plans, products, services, clients, client lists, client information, markets, developments, models and modeling), other business information and all notes, interpretations, compilations, reports, studies, summaries and analysis, shall be kept confidential in accordance with Section 5.12 and no Restricted Company shall use any such information for any Competitive Activity; provided, that Sapphire shall not be prohibited from using any such information solely to the extent necessary for the conduct of the Deferred Business as contemplated by this Agreement or the run-off businesses of Sapphire and its Subsidiaries.

(e) Notwithstanding anything to the contrary set forth herein, in the event of a breach of any of the provisions of this Section 5.13 (the “Restrictive Covenants”):

(i) Buyer and its Affiliates (including each Transferred Entity) shall have the right to seek to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction pursuant to Section 11.09 and (B) have issued an injunction restraining any such breach without posting of a bond, provision of a cross-undertaking in damages, or similar requirement;

(ii) it is the desire and intent of the Parties that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable (including with respect to duration, scope or area), it is agreed that such Restrictive Covenant shall be amended (and such court making the determination of invalidity or unenforceability shall have the power to, and shall hereby be directed to, amend) to reduce the scope, duration, or area of the term or provision, to sever or delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable, such that the relevant amendment shall comprise the maximum less restrictive limitations permitted under applicable Law, in each case, to the extent necessary in order that such provision be valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified;

(iii) each Seller further acknowledges and agrees that (A) the Restrictive Covenants are fair and reasonable and necessary in order to protect the legitimate interests of Buyer, (B) such Restrictive Covenants and agreements were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and (C) no such Seller shall raise as a defense against the enforcement of any provision hereof that Buyer or its applicable Affiliate does not have a protectable interest with respect to the subject matter of the applicable claim;

(iv) The restrictions entered into by Sapphire in this Section 5.13 are given to Buyer for itself and as trustee and agent for each of its Affiliates, and Buyer hereby declares that to the extent that such restrictions relate to any of Buyer’s Affiliates Buyer holds the benefit of them as trustee and agent; and

(v) each provision contained in this Section 5.13 is and shall be construed as separate and severable and if one or more of the provisions is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining provisions or parts thereof, as appropriate, shall continue to bind each of Sapphire.

Section 5.14. Director and Officer Matters.

(a) Prior to the Principal Closing, (i) each Transferred Entity shall purchase (at Sellers’ cost) an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage for six (6) years for its respective current and former officers, directors, and managers (the “Indemnified Parties”) or (ii) Sapphire shall have in effect for six (6) years from the Principal Closing an endorsement, rider or amendment to Sapphire’s directors’ and officers’ liability insurance policy providing coverage for the Indemnified Parties under such policy (and Buyer and its Affiliates may make and pursue any claims thereunder in accordance with the terms and conditions set forth in Section 5.09, and such policies shall, notwithstanding anything to the contrary contained in this Agreement, be deemed to be Retained Available Insurance Policies).

(b) Buyer shall, and shall cause the Transferred Entities to, maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the organizational documents of the Transferred Entities or in any indemnification agreements of the Transferred Entities with any of the Indemnified Parties, in each case in effect as of the date hereof, for acts or omissions occurring prior to the Relevant Closing.

(c) Buyer shall indemnify all Indemnified Parties to the fullest extent permitted by the organizational documents of the Transferred Entities in effect as of the date hereof with respect to all acts and omissions occurring prior to the Relevant Closing arising out of or relating to their service as directors, officers, trustees or managers of the Transferred Entities or another Person, if such Indemnified Party is or was serving as a director, officer, trustee or manager of such other Person at the request of or for the benefit of the Transferred Entities or the Business or as fiduciaries thereof, whether asserted or claimed at or after or occurring before the Relevant Closing (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement). If any Indemnified Party is or becomes involved in any Action in connection with any matter subject to indemnification under this Section 5.14, Buyer shall advance as incurred any Liabilities out of or incurred in connection with such Action to the extent required by the organizational documents of the Transferred Entities in effect as of the date hereof.

(d) The covenants contained in this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event any Transferred Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of such Transferred Entity shall assume all of the obligations set forth in this Section 5.14.

Section 5.15. Public Announcements. No later than one (1) Business Day after the execution of this Agreement, Sapphire, on the one hand, and Buyer, on the other, shall each issue (or shall cause their respective Affiliates to issue) a press release regarding the execution of this Agreement; provided, however, that the content of each Party’s initial press release and the timing and content of all other press releases or public announcements regarding any aspect of this Agreement or any other Transaction Document or the Transactions to the financial community, government agencies or the general public shall be consented to (such consent not to be unreasonably withheld, conditioned or delayed) in advance by (a) Buyer, in the case of the Sellers’ (or their Affiliates’) releases and announcements, and (b) Sellers, in the case of Buyer’s (or its Affiliate’s) releases and announcements. Notwithstanding the foregoing, each Party (or its respective Affiliates) may make any such announcement which it in good faith believes, based on advice of outside counsel, is required by applicable Law or any listing agreement with any national securities exchange to which such Party (or its respective Affiliates) is subject; provided, that such Party shall consult with and agree on the language of any such announcement with the other Party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other Party with copies of any such announcement.

Section 5.16. Delivery of Financial Statements.

(a) After the date hereof, with fifty percent (50%) of the out of pocket expenses thereof to be reimbursed by Buyer, Sapphire shall, and shall cause its Subsidiaries to, and shall direct its and their respective Representatives (including their respective auditors) to do each of the following: (i) use their respective reasonable best efforts to, deliver to Buyer as promptly as reasonably practical unqualified audited financial statements of the Business for the fiscal year ended December 31, 2020 together with all related notes and schedules thereto, accompanied by the reports thereon of the independent auditors of the Businesses (the “Business Audited Financial Statements”); (ii) if the Principal Closing occurs after March 1, 2022, use their respective reasonable best efforts to deliver to Buyer as promptly as reasonably practical (and in any event no later than sixty (60) days after the Principal Closing), unqualified audited financial statements of the Business for the fiscal year ended December 31, 2021 together with all related notes and schedules thereto, accompanied by the reports thereon of the independent auditors of the Business (the “Business 2021 Audited Financial Statements”); (iii) use their respective reasonable best efforts to deliver to Buyer as promptly as reasonably practical (and in any event no later than forty (40) days after the Principal Closing) unaudited financial statements of the Businesses for each Required Quarter, in each case prepared on the same basis as the Business Audited Financial Statements (except that they contain the notes required by GAAP as applicable to interim financial statements and are subject to normal year-end adjustments) (collectively, together with the Business Audited Financial Statements and the Business 2021 Audited Financial Statements, the “Section 5.16 Financial Statements”); and (iv) use their respective reasonable best efforts to deliver to Buyer as promptly as reasonably practical in connection with each of the foregoing (i) through (iii) all other financial data regarding the Businesses reasonably required to permit the Buyer to prepare pro forma financial statements required under Regulation S-X under the Securities Act; and in the case of clauses (i) through (iii), that would meet the requirements of Rule 3-05 of Regulation S-X under the Securities Act, and that would satisfy the requirements of Item 9.01 of Form 8-K with respect to financial statements of the business acquired if included on a Form 8-K/A filed by Buyer on the 75th day after the Closing to amend a Form 8-K filed by Buyer announcing the Principal Closing on the Principal Closing Date (assuming such filings are made on such dates, without regard to whether actually made on such dates). Notwithstanding anything to the contrary herein, the Business Audited Financial Statements required pursuant to Section 5.16(a)(i) shall be delivered prior to the date that is forty-five (45) days after the Principal Closing.

(b) From and after the Principal Closing until the 75th day after the Principal Closing Date, Sapphire shall, and shall use its reasonable best efforts to cause its accountants, auditors and employees to, at Buyer’s sole expense, (i) discuss, cooperate and provide information reasonably requested by Buyer or its Representatives, that is reasonably necessary for Buyer to prepare unaudited pro forma financial statements of Buyer for the periods described in clause (a) above, and (ii) cooperate with Buyer with regards to responding to any comments from the SEC concerning such pro forma financial statements.

(c) Buyer shall use reasonable best efforts to request and obtain from the SEC, as promptly as reasonably practicable, a waiver of the requirements to file financial statements of the Businesses under Rule 3-05 of Regulation S-X under the Securities Act or pro forma financial information of the Businesses under Rule 11-01(b) of Regulation S-X under the Securities Act or, in the alternative, to file only “abbreviated financial statements” of the Businesses as provided for in 2065.4-6 of the SEC Financial and Reporting Manual. Sapphire shall use its reasonable best efforts to comment on (and to the extent reasonably requested by Buyer, provide information and materials to be used in the preparation of (provided that no financial statements shall be required to be prepared pursuant to this Section 5.16(c)) such waiver request submitted to the SEC; provided that, if any such waiver is granted by the SEC, Sapphire shall not be required to furnish to Buyer the portion of the Section 5.16 Financial Statements covered by such waiver. If the SEC notifies Buyer in writing that it will not grant such waiver, Buyer shall have no obligation to continue to seek any such waiver.

Section 5.17. Further Assurances.

(a) In furtherance and not in limitation of the covenants and agreements contained herein, including Sections 5.03 (Regulatory Filings), 5.04 (Shared Contracts; Intercompany Balances), 5.05 (Third Party Approvals and Permits) and 5.07 (Post-Closing Asset Transfers; Certain Payments), the Parties shall use their respective reasonable best efforts to (i) take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably required or advisable under Laws to consummate and make effective the Transactions and (ii) cause the satisfaction at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. From time to time (whether at or following the Relevant Closing), each Party shall execute and deliver, or cause to be executed and delivered, such other instruments, and take (or cause to be taken) such other actions, as any other Party may reasonably request or as may be otherwise by reasonably necessary to consummate the Transactions.

(b) As promptly as practicable following the exercise of each Put Option by the Put Option Beneficiaries, (i) Sapphire shall cause each of the applicable Put Option Beneficiaries to execute and deliver the applicable Transfer Agreements and (ii) Buyer shall execute and deliver the applicable Transfer Agreements.

Section 5.18. R&W Insurance Policy. Buyer and Sapphire shall each pay or cause to be paid 50% of all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy and, in connection therewith, promptly following the execution of this Agreement, each of Buyer and Sapphire shall pay 50% of the required deposit fee and all other out-of-pocket payments or fees necessary to bind Buyer’s coverage under the R&W Insurance Policy. Buyer will use commercially reasonable efforts to take all such other necessary actions to bind Buyer’s coverage under the R&W Insurance Policy as promptly as practicable and in any event prior to the Principal Closing. Sellers shall provide, and shall cause their Affiliates to provide, such cooperation in connection with the arrangement of the R&W Insurance Policy as may be reasonably requested by Buyer and which is necessary, customary or advisable in connection with Buyer’s efforts to obtain the R&W Insurance Policy. Buyer will use reasonable best efforts to comply in all material respects with all of its obligations under the R&W Insurance Policy and the binder relating thereto necessary to the binding of the R&W Insurance Policy. The Parties acknowledge and agree that the R&W Insurance Policy expressly provides (x) that the insurer(s) issuing the R&W Insurance Policy have waived any right of subrogation, claims for contribution or assignment or otherwise, against the Sellers, any of their respective Affiliates, or any past, present or future direct or indirect equityholder, member, manager, director, officer, partner, employee, Affiliate, agent, advisor or representative (or the functional equivalent of any such position) (the “Seller Related Persons”), except in the case of Fraud by any such Seller Related Person and (y) that the Seller Related Persons are express third-party beneficiaries of such waiver. From and after the Closing, Buyer shall not (and shall cause its Affiliates not to) agree to any amendment, modification, variation, termination or waiver of the foregoing provisions of the R&W Insurance Policy without Sapphire’s prior written consent. Buyer agrees to, and to cause its Affiliates and Representatives to, use reasonable best efforts, in coordination with Sapphire, to minimize or eliminate any exclusions from coverage under the R&W Insurance Policy for which there is a corresponding Specified Indemnity Matter under this Agreement (each, an “Exclusion Removal”). Upon each Exclusion Removal, Exhibit K shall be modified by the Parties in respect of the corresponding Specified Indemnity Matter in manner that is mutually agreeable and that is consistent with the Exclusion Removal.

Section 5.19. Certain Renewal Rights Matters.

(a) At and after the Relevant Closing, Sapphire shall and shall cause its applicable Subsidiaries to execute all such deeds and documents and use its reasonable best efforts to do all such things as Buyer may reasonably require to vest in Buyer the benefit of the Business Renewal Rights, including:

(i) the form of communication with third parties (including, without limitation, clients and insurance carriers);

(ii) providing Buyer access to the Business Renewal Data (if and to the extent not otherwise transferred to Buyer any of its Affiliates as a Transferred Asset) in respect of the Business Policyholders (and, if requested by Buyer, providing copies thereof pursuant to the terms of the Transition Services Agreement); and

(iii) at Buyer’s request and subject to the applicable terms and conditions of the Transition Services Agreement, providing reasonable assistance to invite the Business Policyholders to engage Buyer or its applicable Subsidiaries to assist such Business Policyholders in renewing the Business Policies prior to the expiration of their existing Business Policies;

(b) From and after the Relevant Closing, Buyer shall and shall cause its applicable Subsidiaries (including the Transferred Entities) and its applicable Permitted Designees (and their applicable Subsidiaries) to execute all such deeds and documents and use its reasonable best efforts to do all such things as Sapphire may reasonably require to vest in Sapphire or its applicable Subsidiary the benefit of the Specified Retained Renewal Rights, including:

(i) the form of communication with third parties (including, without limitation, clients and insurance carriers);

(i) providing Sapphire access to the Specified Retained Renewal Data in respect of the Specified Retained Policyholders (and, if requested by Sapphire, providing copies thereof pursuant to the terms of the Transition Services Agreement); and

(ii) at Sapphire’s request and subject to the applicable terms and conditions of the Transition Services Agreement, providing reasonable assistance to invite the Specified Retained Policyholders to engage Sapphire or any of its Affiliates to assist such Specified Retained Policyholders in renewing their Specified Retained Policies prior to the expiration of their existing Specified Retained Policies.

(c) From and after each Relevant Closing, in addition to (and without limiting) any obligations under Section 5.04 and Section 5.05, (i) Buyer and Sapphire shall, and shall cause their respective applicable Affiliates (including the Transferred Entities) (and Buyer shall cause its Permitted Designees and their respective Affiliates) to, execute all such deeds and documents and use their respective reasonable best efforts to do all such things, at all times in compliance with applicable Law, as may reasonably be required to facilitate Buyer or its applicable Affiliate (including, if applicable, the Transferred Entities) (or applicable Permitted Designee or its Affiliate) becoming the broker of record with respect to all Business Policies and (ii) Buyer shall, or shall cause its applicable Affiliate (including, if applicable, the Transferred Entities) (and its applicable Permitted Designee and their respective Affiliates) to, execute all deeds and documents and do all such things as are reasonably required to fulfill all material performance obligations under any Contract (whether or not a Purchased Contract) to the extent related to the Business Policies either directly or on behalf of Seller or its applicable Affiliate. Notwithstanding anything to the contrary set forth in this Agreement (other than Section 2.05(c) and Section 2.05(d)), including the limitations on Buyer’s obligations under Section 5.04 and Section 5.05, all performance obligations under Contracts related to Business Policies shall be deemed to constitute “Assumed Liabilities” and all revenues attributable to the performance, after the Principal Closing, of such performance obligations shall be deemed to constitute “Transferred Assets”. In connection with the foregoing, prior to the Closing, Buyer and Sapphire shall, and shall cause their respective Affiliates to, subject to applicable Law, cooperate in good faith to determine an appropriate structure and plan to transfer to Buyer and its Permitted Designees and Affiliates after the Principal Closing any Fiduciary Cash, Fiduciary Accounts Receivable and Fiduciary Accounts Payable of the Retained Entities related to the transferring Business, together with all assets and liabilities of the Retained Entities related to the transferring Business that would constitute Net Working Capital if held by a Transferred Legal Entity (with Buyer or its applicable Permitted Designee compensating Sapphire or the applicable Seller therefor in a manner consistent with the intent of the allocation of assets and liabilities under this Agreement) (the “Post Closing Business Transfer Plan”). The Post-Closing Business Transfer Plan shall include an appropriate post-transfer adjustment mechanism, similar to and using the reporting and dispute resolution mechanics contained in Section 2.11 (Post Closing Adjustment), which mechanism shall be performed no less frequently than annually. Such Post Closing Business Transfer shall also include provision for the accounting by Buyer and Sapphire each to the other of brokerage/commissions and fees monthly for an initial period to be agreed and thereafter at such frequency as the parties may mutually agree.

Section 5.20. Separation and Migration.

(a) As soon as reasonably practicable following the date hereof, the Parties shall agree upon the form of the Transition Services Agreement, which shall be in customary form and substance and consistent with the term sheet attached hereto as Exhibit L (the “Transition Services Agreement Term Sheet”).

(b) Not more than ten (10) Business Days after the date hereof, the Parties shall each appoint an equal (mutually agreed) number of representatives as each of them deems appropriate to a committee (a “Joint Steering Committee”), all of whom shall have suitable seniority and the requisite skills, knowledge, experience and authority to discuss, coordinate and make arrangements related to the matters described in this Section 5.21, and will be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with any applicable Laws, as well as a mutually agreed senior executive of each Party to whom matters that cannot be resolved by the Joint Steering Committee will be escalated. Any matters that arise within the Joint Steering Committee and cannot be resolved within five (5) Business Days after referral to the Joint Steering Committee of such issue may be referred to the designated senior executives of each Party to resolve.

(c) As soon as practicable following the appointment of the Joint Steering Committee through the Principal Closing, the Joint Steering Committee shall meet and confer at such times as it shall so decide, to discuss, and shall act in good faith and use reasonable best efforts to (i) mutually agree upon final schedules to the Transition Services Agreement which schedules shall be consistent with the Transition Services Agreement Term Sheet, (ii) develop the migration plan, pursuant to which the Parties shall use reasonable best efforts to address (A) the separation and migration of material IT Systems and relevant data and (B) the preparation and review of communications to customers, vendors, suppliers and Business Employees to the extent such communications are related to the transactions contemplated by this Agreement, and (iii) discuss in good faith all material technical and operational matters reasonably brought to the attention of the Joint Steering Committee by representatives of the Parties. The Parties shall use commercially reasonable best efforts to cooperate to provide to the Joint Steering Committee drafts of a proposed migration plan within sixty (60) days following the Principal Closing Date.

Section 5.21. No Alternative Transaction. From the date hereof until the earlier of (i) the termination of this Agreement and (ii) the final Deferred Closing, Sapphire shall not, nor authorize or permit any of its Affiliates or its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal, (b) engage in any discussions or negotiations with (other than to state that they currently are not permitted to have discussions), furnish any nonpublic information relating to the Businesses, the Transferred Entities or the Transferred Assets or afford access to the properties, assets, books or records of the Businesses, the Transferred Entities or the Transferred Assets to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third Person that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal (other than Buyer and its Affiliates and its and their officers, directors, employees, investment bankers, attorneys, accountants or consultants in their capacities as such) or (c) enter into any Contract with respect to an Acquisition Proposal. It is understood and agreed that nothing in this Agreement will prohibit or impede any such activities by Sapphire (or its Affiliates) with respect to any Retained Business.

Section 5.22. Certain Pre-Closing Actions by Buyer. Buyer shall use its reasonable best efforts, at or prior to the Principal Closing, to cause Nordic Försäkring & Riskhantering AB to establish branches, on the basis of the freedom of establishment, in Denmark, The Netherlands and Spain to receive the relevant Transferred Assets from the Danish branch of Willis Re Nordic Reinsurance Broking A/S, Willis B.V and Willis Iberia Correduría de Seguros y Reaseguros, S.A.U, respectively, and to obtain the appropriate Permits and other requirements (including bank accounts) necessary to operate the Business related to such Transferred Assets in such jurisdictions. Buyer shall use its reasonable best efforts, within one hundred twenty (120) Business Days of the date of this Agreement, to establish entities licensed by the relevant Governmental Authority(ies) to be the relevant Permitted Designees to receive the relevant Transferred Assets from Willis Corredores de Reaseguros Limitada (save where the Buyer reaches a commercial agreement with a third party for the purpose of such entity acting as the Permitted Designee and such Permitted Designee is consented to by Sapphire for the purposes of receiving the Transferred Assets from Willis Corredores de Reaseguros Limitada), Willis Hong Kong Limited, Willis Insurance Brokers Co. Ltd., Willis Towers Watson Brokers (Singapore) Pte Ltd., Willis Towers Watson Taiwan Limited and Willis Towers Watson Vietnam Insurance Broker (save where the Buyer’s Affiliate with an existing representative office in Vietnam has the appropriate licenses to be the relevant Permitted Designee to receive the relevant Transferred Assets from Willis Towers Watson Vietnam Insurance Broker).

Section 5.23. E&O Matters. Buyer shall, in consultation with Sapphire, at or prior to the Principal Closing, procure an errors and omissions insurance policy (the “Buyer E&O Policy”) providing coverage for Pre-Closing E&O Liabilities for three (3) years following the Principal Closing, and subject to a deductible of fifty million Dollars ($50,000,000) and policy limits of two hundred fifty million Dollars ($250,000,000) in the aggregate, and Sapphire shall, and shall cause its Affiliates, to reasonably cooperate with Buyer in connection therewith. Buyer shall pay or cause to be paid all costs and expenses related to the Buyer E&O Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy, and Sapphire shall reimburse Buyer for an amount equal to the lesser of (x) 50% of such amounts in the aggregate and (y) $5,000,000.

Section 5.24. Certain Arrangements. Sapphire and Buyer agree to discuss and explore in good faith the possibility of a mutually acceptable commercial arrangement to be effective after the Principal Closing related to cooperation in matters related to Sapphire’s Climate Resilience Hub.

ARTICLE VI

TAX MATTERS

Section 6.01. Tax Return Filing.

(a) Sellers shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns required to be filed in respect of the Transferred Entities that are required to be filed on or before the Relevant Closing Date (as applicable to each Transferred Entity). Sellers shall pay, or cause to be paid, all Taxes of the Transferred Entities due with respect to Tax Returns required to be filed on or before the Principal Closing Date where such Taxes are required by applicable Law to be paid on or before the Principal Closing Date. The Sellers are required to pay or to procure that the Transferred Entities shall pay all Taxes due with respect to Tax Returns of the Deferred Business Transferred Entities that are required to be filed after the Principal Closing Date and on or before a Deferred Closing Date where such Taxes are required by applicable Law, in force at the Principal Closing Date, to be paid on or before the Deferred Closing Date. All Tax Returns required to be prepared by Sellers pursuant to this Section 6.01(a) shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Transferred Entities, as applicable, with respect to such items and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the

Principal Closing Date or accelerating deductions to periods ending on or before the Principal Closing Date), except as required by applicable Law or as expressly contemplated by this Agreement. At least twenty (20) days prior to filing any Tax Return required to be filed after the Principal Closing Date and on or before a Deferred Closing Date, Sellers shall submit a draft of such Tax Return to Buyer for Buyer’s review and comment and shall incorporate any reasonable comments of Buyer provided no later than ten (10) days prior to filing any such Tax Return.

(b) Except to the extent described in Section 6.01(a) and Section 6.01(c), Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed in respect of the Transferred Entities for a Pre-Closing Tax Period or for a Tax period beginning on or prior to the Deferred Closing Date and ending after the Deferred Closing Date (a “Pre-Closing Buyer Prepared Tax Return”), and the Sellers shall pay, or cause to be paid, to Buyer all Taxes of the Transferred Entities due with respect to such Tax Returns to the extent allocable to the Pre-Closing Tax Period or that are Seller Deferred Closing Taxes on or before payment of such Taxes is due to the Tax Authority; provided, that Sellers shall not be required to pay or cause to be paid any such Taxes to the extent such Taxes were included as a liability in calculating Closing Date Net Working Capital or included in Closing Date Indebtedness. If the Taxes shown as allocable to the Pre-Closing Tax Period or Seller Deferred Closing Taxes on a Pre-Closing Buyer Prepared Tax Return are less than the amount included as a liability in calculating Closing Date Net Working Capital or included in Closing Date Indebtedness, Buyer shall refund such excess to Seller at least five (5) Business days before payment of such Taxes is due to the Tax Authority. Pre-Closing Buyer Prepared Tax Returns shall be prepared by treating items on such Pre-Closing Buyer Prepared Tax Returns in a manner consistent with the past practices of the Transferred Entities, as applicable, with respect to such items and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of recognition of income to periods ending on or before the Principal Closing Date or delaying deductions to periods ending after the Principal Closing Date), except as required by applicable Law or as expressly contemplated by this Agreement. At least twenty (20) days prior to filing any Pre-Closing Buyer Prepared Tax Return, Buyer shall submit a draft of such Pre-Closing Buyer Prepared Tax Return to Sapphire for Sapphire’s review and comment and shall incorporate any reasonable comments of Sapphire provided no later than ten (10) days prior to filing any such Straddle Period Tax Return. Sapphire shall reimburse Buyer for any reasonable out-of-pocket costs and expenses (including fees paid to an accounting firm) incurred in preparing any Buyer Prepared Pre-Closing Tax Return that relate to taxable years or periods ending on or before the Principal Closing Date.

(c) If a Transferred Entity joins a Retained Entity as a member of an affiliated, consolidated, combined or unitary group for any Pre-Closing Tax Period (a “Combined Return”), the Sellers shall prepare and timely file, or cause to be prepared and timely filed, any such Combined Return. To the extent relating to a Transferred Entity, such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Transferred Entities, as applicable, with respect to such items and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Principal Closing Date or accelerating deductions to periods ending on or before the Principal Closing Date), except as required by applicable Law or as expressly contemplated by this Agreement. At least twenty (20) days prior to filing any Combined Return, Sellers shall submit a draft of the separate Tax Return of the applicable Transferred Entities required to be included in the Combined Return for Buyer’s review and comment and shall incorporate any reasonable comments of Buyer to the extent related to the Transferred Entities provided no later than ten (10) days prior to filing any such Combined Return. For the avoidance of doubt, the Sellers shall not be required to submit and Buyer shall have no right to review any Combined Return as a whole.

Section 6.02. Tax Audits.

(a) Buyer and the Transferred Entities, on the one hand, and Sellers, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to the Transferred Entities for a Pre-Closing Tax Period or any Seller Deferred Closing Taxes (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”) including, for the avoidance of doubt, any enquiry by HMRC into the availability of the SSE for Willis Limited in relation to the disposal of UK Newco. Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof.

(b) Sellers shall have control of the conduct of all Tax Matters that relate to Tax years or periods ending on or before the Principal Closing Date or, in the case of any Seller Deferred Closing Taxes ending on or before the Relevant Closing Date, including any settlement or compromise thereof, provided, however, that (i) Sellers shall have first notified Buyer in writing of Sellers’ intention to do so and shall keep Buyer reasonably informed of the progress of any such Tax Matter and consult in good faith with Buyer with respect to any material issue relating to such Tax Matter, (ii) Sellers shall have agreed with Buyer that as between Buyer and Sellers, Sellers shall be liable for any Taxes that result from such Tax Matter under the principles of Section 9.02(c), (iii) Buyer shall have the right to participate (at its sole cost and expense) in the conduct of any Tax Matters at all administrative, appellate and other dispute resolutions stages, (iv) Sellers shall provide or forward all material written communications from the relevant Tax Authority to Buyer and offer Buyer an opportunity to comment on any such written materials in connection with such Tax Matter prior to such materials being furnished or submitted and shall consider any such comments in good faith, (v) the Sellers shall offer Buyer an opportunity to participate in any phone conversations or meetings with the relevant Tax Authority and (vi) Sellers shall not effect any such settlement or compromise with respect to which Buyer is reasonably expected to be liable (taking into account Sellers’ indemnity obligation pursuant to Section 9.02) without obtaining Buyer’s prior written consent thereto, which shall not be unreasonably withheld or delayed.

(c) Except to the extent described in Section 6.02(b), Buyer shall have control of the conduct of all Tax Matters that relate to Straddle Periods (except any enquiry by HMRC into the availability of the SSE for Willis Limited in relation to the disposal of UK Newco for which the Sellers shall have control in accordance with the provisions of Section 6.02(b) above), including any settlement or compromise thereof, provided, however, that (i) Sellers shall have the right to participate (at their sole cost and expense) in the conduct of any such Tax Matters at all administrative, appellate and other dispute resolutions stages, (ii) Buyer shall provide or forward all material written communications from the relevant Tax Authority to Sapphire and offer Sapphire an opportunity to comment on any such written materials in connection with such Tax Matter prior to such materials being furnished or submitted and shall consider any such comments in good faith, (iii) Buyer shall offer Sapphire an opportunity to participate in any phone conversations or meetings with the relevant Tax Authority and (iv) Buyer shall not effect any such settlement or compromise with respect to which Sellers are reasonably expected to be liable (taking into account Sellers’ indemnity obligation pursuant to Article IX) without obtaining Sapphire’s prior written consent thereto, which shall not be unreasonably withheld or delayed.

(d) In the event of a conflict between the provisions of this Section 6.02 and Section 5.10 or Section 9.04, this Section 6.02 shall control.

Section 6.03. Section 338.

(a) Buyer will, or will cause its applicable Affiliate to, join with the applicable Sellers, and the applicable Sellers shall join with Buyer or its applicable Affiliate, in jointly making a timely and irrevocable election under Section 338(h)(10) of the Code with respect to Buyer’s acquisition (or the acquisition by an Affiliate of Buyer) of the Equity Interests of Willis Re Inc. and Willis Securities Inc. pursuant to this Agreement and, if permissible, similar elections under any applicable state and local Tax Laws (collectively, the “Section 338(h)(10) Elections”). Sellers and Buyer shall each deliver completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state and foreign forms at the Closing in accordance with Section 2.09(a)(vii) and Section 2.09(b)(vii). If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly make such changes.

(b) Within thirty (30) days following the completion of the Purchase Price Allocation pursuant to Section 2.12, Buyer shall deliver to Sapphire a schedule (the “Preliminary Allocation Schedule”) allocating the ADSP (as such term is defined in Reg. §1.338-4) among the assets of each of Willis Re Inc. and Willis Securities Inc. (taking into account and in accordance with the Purchase Price Allocation among the Equity Interests pursuant to Section 2.12). The Preliminary Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder. If, within thirty (30) days following delivery of the Preliminary Allocation Schedule, Sapphire has not notified Buyer in writing of its disagreement with the Preliminary Allocation Schedule, the Preliminary Allocation Schedule shall be final and binding. If within such 30-day period Sapphire so notifies Buyer, Sapphire and Buyer shall endeavor to resolve such disagreement in accordance with the procedures of Section 2.12. Once resolved, the Preliminary Allocation Schedule (as revised, if applicable) shall be final and binding. Each of Buyer and Sellers agree that neither it nor any of its Affiliates shall file any federal, state, local and foreign Tax Returns in a manner that is inconsistent with such Preliminary Allocation Schedule unless otherwise required pursuant to a final “determination” as defined in Section 1313(a) of the Code by a Tax Authority; provided, however, that nothing contained herein shall prevent the Parties from reasonably settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Preliminary Allocation Schedule, and the Parties shall not be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such proposed deficiency or adjustment by any Tax Authority.

(c) Sellers and Buyer intend for U.S. federal income tax purposes that any distribution of stock or other assets by Willis Re Inc. or by Willis Securities Inc. pursuant to the Restructuring constitute one of a series of distributions in complete liquidation pursuant to Section 332 of the Code of Willis Re Inc. or Willis Securities Inc., as applicable, in connection with the deemed liquidations of Willis Re Inc. and Willis Securities Inc. pursuant to the Section 338(h)(10) Elections. In order to effect such distributions, Sellers shall cause each of Willis Re Inc. and Willis Securities Inc. to adopt a plan of complete liquidation under Section 332 of the Code. Such plan shall provide for liquidating distributions consisting of the distributions identified on Schedule 6.03(c), followed by a deemed complete liquidation of Willis Re. Inc. or Willis Securities Inc., as applicable, pursuant to the Section 338(h)(10) Elections provided for in Section 6.03(a).

(d) Buyer and Sellers agree that neither it nor any of its Affiliates will take any action that could cause the Section 338(h)(10) Elections to be invalid or take any position contrary thereto unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any state, non-U.S. or local Law.

(e) Buyer shall be permitted to make or cause to be made any election under Section 338(g) of the Code (or any analogous provisions of state or local or U.S. Tax Law) for any Transferred Entity which is not a U.S. Transferred Entity (collectively, the “Non-U.S. Section 338 Elections”) with respect to the transactions contemplated under this Agreement. Buyer shall provide reasonable advance written notice to Sellers prior to making any such election. Sellers shall cooperate in good faith with Buyer and its Affiliates (including, after the Relevant Closing, the Transferred Entities) with any assistance reasonably requested by Buyer in connection with making such elections, and Buyer shall promptly reimburse Seller for any costs incurred by Seller in providing such cooperation. Notwithstanding anything to the contrary in this Agreement, including for the avoidance of doubt notwithstanding anything to the contrary in Section 9.02 of this Agreement, Sapphire shall have no liability to Buyer or its Affiliates for any Section 338(g) Taxes.

(f) In the event that the Parties identify in writing following the date hereof and prior to the Relevant Closing Date a U.S. Transferred Entity for which a timely and irrevocable election under Section 338(h)(10) of the Code with respect to Buyer’s acquisition (or the acquisition by an Affiliate of Buyer) of the Equity Interests of such Transferred Entity is permitted by Law, Sections 6.03(a) – (d) shall apply mutatis mutandis with respect to such Transferred Entity.

Section 6.04. Tax Refunds. Sellers shall be entitled to the amount of any refund or credit of Taxes of the Transferred Entities and the Transferred Assets and the Businesses with respect to a Pre Closing Tax Period or any Seller Deferred Closing Taxes which refund or credit is actually obtained by Buyer or its Subsidiaries (including the Transferred Entities) after the Principal Closing, net of any reasonable cost (including Taxes) to Buyer and its Affiliates attributable to the obtaining and receipt of such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Principal Closing Date or was included as an asset in calculating Closing Date Net Working Capital or as an asset in calculating Closing Date Indebtedness. Buyer shall pay, or cause to be paid, to Sellers any amount to which Sellers are entitled pursuant to the prior sentence within five (5) Business Days of the receipt or recognition of the applicable refund or credit by Buyer or its Subsidiaries (including the Transferred Entities), to the extent such amounts were not included as an asset in calculating Closing Date Net Working Capital or as an asset in calculating Closing Date Indebtedness. To the extent requested by Sellers, Buyer will reasonably cooperate with Sellers in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Principal Closing Date or refund claims. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Tax Authority, Sellers agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Buyer. In addition, if following the end of the calendar year after the calendar year of the Principal Closing Date, any refunds or credits taken into account as an asset in the determination of the Pre-Closing Income Tax Amount have not been obtained (whether received in cash, or by any available offset against, or reduction of, a Tax liability of any Transferred Entity, calculated on a “with and without” basis) by Buyer or its Affiliates (including, following the Relevant Closing, the Transferred Entities) using reasonable efforts, Sellers shall pay to Buyer within five (5) Business Days of the written request of Buyer, the amount that has not been obtained (it being understood that any such amounts subsequently obtained by Buyer or its Affiliates (including, following the Relevant Closing, the Transferred Entities) shall be payable to Sellers in accordance with this Section 6.04).

Section 6.05. Post-Closing Actions. Without Sellers’ prior written consent (not to be unreasonably withheld, conditioned or delayed) and subject to Section 6.03, Buyer shall not, and shall cause the Transferred Entities not to, (a) file any amended Tax Return of the Transferred Entities to the extent such Tax Return relates to any Pre-Closing Tax Period or any Seller Deferred Closing Taxes, (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to (i) a Pre-Closing Tax Period or (ii) a Tax period (or portion thereof) beginning after the Principal Closing Date and ending on or before the Deferred Closing Date (solely to the extent relating to any Seller Deferred Closing Taxes), (c) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, (i) any Pre-Closing Tax Period or (ii) any Tax period (or portion thereof) beginning after the Principal Closing Date and ending on or before the Deferred Closing Date (solely to the extent relating to any Seller Deferred Closing Taxes), (d) make or initiate any voluntary contact with a Tax Authority regarding (i) the Restructuring, (ii) a Pre-Closing Tax Period or (iii) a Tax period (or portion thereof) beginning after the Principal Closing Date and ending on or before the Deferred Closing Date (solely to the extent relating to any Seller Deferred Closing Taxes), (e) take any action on the Relevant Closing Date after the Relevant Closing outside of the ordinary course of business, (f) make any (i) Code Section 338(g) election for a U.S. Transferred Entity or (ii) entity classification election with respect to a Transferred Entity pursuant to the Treasury Regulations under Section 7701 of the Code with an effective date earlier than two days after the Relevant Closing Date or (g) cause or permit UK Newco to cease to be a qualifying company (as that term is defined for the purposes of paragraph 19 of Schedule 7AC to the Taxation of Chargeable Gains Act 1992) for a period of 30 days following the Relevant Closing Date with respect to UK Newco (where UK Newco was such a qualifying company on that Relevant Closing Date), in each case to the extent that doing so could reasonably be expected to adversely affect Sellers or cause Sellers to be liable for any Taxes pursuant to this Agreement.

Section 6.06. FIRPTA. Each Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall provide to Buyer on or before the Relevant Closing a properly executed Internal Revenue Service Form W-9.

Section 6.07. Transfer Taxes and VAT.

(a) All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement (excluding for the avoidance of doubt Transfer Taxes in connection with the Restructuring, which will be borne exclusively by the Sellers) will be borne 50% by Buyer (or its relevant Affiliate or third party designee contemplated hereunder), on the one hand, and 50% by Sellers (or their relevant Affiliate), on the other hand; and if a Party is required by applicable Law to pay any Transfer Taxes then such Party shall pay such Transfer Taxes and the other Party shall, subject to receipt of reasonably satisfactory evidence of payment thereof, promptly reimburse the paying Party for their share of such Transfer Taxes, whether or not such Transfer Taxes were correctly or legally imposed by the applicable Governmental Authority. The parties hereto hereby agree to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts. Upon a request by either party, the other party shall provide the requesting party with evidence reasonably satisfactory to the requesting party that such Transfer Taxes have been paid by the other party. Buyer and Sellers shall procure that each relevant Affiliate of Buyer, third party designee of Buyer and each relevant Affiliate of Sellers contemplated hereunder shall comply with all obligations of that relevant Affiliate of Buyer, third party designee of Buyer and relevant Affiliate of Sellers, respectively, as set out under this Section 6.07(a).

(b) The Purchase Price is exclusive of any applicable VAT. The applicable Seller (or its relevant Affiliate, as applicable) shall issue to Buyer (or the applicable Affiliate of Buyer or third party designee contemplated hereunder, as the case may be) a VAT invoice in respect of any VAT required to be charged by the Seller (or its relevant Affiliate, as applicable), such VAT invoice to be prepared in consultation with Buyer in compliance with applicable VAT Law and to be issued at the Relevant Closing. Neither Sellers nor any of their Affiliates shall waive any VAT exemption in relation to any of the transactions contemplated under this Agreement. Buyer and Sellers shall cooperate in good faith to minimize the magnitude of any irrecoverable VAT.

(c) [Reserved.]

(d) The Parties shall, to the extent permitted by applicable Law (in the determination of Buyer, acting reasonably and in good faith), treat the sale and transfer of the Transferred Assets pursuant to this Agreement or any Local Transfer Agreement as a transfer of a totality of assets or going concern (“TOGC”) that is neither a supply of goods nor a supply of services for VAT purposes. Buyer shall procure that each relevant Affiliate of Buyer and third party designee of Buyer contemplated hereunder takes such action as is required to be consistent with, and refrains from taking any action or making any omission that is inconsistent with, that TOGC treatment. With respect to any enquiry, investigation, audit, challenge or other disagreement or dispute by a relevant Tax Authority into the availability of TOGC treatment (“Enquiry”) (i) Buyer shall have control of the conduct of such Enquiry where the Buyer (or its Affiliate or third party designee contemplated hereunder, as the case may be) is the VAT-taxpayer that is required to account to the relevant Taxing Authority for any VAT under the reverse charge procedure; and (ii) where the applicable Seller is the VAT-taxpayer that is required to account to the relevant Taxing Authority for any VAT chargeable, the applicable Seller shall (A) give Buyer notice of any such Enquiry received by the Seller as soon as reasonably practicable, (B) provide or forward all material written communications from the relevant Tax Authority to Buyer and offer Buyer an opportunity to comment on any such written materials in connection with such Enquiry prior to such materials being furnished or submitted and shall consider any such comments in good faith, (C) offer Buyer an opportunity to participate in any phone conversations or meetings with the relevant Tax Authority, and (D) take such action as the Buyer (at its sole expense) may reasonably direct Sapphire or the applicable Seller in writing to avoid, dispute, resist or compromise such Enquiry provided in each case that (I) Buyer shall first indemnify Sapphire and the applicable Seller (to Sapphire’s reasonable satisfaction) against any and all Losses which Sapphire and the applicable Seller may suffer or incur as a result of taking such action, and (II) the actions which Buyer may direct the applicable Seller to take do not include (x) allowing the Buyer to take on or take over the conduct of such Enquiry, (y) contesting the Enquiry before any court, tribunal or appellate body, and (z) any actions which Sapphire or the applicable Seller reasonably considers would be likely to cause a material prejudice to the Tax affairs of Sapphire or the applicable Seller. If Buyer does not direct Sapphire or the applicable Seller within 15 calendar days of its receipt of notice of the relevant Enquiry or of the relevant communication, phone conversation or meeting from or with the Tax Authority (as the case may be) or if Buyer fails to indemnify Sapphire and the applicable Seller in accordance with this Section 6.07(d)(ii)(I), Sapphire and the applicable Seller may conduct, settle or compromise such Enquiry as they see fit (acting reasonably and in good faith) and without prejudice to any of their rights under this Section 6.07. If the sale and transfer of the Transferred Assets pursuant to this Agreement was initially treated by the Parties as a TOGC but does not qualify for TOGC treatment, any and all VAT required to be charged, together with all associated interest, penalties and surcharges, if any, assessed by the Tax Authority shall be borne 100% by Buyer, and if a Seller is required by applicable Law to pay such VAT, interest, penalties and surcharges, Buyer shall promptly reimburse the Seller for such VAT, interest, penalties and surcharges.

(e) The Parties agree that the following principles shall apply with respect to Section 6.07(b) and Section 6.07(d) and that the Parties shall cooperate in good faith to ensure that the economic results to both Parties are in accordance with these principles: (i) input VAT and output VAT and VAT payments and VAT recoveries (whether by credit, repayment or otherwise) should be matched up such that neither Party bears the cost of any VAT that would be recoverable by that Party or by the other Party; and (ii) the Parties shall cooperate to obtain the maximum VAT recoveries possible.

(f) Sapphire shall procure that any Transferred Entity that is a member of a group for VAT purposes shall be removed from such VAT group if any person (other than a Transferred Entity) is also a member of such VAT group and no contractual or statutory liabilities of any Transferred Entity in relation to any such group for VAT purposes shall be outstanding or occur after the Principal Closing Date.

(g) References to any person in this Section 6.07(b) – Section 6.07(f) shall, at any time such person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member or group remitter of such VAT group at such time.

(h) In the event of a conflict between the provisions of this Section 6.07 and Section 6.11 with respect to VAT, this Section 6.07 shall control.

Section 6.08. UK Tax Election. If, within the two year period starting on the last day of the accounting period of Willis Limited current at the Relevant Closing Date, HMRC determines that the SSE is not available for Willis Limited (or any other member of its group) in relation to the disposal of UK Newco, Sapphire (or the relevant member of its group) may at its discretion request that UK Newco shall promptly make a joint election with an Affiliate of Sapphire pursuant to section 792 of the United Kingdom Corporation Tax Act 2009 (“CTA09”) to reallocate the whole or part of any income deemed to arise on the deemed realization and reacquisition of any intangible assets of UK Newco falling to be taxed under Part 8 CTA09, in connection with the transfer of such intangible assets by Willis Limited to UK Newco pursuant to the Restructuring such that such income is treated as arising to the relevant Affiliate of Sapphire rather than UK Newco (the “UK Tax Election”). The making of such a UK Tax Election does not prevent or restrict in any way Willis Limited from legally challenging the HMRC determination and Buyer will cooperate in good faith to assist Willis Limited in any such challenge.

Section 6.09. Tax Treatment. The Parties intend and agree to treat and report the transactions contemplated by this Agreement (i) with respect to the Equity Interests, for all U.S. federal and applicable state, local and non-U.S. Income Tax purposes (including on all applicable Tax Returns), as a taxable acquisition under Section 1001 of the Code and, except if Buyer or its applicable Affiliate has not, directly or indirectly, acquired Equity Interests of the applicable Transferred Entity which constitutes at least 80 percent of the total voting power and value of the stock of such Transferred Entity (within the meaning of Section 1504(a)(2) of the Code, a qualified stock purchase under Section 338(d)(3) of the Code and any similar provision of state, local and non-U.S. Law from the Sellers by Buyer) and (ii) with respect to the Deferred Closings, as specified in the applicable Local Transfer Agreement, in each case except upon a contrary final “determination” within the meaning of Section 1313(a) of the Code by an applicable Tax Authority or as otherwise required by applicable non-U.S. Tax Law.

Section 6.10. Tax Cooperation. Each of Sellers and their Affiliates and Buyer, Affiliates of Buyer (including, after the Relevant Closing, the Transferred Entities) and Permitted Designees of Buyer contemplated hereunder shall (i) reasonably cooperate with each other in the preparation of Tax Returns described under Section 6.01(b) and (c) and (ii) promptly furnish to the other party such information as such party may reasonably request in connection with the filing of any Tax Returns or any Tax matters or other Tax proceedings with respect to Tax Matters relating to the Transferred Entities and the Transferred Assets and the Businesses or the transactions contemplated by this Agreement, including by providing access to relevant books and records and making employees of Sellers and Buyer or the Transferred Entities reasonably available to provide additional information and explanation of any materials provided hereunder. Notwithstanding anything else contained herein to the contrary, Buyer and Sellers each shall retain all books and records with respect to Tax matters pertinent to the Transferred Entities and the Transferred Assets

and the Businesses relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Buyer and Sellers shall cooperate (and cause their Affiliates to cooperate) in connection with all provisions under this Agreement related to Tax matters. Sellers shall reasonably cooperate with Buyer pursuant to this Section 6.10 to furnish to Buyer all information as may reasonably be required by Buyer or the Transferred Entities to timely file all Tax Returns of Transferred Entities for taxable periods ending on or before the Relevant Closing Date due after the Relevant Closing Date.

Section 6.11. Termination of Tax Sharing Arrangements; Tax Degrouping Agreements. Any Tax Sharing Arrangement entered into by Sellers or any Affiliate of Sellers, on the one hand, and the Transferred Entities or any Subsidiary, on the other hand, shall be terminated as to the Transferred Entities and each Subsidiary on or prior to the Relevant Closing, and after the Relevant Closing neither the Transferred Entities nor any Subsidiary shall have any liability thereunder. Notwithstanding the foregoing, the Parties will cooperate reasonably and in good faith to minimize any Tax inefficiencies that may be caused by the allocation of Tax Return preparation and filing responsibility under this Agreement, including:

(a) if a Party reasonably determines that a Transferred Entity will suffer adverse Tax consequences as a result of a Seller paying, or causing to paid, any Tax on behalf of such Transferred Entity under Section 6.01 without reimbursement by such Transferred Entity, Buyer shall cause such Transferred Entity to either pay any such Tax directly to the applicable Tax Authority or to reimburse such Seller or the applicable Affiliate of Seller for such Tax, and, to the extent the amount of such directly paid or reimbursed Tax was not taken into account in preparing the Final Closing Statement, Sapphire shall indemnify Buyer for such amount to the extent it is otherwise indemnifiable in accordance with Section 9.02(c); and

(b) the Parties acknowledge that Willis Re S.A.S. belongs to the consolidated tax group set up by Willis / Willis France SAS pursuant to Article 223 A et seq. of the French tax code (code général des impôts) shall enter into a tax degrouping agreement substantially in the form set out in Exhibit K with effect as from the Relevant Closing. Buyer (or its advisers) shall be provided with such information and documentation relating to the tax degrouping agreement as Buyer (or its advisers) may reasonably request and Sapphire shall reflect all reasonable comments that Buyer (or its advisers) shall make in respect of such information and documentation prior to the consummation of any transactions contemplated thereby.

ARTICLE VII

EMPLOYEE MATTERS

Except as otherwise provided herein or in any Local Transfer Agreement, the Parties agree to the provisions set forth in this Article VII:

Section 7.01. Employees.

(a) Buyer shall (or shall cause its Designated Employing Entity to) (i) continue the employment on and, subject to Section 7.01(d), after each Relevant Closing Date of each Transferred Entity Employee (other than any Transferred Entity Employee who primarily provides services in the United States and is not “actively employed” by the applicable Transferred Entity by reason of long term disability immediately prior to the Relevant Closing Date (each, a “Retained Employee”)) and (ii) in respect of each Automatic Transfer Employee, accept the transfer of each individual (who does not object to transfer) to Buyer or its Designated Employing Entity pursuant to the Transfer Regulations, and (iii) on or prior to the Relevant Closing Date, when and as required by Law, make an offer of employment to each Offer Employee who is actively employed at the Businesses immediately prior to the Relevant Closing Date (each an “Active Employee”) on the terms set forth in this Sections 7.01(a) and Section 7.02(a). No later than the Relevant Closing Date, the Sellers shall cause each Transferred Entity that employs any Retained Employees to transfer the employment of all such Retained Employees to a Retained Entity. For this purpose, an Offer Employee shall be considered to not be “actively employed” only if he or she under notice of termination for any reason is on long-term disability or absent from work and receiving payments under any permanent health insurance scheme. With respect to any Offer Employee who is not an Active Employee but for whom Sellers have an obligation to recall, rehire or otherwise return to employment under a contractual obligation or Law (each an “Inactive Employee”) and each Retained Employee, Buyer shall or shall cause its Designated Employing Entity to offer employment to each such Inactive Employee or Retained Employee effective on the first date such Inactive Employee or Retained Employee is eligible to return to work or otherwise becomes eligible for employment, reemployment, reinstatement or reactivation, provided that with respect to any such U.S.-based Inactive Employee or Retained Employee, such Inactive Employee or Retained Employee is able to return to work within six (6) weeks following the Relevant Closing Date, but Buyer may in its sole discretion choose to make or cause its Designated Employing Entity to make an employment offer to any Inactive Employee or any Retained Employee effective from or after the Relevant Closing Date and prior to such Inactive Employee’s return to work within six (6) weeks following the Relevant Closing Date. Sapphire shall, and shall cause any Affiliate to, provide Buyer with an update on the anticipated return to work date for each Inactive Employee in regular intervals sufficient to allow Buyer to comply with its obligations under this Section 7.01(a) and through the date that is six (6) weeks following the Relevant Closing Date. With respect to the UK Automatic Transfer Employees, the Parties (i) intend that such employees will transfer from Sapphire UK ServiceCo to Buyer UK ServiceCo with immediate effect from the Principal Closing as a result of a service provision change under the TUPE Regulations; and (ii) shall cooperate to prepare or amend services agreements for the provision of the services of the UK Automatic Transfer Employees from Sapphire UK ServiceCo to UK Newco with respect to the period prior to the Principal Closing (the “Sapphire Services Agreement”) and, separately, Buyer UK Serviceco to UK Newco in the period following Principal Closing (the “Diamond Services Agreement”), to effect such transfer under the TUPE Regulations, Sapphire shall or shall cause Sapphire UK ServiceCo to provide Buyer with a reasonable opportunity to review and comment on the relevant provisions in the Sapphire Services Agreement prior to its implementation, and Buyer shall or shall cause Buyer UK ServiceCo to provide Sapphire with a reasonable opportunity to review and comment on the relevant provisions in the Diamond Services Agreement prior to its implementation. With respect to Offer Employees located in India, Buyer shall (or cause its Designated Employing Entity to) make offers of employment that contractually honor such Offer Employees’ continuous service with Sapphire or the applicable Retained Entity. With respect to Offer Employees located in the United Arab Emirates, the Parties shall and shall cause their Affiliates (or in the case of Buyer, its Designated Employing Entity) to cooperate to enter into a tripartite agreement between each Offer Employee, Sapphire (or the applicable

Retained Entity), and Buyer (or its Designated Employing Entity) which shall include the Offer Employee’s acceptance of new employment terms with Buyer (or its Designated Employing Entity) to commence on the Principal Closing (such terms to be in accordance with Section 7.02(a)); and, in circumstances where an Offer Employee executes such tripartite agreement and becomes a Transferred Employee, Sapphire shall transfer or shall cause the applicable Retained Entity to transfer any accrued end of service gratuity with respect to such Transferred Employee to Buyer or its Designated Employing Entity within ten (10) Business Days following the Principal Closing. Notwithstanding anything to the contrary in this Section 7.01(a), such offers of employment may be made conditioned on the Relevant Closing and on the Offer Employee satisfying Buyer’s or its Designated Employing Entity’s generally applicable background checks, drug screens, work authorization verification and similar requirements and other requirements to execute and deliver standard confidentiality, restrictive covenant and similar agreements to the extent permitted by applicable Law. Offer Employees who accept such offer of employment in accordance with its terms and who actually commence active employment with Buyer or its Designated Employing Entity, Automatic Transfer Employees (who do not object to transfer) and the Transferred Entity Employees are referred to herein as the “Transferred Employees” and Business Employees who are Transferred Employees are referred to herein as “Transferred Business Employees”; provided, that an Inactive Employee shall not be considered a Transferred Business Employee until such Inactive Employee actually commences active employment with Buyer or its Designated Employing Entity in accordance with this Section 7.01(a).

(b) The employment of each Transferred Employee shall be transferred to Buyer or its Designated Employing Entity in a manner such that his or her employment shall be considered continuous and uninterrupted employment under Law unless prohibited by applicable Law.

(c) Buyer shall or shall cause its Designated Employing Entity to provide any notices to the Transferred Employees that may be required under any Law, with respect to events that occur on, from and after the Relevant Closing.

(d) Notwithstanding any provision herein to the contrary, neither Buyer nor any of its Designated Employing Entities shall be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing, subject to applicable Law.

Section 7.02. Compensation and Benefits.

(a) Buyer agrees that for a period of twelve (12) months after the Relevant Closing Date or such shorter period during which the Transferred Employee remains employed by Buyer or any of its Designated Employing Entities (the “Relevant Period”), Buyer shall provide (and cause its Designated Employing Entities to provide) each Transferred Employee with (i) an annual base salary or wage rate, as applicable, at least equal to the annual base salary or wage rate, as applicable, provided to such employees at least 30 days prior to the Relevant Closing and (ii) with short and long term incentive compensation opportunities (including the opportunity to continue to earn any retention, sign on, or other one-off entitlements for which the relevant performance, retention, measurement, or repayment period is still in progress and any existing contractual entitlements to the same, until payment is made or forfeited in accordance with its terms) (in the form of cash, equity, or equity-based awards) at least equal in value to the short term and long term incentive compensation opportunities provided to such employees at least 30 days prior to the

Relevant Closing, for each Identified Employee and, in each case, as included in the schedule referenced in the following sentence. No later than 30 Business Days following the date of this Agreement (but in no event less than 30 days prior to the Relevant Closing Date), Sapphire shall provide Buyer with a schedule of the annual base salary or wage rate, as applicable, and the short and long term incentive compensation opportunities (which for the avoidance of doubt includes any retention, sign on, or other one-off payments or entitlements which are in the process of being earned or unpaid for each Identified Employee based on compensation opportunities for the 2021 performance year). In addition, Buyer shall provide (and cause its Designated Employing Entities to provide) during the Relevant Period, Transferred Employees (other than the Automatic Transfer Employees) with benefits and perquisites (or cash payments or increases in annual base salary or incentive compensation opportunities in lieu of benefits or perquisites, including defined benefit pension plan accruals) that are, in the aggregate, substantially comparable to the benefits and perquisites provided to such employees at least 30 days prior to the Relevant Closing; provided, however, that, for the avoidance of doubt, in no event shall this Section 7.02(a) require that any such employee be entitled to accrue benefits in a defined benefit pension plan following the Relevant Closing. In respect of Offer Employees (other than U.S. Transferred Employees) who become Transferred Employees, Buyer shall or shall cause its Designated Employing Entities to provide benefits and perquisites, including cash payments or allowances, or paid time off, in lieu of benefits, that are, in the aggregate, substantially comparable to the benefits and perquisites provided to such employees at least 30 days prior to the Relevant Closing. In respect of Automatic Transfer Employees, Buyer shall or cause its relevant Designated Employing Entity to, replicate terms and conditions, benefits and working conditions to the extent required under the Transfer Regulations, save with respect to rights under any UK DB Plan (as defined in Section 7.02(b) below). Seller shall cause any Retained Entity that is a party to a Severance Arrangement to transfer such agreement to a Transferred Entity, Buyer or a Designated Employing Entity, as directed by Buyer, to the extent that a Transferred Employee is party to such an agreement. Notwithstanding any provision herein to the contrary, Buyer and the Designated Employing Entities (including the Transferred Entities) shall be permitted to make reasonable reductions to the compensation and benefits of Transferred Employees in response to, relating to, or to take into account any outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19) to the extent such reductions apply to similarly situated employees of the Buyer and its Subsidiaries.

(b) Each Transferred Business Employee (other than any Transferred Employee who primarily provides services in the United States (a “U.S. Transferred Employee”)) who is a participant in an Employee Plan that is a defined benefit pension plan (the “Non-U.S. Seller DB Plan”) shall cease to participate in the Non-U.S. Seller DB Plan as of the Relevant Closing. With respect to Non-U.S. Seller DB Plans other than defined benefit pension plans in which Business Employees employed in the United Kingdom participate (such plans, “UK DB Plans”), Sapphire shall and shall cause each other Seller or Affiliate to retain all of the assets of the Non-U.S. Seller DB Plan and retain the Liabilities for (i) all benefits payable under the Non-U.S. Seller DB Plan with respect to any individual who retired or otherwise terminated employment on or prior to the Relevant Closing Date, (ii) the accrued benefit of each Business Employee through the Relevant Closing Date, and (iii) any benefits or right to receive such benefits of the Business Employees that do not relate to old age, invalidity or survivor benefits that transfer to or are otherwise exercisable against Buyer or any of its Designated Employing Entities by operation of law pursuant to the Transfer Regulations, and any Liability with respect to such benefits or right to receive such benefits shall be an Excluded Liability. Each U.S. Transferred Employee who is a participant in a defined benefit pension plan or any plan subject to Title IV of ERISA or subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, in each case, sponsored by Seller, an Affiliate, or any of their respective ERISA Affiliates (the “U.S. Seller DB Plan”), shall cease to participate in the U.S. Seller DB Plan as of the Relevant Closing. Sapphire shall and shall cause each other Seller or Affiliate to retain all of the assets and Liabilities of the U.S. Seller DB Plan, including the Liabilities for all benefits payable under the U.S. Seller DB Plan. For purposes of this Section 7.02(b) the accrued benefit means the monthly normal retirement age benefit accrued under each Non-U.S. Seller DB Plan up to and through the Relevant Closing Date based upon each Transferred Business Employee’s credited service under the Non-U.S. Seller DB Plan through the Relevant Closing Date, exclusive of the subsidized value of any early retirement benefit, early retirement supplements, retiree benefit increases, or any other benefit, supplement or subsidy under the Non-U.S. Seller DB Plan that such employee would have earned in addition thereto had he or she continued employment with Sellers or the Retained Entities, as applicable. Subject to Section 7.02(g), with respect to UK DB Plans, Sapphire shall and shall cause each other Seller or Affiliate to retain all of the assets and Liabilities of the UK DB Plans, and be responsible and liable for any benefits or right to receive such benefits of the Business Employees that do not relate to old age, or invalidity or survivor benefits that transfer to or are otherwise exercisable against Buyer or any of its Designated Employing Entities by operation of law pursuant to the Transfer Regulations, and any Liability with respect to such benefits or right to receive such benefits or otherwise that arises from or in connection with a UK DB Plan shall be an Excluded Liability.

(c) Buyer shall grant (or cause the Designated Employing Entities to grant) each Transferred Employee credit for years of prior service with Sellers or any of their Affiliates or their respective predecessors for purposes of eligibility to participate, vesting, level of benefits and benefit accrual (as applicable) under any employee benefit plan sponsored or maintained by Buyer or any of the Designated Employing Entities (other than for purposes of determining benefit accruals under a defined benefit pension plan that is not an Assumed Employee Plan or otherwise as required by applicable Law for purposes of a defined benefit pension plan); provided, however, that such credit shall not result in a duplication of benefits. Buyer and Sapphire agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits.

(d) At the Relevant Closing, each U.S. Transferred Employee shall cease participation in the Employee Plans that provide health and welfare benefits (each, a “Seller Welfare Plan”) and commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and the Designated Employing Entities (including the Transferred Entities); provided, however, that upon Buyer’s written request at least 30 days prior to the date of the Relevant Closing, Sellers shall, and shall cause their Affiliates to, permit U.S. Transferred Employees to continue to participate in the Seller Welfare Plans for a period ending on the earlier of (i) December 31, 2021, if the Relevant Closing occurs prior to December 1, 2021, or (ii) as soon as reasonably practicable in which Buyer is able to transfer U.S. Transferred Employees on to welfare plans of Buyer or an applicable Designated Employee Entity, but no later than three (3) months following the date of the Relevant Closing pursuant to terms as set forth in the Transition Services Agreement (which, for the avoidance of doubt, shall permit Buyer to transfer U.S. Transferred Employees on to welfare plans of Buyer or applicable Designated Employing Entity prior to the three month anniversary of the Relevant Closing in Buyer’s sole discretion upon at least 30 days’ prior written notice to Sellers) (such period of coverage, the “Post-Closing Welfare Plan Period”). The Retained Entities shall be responsible for claims incurred under a Seller Welfare Plan for U.S. Transferred Employees and their beneficiaries and dependents at or prior to the Relevant Closing and during any Post-Closing Welfare Plan Period, subject to reimbursement in accordance with the Transition Services Agreement. All claims incurred under a Seller Welfare Plan for U.S. Transferred Employees after the Relevant Closing and after any Post-Closing Welfare Plan Period shall be the responsibility of Buyer and its Subsidiaries. For purposes of this Section 7.02(d), claims shall be deemed to be incurred in accordance with the terms of the Seller Welfare Plan.

(e) To the extent applicable, for any U.S. Transferred Employees, Buyer shall use reasonable best efforts to (and shall cause the applicable Designated Employing Entities to use reasonable best efforts to), (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the U.S. Transferred Employees under any health and welfare plans in which such U.S. Transferred Employees are eligible to participate after the Relevant Closing to the extent that such limitations were waived under the applicable Seller Welfare Plan and (ii) provide each U.S. Transferred Employee with credit for deductibles paid prior to the Relevant Closing in satisfying any applicable deductible requirements under at least one medical plan option and dental plan option, but only to the extent that Sapphire or the applicable Seller provides evidence reasonably acceptable to Buyer of the amount of such out-of-pocket payments, and only to the extent that Buyer or its Designated Employing Entity shall be eligible to credit such expenses against any other lifetime or yearly maximums.

(f) In relation to any Automatic Transfer Employee who has any benefit entitlements or the right (whether contingent or otherwise) to receive any benefits under any UK DB Plan that do not relate to old age, or invalidity or survivor benefits (“Beckmann Benefits”), Buyer shall not (and shall procure that any Designated Employing Entity shall not) take any action which would induce or promote the assertion of any claim for Beckmann Benefits by any Automatic Transfer Employee (which for these purposes, shall include notifying or otherwise making an Automatic Transfer Employee aware of the existence or availability, whether contingent or otherwise, of any Beckmann Benefits). If an Automatic Transfer Employee seeks payment of any Beckmann Benefits in circumstances where the granting or payment of Beckmann Benefits would require the consent of Buyer or any Designated Employing Entity, Buyer shall not (and will procure any Designated Employing Entity shall not) grant such consent without having first notified Sapphire and given Sapphire a reasonable opportunity to undertake an actuarial calculation of the cost of providing any relevant Beckmann Benefits to any applicable Automatic Transfer Employee.

(g) Buyer shall and shall cause each Designated Employing Entity to adopt and maintain during the Relevant Period severance plans, which shall provide Severance in an amount equal to and upon the same terms and conditions as applicable to such Transferred Employees as under the Severance Arrangements. Buyer shall reimburse Sellers for any Severance, payment-in-lieu-of-notice, and/or payment with respect to accrued but untaken annual leave, under the Severance Arrangements or as required under the applicable employment contract or applicable Laws, paid by the Retained Entities (and appropriately evidenced to Buyer) to (1) each Automatic Transfer Employee who objects to their transfer to Buyer or a Designated Employing Entity pursuant to the Transfer Regulations for the principal reason that Buyer or the applicable

Designated Employing Entity has failed to comply with the Section 7.02(a) with respect to such Automatic Transfer Employee; and (2) each Offer Employee who (i) is not offered employment by Buyer or a Designated Employing Entity within ten 10 Business Days of the Closing Date; or (ii) is offered employment by Buyer or a Designated Employing Entity, but not in accordance with the requirements of Section 7.01(a); and in either case such Automatic Transfer Employee or Offer Employee does not become employed by Buyer or a Designated Employing Entity and resigns or is lawfully terminated by Seller (or its Subsidiaries) within 14 days of the Closing Date or such longer period as required by applicable Law, and Sapphire shall (or shall cause the applicable Seller or Retained Entity to) pay all other amounts due to such Automatic Transfer Employee or Offer Employee on termination. Sapphire shall or shall cause the applicable Seller or Retained Entity to pay all amounts due, including any Severance payable, with respect to any Offer Employee to whom Buyer or a Designated Employing Entity makes an offer in accordance with the requirements of Section 7.01(a) where such Offer Employee does not become employed by Buyer or a Designated Employing Entity, and any such amounts due shall be an Excluded Liability.

Section 7.03. Vacation and Other Paid Time Off. Buyer shall and shall cause the Designated Employing Entities to assume as Assumed Liabilities any accrued but unpaid or unused vacation or other paid-time off (including accrued holiday entitlements, sick/personal leave, long service leave and rostered day off leave entitlements) (“PTO”) for each Transferred Business Employee to the extent such PTO is reflected in the Final Closing Statement, unless otherwise prohibited by Law. Sellers shall be responsible for all PTO for (i) each Business Employee that is not a Transferred Employee, and (ii) each Transferred Business Employee whose PTO cannot be assumed by Buyer or a Designated Employing Entity under applicable Law.

Section 7.04. Wages and Other Compensation. Except as otherwise prohibited by Law, to the extent reflected in the Final Closing Statement, Buyer shall assume as Assumed Liabilities and pay or cause a Designated Employing Entity to pay to all Transferred Business Employees all wages, salaries, short-term incentives and bonuses, commissions or other compensation earned or accrued prior to and through the Relevant Closing. Sellers shall retain all Liabilities to pay all Business Employees all wages, salaries, commissions and other compensation earned or accrued through the Relevant Closing that are not otherwise assumed by Buyer. The transfer and allocation of payroll services regarding Transferred Employees shall be provided for in the Transition Services Agreement.

Section 7.05. Employee Claims. Buyer shall assume as Assumed Liabilities and be responsible for and shall retain all Liabilities with respect to any claims or causes of action based upon, relating to or arising from the employment of the Transferred Business Employees prior to the Relevant Closing, except to the extent such claims or causes of action are covered by a Retained Entity’s workers’ compensation insurance or arise from or are connected with a UK DB Plan or U.S. Seller DB Plan.

Section 7.06. Employee Communications. Sapphire and Buyer shall cooperate in communications with Business Employees and Transferred Entity Employees with respect to employee benefit plans maintained by Sellers or Buyer and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents; provided that (a) Buyer shall be afforded a reasonable opportunity to review, comment on, and approve (which approval shall not be unreasonably withheld, conditioned or delayed) all material communications related to or addressing the Assumed Employee Plans (including any communications relating to the impact of the Transaction on the Assumed Employee Plans), other than such communications related to employee benefit plans maintained by Sellers for the benefit of Sellers’ employees generally (including the Assumed Employee Plans) and that do not relate to the Transaction, (b) Buyer shall be afforded a reasonable opportunity to review, comment on, and approve (which approval shall not be unreasonably withheld, conditioned or delayed) all communications related to or addressing the benefit plans, programs, agreements or arrangements maintained by Buyer or any Designated Employing Entity (excluding the Assumed Employee Plans) and (c) Buyer and the Designated Employing Entities shall not have direct contact with the Identified Employees without Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and Seller shall be afforded a reasonable opportunity to review, comment on, and approve (which approval shall not be unreasonably withheld, conditioned or delayed) all material communications made by Buyer or a Designated Employing Entity to the Identified Employees prior to their Relevant Closing Date.

Section 7.07. U.S. 401(k) Plan. Buyer shall, or shall cause a Designated Employing Entity to, have in effect a tax-qualified defined contribution retirement plan as of the end of the Post-Closing Welfare Plan Period that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code in which each U.S. Transferred Employee shall be eligible to participate after the completion of the Post-Closing Welfare Period (the “Buyer 401(k) Plan”). Buyer shall, or shall cause a Designated Employing Entity to, permit each U.S. Transferred Employee to effect a direct rollover (as described in Section 401(a)(31) of the Code and including the in-kind rollover of notes evidencing loans, subject to Sellers reasonable cooperation in effectuating the same) of such U.S. Transferred Employee’s balance (excluding after-tax employee contributions) under the Seller Employee Plan that is a tax-qualified defined contribution retirement plan (the “Sellers 401(k) Plan”) to the Buyer 401(k) Plan at any time after the end of the Post-Closing Welfare Period if such direct rollover is elected in accordance with Law (and in accordance with the terms of the Sellers 401(k) Plan and the Buyer 401(k) Plan and any related administrative procedures) by such U.S. Transferred Employee. Sellers, Buyer and their respective Affiliates and, in the case of Buyer, any other Designated Employing Entity, as applicable, shall cooperate to take any and all commercially reasonable actions needed to permit each U.S. Transferred Employee with an outstanding loan balance under the Sellers 401(k) Plan as of the Closing to continue to make scheduled loan payments to the Sellers 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the notes evidencing such loans, if timely elected, from the Sellers 401(k) Plan to the Buyer 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans; provided, however, that nothing in this Section 7.07 shall impose on Buyer any obligation to transmit loan payments to the Seller 401(k) Plan through payroll withholding or otherwise.

Section 7.08. No Third Party Beneficiaries. Without limiting the generality of Section 11.05, nothing in this Article VII, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person (including any Transferred Employees or other current or former Business Employees) other than the Parties and their respective successors and assigns to continued employment or any severance or other benefits from Sellers, Buyer or any of their respective Affiliates, or, in the case of Buyer, any other Designated Employing Entity. Nothing contained in this Article VII shall be construed as an amendment to or establishment of any Employee Plan (including any Assumed Employee Plan)

or any other employee benefit plan, program, practice, agreement or arrangement of Sellers, Buyer, the Transferred Entities or any of their respective Affiliates or, in the case of Buyer, any other Designated Employing Entity, or obligate Buyer or any Designated Employing Entity (including, following the Relevant Closing, the Transferred Entities) to maintain any particular benefit plan program, policy, agreement or arrangement. Subject to Law, unless otherwise specifically provided in this Agreement, including this Article VII, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after Closing, any such Employee Plan (including any Assumed Employee Plan).

Section 7.09. Transaction Employee Obligations.

(a) Buyer shall and shall cause the Designated Employing Entities and Sapphire shall and shall cause each Seller to comply with their obligations to notify and consult with, obtain the authorization or approval of, or request the advice of, the relevant employees, employees’ representatives, staff associations, works councils, health and safety committees, trade unions, labor boards and relevant Governmental Authorities in connection with the Transactions contemplated by this Agreement, including the Restructurings and the relevant Local Transfer Agreements, as the case may be, in accordance with applicable Laws including the Transfer Regulations, and the applicable Bargaining Agreement (together the “Collective Labor Obligations”), and Sapphire shall provide Buyer with such information as Buyer may reasonably request in writing in order to verify such compliance.

(b) Any liability arising in connection with; (i) a breach by Sapphire or its Affiliates of their Collective Labor Obligations, save where such liability is directly caused by a breach by Buyer or any Designated Employing Entity of its obligations under the Transfer Regulations; and (ii) any employee or worker of Sapphire or its Affiliates other than the Identified Employees (an “Undisclosed Employee”), however and whenever arising; shall be an Excluded Liability, save that if an Undisclosed Employee is deemed to become employed by Buyer or a Designated Employing Entity, Buyer shall terminate (or will procure that any relevant Designated Employing Entity terminates) the employment of any relevant Undisclosed Employee within twenty (20) Business Days of Buyer or such Designated Employing Entity becoming aware of the relevant Undisclosed Employee having been deemed to be an employee of Buyer or a Designated Employing Entity or such longer period required under applicable Laws, and if an Undisclosed Employee is not dismissed by Buyer or the relevant Designated Employing Entity within the timescale set out in this Section 7.09(b), such Undisclosed Employee will be deemed and treated as being an Identified Employee. Any liability arising in connection with a breach by Buyer or a Designated Employing Entity of its or their obligations under the Transfer Regulations with respect to the Identified Employees shall be an Assumed Liability, save where such liability is directly caused by a breach by Sapphire or its Affiliates of its or their obligations under the Transfer Regulations.

Section 7.10. Cooperation.

(a) Each of Buyer and Sapphire recognize it to be in the best interests of the Parties and their respective employees that the transactions in this Article VII be effected in an orderly manner and agree to devote their reasonable best efforts and to cooperate fully in complying with the provisions of this Article VII. Sapphire and Buyer shall, and shall cause their respective Subsidiaries, and in the case of Buyer any Designated Employing Entity, to, reasonably cooperate with each other in connection with all Collective Labor Obligations.

(b) Sapphire shall and shall cause any Affiliate to: (i) comply with their obligations to provide employee information to Buyer or a Designated Employing Entity under the Transfer Regulations prior to the Closing Date, and (ii) at Sapphire’s expense, use commercially reasonable efforts to provide within fifteen (15) Business Days following such request to Buyer or the applicable Designated Employing Entity such information or documents as Buyer or such Designated Employing Entity may reasonably require at such time in respect of or for the purpose of satisfying the Collective Labor Obligations applicable to Buyer and the Designated Employing Entities, to allow Buyer and/or the Designated Employing Entities to submit offers to Offer Employees to comply with Section 7.02(a), or the integration of the Identified Employees into the Buyer’s organization, including the establishment of employee benefit plans and payroll or other employee-related operations at the applicable Designated Employing Entity, (in each case on a limited basis to individuals within Buyer’s or the Designated Employing Entity’s HR and/or legal divisions to the extent that such information is considered by the Parties to be competitively sensitive), including but not limited to information or documents relating to the Identified Employees’ terms of employment, pension and life assurance arrangements, health or welfare benefits, or any other matter concerning the Identified Employees or any employees’ representatives, staff associations, works councils, health and safety committees, trade unions, or labor boards, or relating to a Bargaining Agreement or collective grievances. Buyer shall and shall cause any Designated Employing Entity to provide at Buyer’s expense, as promptly as reasonably practicable following such request, any required information relating to Buyer or the Designated Employing Entity, or to any measures envisaged by Buyer or the Designated Employing Entity or as otherwise reasonably requested by Sapphire in respect of or for the purpose of satisfying the Collective Labor Obligations applicable to Sapphire and its Affiliates (in each case on a limited basis to individuals within Sapphire’s or its Affiliate’s HR and/or legal divisions to the extent that such information is considered by the Parties to be competitively sensitive). Where the Parties agree that it will assist the Parties to satisfy the Collective Labor Obligations, relevant Buyer personnel shall at Buyer’s expense attend meetings with employees, employees’ representatives, staff associations, works councils, health and safety committees, trade unions, or labor boards, upon request of Sellers, and Sapphire shall and shall cause any Seller to Retained Entity to grant access to such Buyer personnel to its or their premises for such purpose.

(c) Without limiting the generality of the foregoing, each of the Parties agrees to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the Business purpose of this Article VII and to facilitate the transactions referred to in this Article VII. Sapphire shall and shall cause the applicable Seller or Retained Entity to, with the reasonable cooperation of Buyer or the relevant Designated Employing Entity promptly transfer or otherwise assign all work or employment permits, visas or passes applicable to the Visa Employees to Buyer or the applicable Designated Employing Entity and Sapphire shall and shall cause the applicable Seller or Retained Entity to be responsible in full for the cost of such transfers. In the event that employment permits, visas and/or passes necessary for Buyer or the applicable Designated Employing Entity to employ the Visa Employees have not been lawfully transferred or assigned to Buyer or its applicable Designated Employing Entity by the Principal Closing Date, Sapphire shall and shall cause any Seller or Retained Entity to: (i) retain the employment of such Visa Employees; and (ii) supply the services of such Visa Employees to Buyer or the applicable Designated Employing Entity under the Transition Services Agreement and the transfer of such Visa Employees employment shall be deferred until such time as the relevant employment permits, visas and/or passes are in place.

Section 7.11. Rights Under Seller Restrictive Covenants.

(a) For a period of two (2) years after the Closing Date, Sapphire shall, and shall cause the applicable Seller or Retained Entity to, to the extent permitted by applicable Law, execute and deliver to Buyer such documents or instruments as Buyer may reasonably request in order to effectively transfer and assign to Buyer, all rights of Sapphire (so far only as they Relate to the Businesses) under any restrictive covenant and confidentiality agreement entered into between Sapphire (or as applicable any Seller or Retained Entity) and any third party (including but not limited to any restrictive covenants and confidentiality obligations contained within an employment contract) including, without limitation, any Identified Employee, any current consultant or any former employee or consultant whose employment or service terminated within the one (1)-year period prior to the Closing Date (collectively referred to as the “Seller Restrictive Covenants”).

(b) In the event that Sapphire or as applicable any Seller or Retained Entity is unable, as reasonably determined by Buyer, to effectively assign any such Seller Restrictive Covenants or any rights of Sapphire or any Seller or Retained Entity thereunder, Sapphire shall and shall cause any Seller or Retained Entity to, to the extent permitted by applicable Law, execute and deliver to Buyer such documents and instruments (including a power of attorney) as Buyer reasonably requests in order to allow Buyer or its applicable Designated Employing Entity to enforce such Seller Restrictive Covenants on behalf of Sapphire or any Seller or Retained Entity to the extent that the period of restriction set forth therein has yet to expire. In the event Buyer determines that it is unable to enforce such Seller Restrictive Covenants on behalf of Sapphire or any Seller or Retained Entity, Sapphire shall and shall cause any Seller or Retained Entity at Buyer’s expense to seek to enforce, retaining mutually agreed upon counsel, all rights of Sapphire or as applicable Seller or Retained Entity, against the other party thereto arising out of the breach or likely breach (or alleged or anticipatory breach) of the foregoing Seller Restrictive Covenants by such other party or otherwise.

Section 7.12. Employee List. The parties agree that the List will require updating between the date of this Agreement and the Closing Date to take into account (a) new hires and employee terminations, and (b) any new hires into open roles, and (c) any additions or changes that may be required to operate the Business. Any amendments or proposed amendments to the List by Sapphire (other than with respect to the removal of Identified Employees following termination in the ordinary course of business consistent with past practice or in accordance with Section 5.01(l)) after the date of this Agreement shall be notified to Victoria Scholefield, Director of Employment Policy and Employee Relations or her designee at Buyer in writing and be subject to Buyer’s agreement, such agreement to be notified in writing to Adrian Fahy (HR Director – Corporate Risk & Broking and Investment, Risk & Reinsurance) or his designee at Sapphire and not to be unreasonably withheld, conditioned or delayed. Seller shall deliver to Buyer its proposed final List of Identified Employees no later than twenty (20) calendar days prior to the Relevant Closing Date. Buyer and the Seller shall use their reasonable best efforts to agree to a final List of Identified Employees no later than two (2) Business Days prior to the Relevant Closing Date. Sellers shall deliver to Buyer a list of the Reverse Carve-Out Employees no later than fifteen (15) Business Days following the date of this Agreement.

Section 7.13. Treatment of Sapphire Equity Awards. As of the Relevant Closing, each outstanding Sapphire Equity Award that is unvested and held by a Transferred Employee shall be cancelled in accordance with its terms and the terms of the Sapphire Equity Plan (the Sapphire Equity Awards which are outstanding as of the date hereof and forfeited by Transferred Employees as a result of the Relevant Closing, collectively, the “Cancelled Awards”). As soon as reasonably practicable following the Relevant Closing, Buyer shall grant (or cause its Affiliate or the Designated Employing Entities to grant) a cash incentive award to each Transferred Employee who held a Cancelled Award as of immediately prior to the Closing with a value equal to the amount set forth next to such Transferred Employee’s name on Schedule 7.13 (each, a “Buyer Cash Award”). Schedule 7.13 shall set forth (i) the methodology for calculating the value of each Buyer Cash Award for the Transferred Employees (including the level of performance achievement for any Sapphire Equity Awards subject to performance-based vesting conditions) and (ii) all applicable vesting conditions, restrictions, and other similar terms and conditions applicable to the corresponding Cancelled Award. Each Buyer Cash Award shall be subject to the same service-related vesting conditions as applied to the corresponding Cancelled Award immediately prior to the Relevant Closing; provided, that Buyer shall have the discretion to modify the terms and vesting conditions in order to cause any Buyer Cash Awards to be exempt from or comply with Section 409A of the Code as reasonably determined by Buyer; provided further, that if such Transferred Employee’s employment terminates prior to the vesting date either (i) by Buyer (or the Designated Employing Entity) without cause (as determined by Buyer) (including in connection with a redundancy, reduction in force or job elimination) or (ii) due to death or disability (as determined by Buyer), the Buyer Cash Award shall immediately vest as of the date of such termination and shall be payable no later than sixty (60) days thereafter. In all cases, payment of the Buyer Cash Award shall be subject to the Transferred Employee’s execution and non-revocation of a general release of claims in a form satisfactory to Buyer. Sapphire shall deliver a copy of Schedule 7.13 in respect of each Transferred Employee to Buyer no later than fifteen (15) Business Days prior to the Relevant Closing of such Transferred Employee reflecting the value of the Cancelled Award as of immediately prior to the Relevant Closing.

Section 7.14. Additional Agreement. Sapphire and Buyer agree to the matters set forth on Schedule 7.14 (the “Additional Agreement”).

Section 7.15. Annual Promotion and Compensation Review. Where Sapphire’s annual promotion and compensation review process for 2021-2022 (the “Annual Review Process”) will, or is reasonably considered by Buyer to be likely to, commence prior to the Principal Closing Date, then solely in respect of Identified Employees with an annual base salary of more than $250,000, Sapphire shall provide Buyer with reasonable advance notice of the proposed salary and other material compensation increases, and promotions, of such Identified Employees, and shall be subject to approval by Buyer (such approval not to be unreasonably withheld, delayed or conditioned); provided, that any increases required by applicable Law or pursuant to an Employee Plan shall not be subject to approval by Buyer.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Mutual Conditions. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Principal Closing of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by the Parties:

(a) the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;

(b) (i) no order, injunction, judgment, decree or ruling (whether temporary or permanent) shall have been issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, and (ii) no Law (other than as described in the foregoing clause (i)) (whether or not final or appealable) shall have been enacted, issued, promulgated, enforced or entered and continue in effect that, in each case of clauses (i) and (ii), restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions, but excluding any orders, injunctions, judgments, decrees or rulings related to a Competition Law, Foreign Investment Laws, or insurance regulatory clearances, filings or approvals not contemplated by Section 8.01(a), Section 8.01(c) or Section 8.01(d);

(c) all approvals of any Governmental Authority in respect of Competition Laws and Foreign Investment Laws set forth on Schedule 8.01(c) having been obtained and remaining in full force and effect and all applicable waiting periods in respect of Competition Laws and Foreign Investment Laws set forth on Schedule 8.01(c) having expired, lapsed or been terminated (as appropriate);

(d) all consents, clearances, approvals, permissions, license, variance, exemption, authorization, acknowledgement, permits, nonactions, orders and waivers required to be obtained from, and all registrations, applications, notices and filings required to be made with or provided to, any Governmental Authority (in each case, other than under or in connection with Competition Laws or Foreign Investment Laws) in connection with the Transactions and set forth on Schedule 8.01(d) (the “Required Regulatory Clearances”) shall have been obtained and remain in full force and effect.

Section 8.02. Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Principal Closing of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by Buyer to the extent permitted by Law:

(a) All representations and warranties made by Sapphire contained in Article III (other than Fundamental Representations), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct at and as of the date of this Agreement and the Principal Closing Date as though such representations and warranties were made at and as of such date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Fundamental Representations made by Sapphire in Article III shall be true and correct in all material respects at and as of the date of this Agreement and the Principal Closing Date as though such Fundamental Representations were made at and as of the such date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct in all material respects only as of such specified date).

(b) Sellers shall have duly performed or complied with, in all material respects, all of the material covenants and agreements required to be performed or complied with by Sellers at or prior to Principal Closing under the terms of this Agreement.

(c) No Material Adverse Effect with respect to the Businesses shall have occurred since the date of this Agreement.

(d) Sellers shall have delivered to Buyer a certificate dated as of the Principal Closing Date signed by an officer of Sellers to the effect that each of the conditions set forth in Sections 8.02(a), 8.02(b) and 8.02(c) have been satisfied.

(e) Sapphire shall have delivered, or caused to be delivered, to Buyer the items and documents set forth in Section 2.09(a) (it being acknowledged and agreed that such items and documents shall be delivered, or caused to be delivered, concurrently with the Principal Closing).

Section 8.03. Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Principal Closing of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by Sellers to the extent permitted by Law:

(a) All representations and warranties made by Buyer contained in Article IV shall be true and correct in all material respects at and as of the date of this Agreement and the Principal Closing Date as though such representations and warranties were made at and as of the Principal Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be true and correct only as of such specified date).

(b) Buyer shall have duly performed or complied with, in all material respects, all of the material covenants and agreements required to be performed or complied with by Buyer at or prior to the Principal Closing under the terms of this Agreement.

(c) Buyer shall have delivered to Sellers a certificate dated as of the Principal Closing Date signed by an officer of Buyer to the effect that each of the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied.

(d) Buyer shall have delivered, or caused to be delivered, to Sellers the items and documents set forth in Section 2.09(b) (it being acknowledged and agreed that such items and documents shall be delivered, or caused to be delivered, concurrently with the Principal Closing).

Section 8.04. Conditions Precedent to Sellers’ and Buyer’s Obligations for a Deferred Closing. All of the respective obligations of Seller and Buyer hereunder with respect to each Deferred Closing are subject to the fulfilment, prior to or at such Deferred Closing, of the following conditions, any and all of which may be waived, in whole or in part, by the applicable Parties:

(a) The Principal Closing shall have occurred;

(b) No Law enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the Transactions with respect to such Deferred Business and as set forth in Schedule 8.04 shall be in effect;

(c) All consents, clearances, approvals, permissions, license, variance, exemption, authorization, acknowledgement, permits, nonactions, orders and waivers required to be obtained from, and all registrations, applications, notices and filings required to be made with or provided to, any Governmental Authority in connection with the Transactions and set forth on Schedule 8.04(c), as applicable with respect to the Relevant Closing, shall have been obtained and remain in full force and effect; and

(d) In respect of the France Closing or the Netherlands Closing, the applicable Put Option shall have been exercised (as set forth on Schedule 8.04(d)).

ARTICLE IX

INDEMNIFICATION

Section 9.01. Survival. Other than as set forth herein, the representations and warranties contained in this Agreement or any other Transaction Document shall not survive the Principal Closing (other than those in Section 3.26 and Section 4.11, which shall survive indefinitely); provided, however, that, notwithstanding the foregoing, the Fundamental Representations shall survive indefinitely. All covenants and agreements contained in this Agreement that contemplate performance thereof on or prior to the Principal Closing shall survive the Principal Closing until the date that is six (6) months after the Principal Closing Date. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Principal Closing or otherwise expressly by their terms shall survive the Principal Closing until fully performed in accordance with their terms. Claims under Section 9.02(c) survive until the expiration of the applicable statute of limitations plus 60 days; claims under Section 9.02(d), Section 9.02(e), Section 9.02(f), Section 9.02(g) and Section 9.03(b) and Section 9.03(c) shall survive indefinitely. No Party or its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder; provided that (i) the foregoing shall not limit any claim permitted by this Article IX or claims of Fraud and (ii) any specific claim for the breach or inaccuracy of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Expiration Date if notice of such claim shall have been validly delivered to the Party against whom such indemnity may be sought prior to the applicable Survival Expiration Date in accordance with this Article IX. For purposes of this Agreement, “Survival Expiration Date” means the applicable date on which the covenants, agreements, representations or warranties would expire pursuant to this Section 9.01.

Section 9.02. Indemnification by Sapphire. Subject to the limitations set forth in Section 9.05 and the other provisions of this Article IX, from and after the Principal Closing, Sapphire shall indemnify Buyer and its Affiliates, and each of their respective officers, directors, employees, stockholders, agents and other Representatives (the “Buyer Indemnitees”) from and against any and all losses, damages, costs, expenses (including reasonable third-party legal fees and expenses in connection with any Action), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, assessments, deficiencies or other charges (collectively, “Losses”), to the extent arising or resulting from or relating to any of the following:

(a) any breach of any warranty or the inaccuracy of any representation of Sapphire contained in this Agreement or any certificate delivered by or on behalf of Sapphire pursuant hereto with respect to the Fundamental Representations;

(b) any breach of, or failure to perform, any covenant or agreement of Sapphire under this Agreement (other than Section 9.02);

(c) without duplication, (i) Taxes imposed on any Transferred Entity (including, for the avoidance of doubt, any Taxes determined on an affiliated, consolidated, combined or unitary group basis including if the Transferred Entity is responsible for remitting payment for such Taxes through a Tax Sharing Arrangement following and surviving the Relevant Closing Date pursuant to Section 6.11 (including the tax degrouping agreement contemplated by Section 6.11)) to the extent attributable to any Pre-Closing Tax Period, (ii) any Seller Deferred Closing Taxes, (iii) Restructuring Taxes, (iv) Taxes of any other Person (other than a Transferred Entity) for which a Transferred Entity is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) to the extent the relationship or transaction giving rise to such liability first arose prior to the Relevant Closing Date, (v) Taxes of UK Newco attributable to a determination that the SSE is not available for Willis Limited in relation to the disposal of UK Newco, (vi) any breach or inaccuracy of any representation and warranty in Section 3.13 (Tax Matters), and (vii) any Taxes for which Sellers are responsible pursuant to Section 6.07 except, in the case of each of clauses (i) through (vii), to the extent any such Taxes were paid by Sellers pursuant to Article VI, included as a liability in calculating Net Working Capital or Closing Date Indebtedness, or recoverable by Buyer or any of its Affiliates under the R&W Insurance Policy;

(d) any Excluded Liability or any Specified E&O Liability;

(e) the Restructurings (other than with respect to Taxes, which shall be governed exclusively by Section 9.02(c));

(f) the matters set forth on Exhibit L (the “Specified Indemnity Matters”); and

(g) Pre-Closing E&O Liabilities.

Section 9.03. Indemnification by Buyer. Subject to the limitations set forth in Section 9.05 and the other provisions of this Article IX, from and after the Principal Closing, Buyer shall indemnify Sellers and their respective Affiliates and each of their respective officers, directors, employees, stockholders, agents and other Representatives (the “Seller Indemnitees”) from and against any and all Losses, to the extent arising from or relating to any of the following:

(a) any breach of, or failure to perform, any covenant or agreement of Buyer under this Agreement (other than Section 9.03);

(b) excluding any matter for which Sapphire is required to indemnify the Buyer Indemnitees under Section 9.02, any Assumed Liability and any Liability of a Transferred Entity that is not an Excluded Liability (and that is not required to be indemnified by Buyer pursuant to Section 9.02); and

(c) the designation by Buyer of any Permitted Designee that is not a controlled Affiliate as contemplated by Section 2.09(b)(ii) and Section 2.09(b)(vi).

Section 9.04. Indemnification Procedures.

(a) Third Party Claims. If any Buyer Indemnitee or Seller Indemnitee (the “Indemnified Party”) receives written notice of the commencement of any Action or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 9.02 or Section 9.03 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly (but no later than 30 days of receiving such notice) provide the other party from whom indemnity may be sought under Section 9.02 or Section 9.03 (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, the basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable and permitted by applicable Law, any other material details pertaining thereto, along with copies of the substantive documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby through the forfeiture of substantial rights or defenses. The Indemnifying Party will have fifteen (15) days from receipt of any such notice of a Third Party Claim to give written notice to the Indemnified Party whether it is assuming and controlling the defense, appeal or settlement proceedings thereof with counsel of the Indemnifying Party’s choice; provided, however, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if (A) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (B) the Third Party Claim seeks non-monetary, injunctive or equitable relief against the Indemnified Party or any of its Affiliates, or (C) the amount in dispute is reasonably likely to be covered, in whole or primarily by, or reduce the retention under, the R&W Insurance Policy or is otherwise reasonably likely to exceed the maximum amount for which the Indemnifying Party can then be liable pursuant to this Article IX. So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense, appeal and settlement proceedings of the Third Party Claim; provided that if the

Indemnifying Party assumes control of such defense and (x) the Indemnified Party has been advised by counsel in writing that the Indemnifying Party and the Indemnified Party have an actual conflict with respect to such action, suit, proceeding or claim or (y) if there are material legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection with such action, suit, proceeding or claim shall be considered “Losses” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties (it being understood that in the case of claims regarding jurisdictions other than the United States of America, the Indemnified Party shall be permitted to engage both United States counsel and one counsel in each relevant foreign jurisdiction), (ii) the Indemnified Party will not admit any liability or consent to the entry of any judgment or enter into any settlement agreement, compromise or discharge with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnifying Party will not admit to any wrongdoing by the Indemnified Party. The Indemnifying Party shall have the right to settle, compromise or approve the entry of any judgment in respect of any Third Party Claim controlled by the Indemnifying Party to which settlement, compromise or judgment the Indemnified Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), except that no such consent shall be required if (1) such settlement, compromise or judgment does not involve any injunctive or equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, (2) the Indemnifying Party shall (x) pay or cause to be paid all amounts in such settlement, compromise or judgment and (y) not encumber any of the assets of any Indemnified Party or agree to any term, restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, (3) the terms of such settlement or compromise, settlement or judgment provide for a complete and unqualified release of the claims that are the subject of such Third Party Claim in favor of the Indemnified Party and (4) the insurer of the R&W Insurance Policy is not entitled to consent to any such settlement, compromise or judgment under the terms thereof, or such consent shall have been obtained. The parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims. The parties will also reasonably cooperate in any such defense, appeal or settlement proceedings. Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings with respect to a Third Party Claim, the Indemnified Party will not enter into any settlement or approve the entry of any judgment without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Other Claims. An Indemnified Party may give the Indemnifying Party written notice of any matter (other than a Third Party Claim) that an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, stating the amount of the Loss (to the extent known or estimated, which amount shall not be conclusive of the final amount of such claim) and the method of computation thereof (to the extent known or estimated), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Each Indemnified Party shall provide such notice reasonably promptly after it becomes aware of any claim subject to indemnification hereunder.

(c) Sources and Order of Recovery.

(i) In connection with any claim for indemnification pursuant to Section 9.02(a) or Section 9.02(c), the Buyer Indemnitees (A) first, shall use their respective reasonable best efforts to seek recovery of indemnifiable Losses from the R&W Insurance Policy to the extent of coverage available therefrom, and (B) second, to the extent not covered under the R&W Insurance Policy, recover such Losses directly from Sapphire; provided, however, that the Buyer Indemnitees may seek recovery directly from Sapphire under this Agreement pursuant to Section 9.02(a) or Section 9.02(c) for the full amount of any retention under the R&W Insurance Policy before seeking recovery under the R&W Insurance Policy.

(ii) In connection with any claim for indemnification pursuant to Section 9.02(g), the Buyer Indemnitees (A) first, shall use their respective reasonable best efforts to seek recovery of indemnifiable Losses from the Buyer E&O Policy to the extent of coverage available therefrom, (B) second, to the extent not covered under the Buyer E&O Policy, shall use their respective reasonable best efforts to seek recovery of indemnifiable Losses from the R&W Insurance Policy to the extent of coverage available therefrom, and (C) third, to the extent not covered under the Buyer E&O Policy and the R&W Insurance Policy, shall recover such Losses by offsetting the amount of such Losses, such offset not to exceed four hundred million Dollars ($400,000,000) (the “Maximum Offset”), from any amounts payable to Sapphire pursuant to Section 2.17 (Earnout Matters) hereof, it being acknowledged and agreed that such right of setoff shall be the sole and exclusive remedy of the Buyer Indemnitees with respect to claims pursuant to Section 9.02(g); provided, further, that, subject to Section 9.05(b) and Section 9.05(d), the Buyer Indemnitees may utilize such right of setoff for the full amount of any retention under the Buyer E&O Policy or R&W Insurance Policy applicable to such Losses before seeking recovery thereunder (with, for the avoidance of doubt, any such setoff counting toward the Maximum Offset). For purposes of this Section 9.04(c), it is expressly acknowledged and agreed that such reasonable best efforts shall not require the Buyer Indemnitees to institute litigation, arbitration, mediation or similar proceedings.

Section 9.05. Limitations on Indemnification.

(a) Sapphire shall not be required to indemnify any Buyer Indemnitee for the Specified Indemnity Matters pursuant to Section 9.02(f) or any Taxes pursuant to Section 9.02(c)(vi) with respect to Losses indemnifiable thereunder incurred by Buyer Indemnitees until the aggregate amount of such Losses, when taken together with all other Losses subject to indemnification pursuant to Section 9.02(c)(vi) and Section 9.02(f) (or otherwise subject to coverage under the R&W Insurance Policy, irrespective of any retention thereunder) exceeds the retention under the R&W Insurance Policy (including, for the avoidance of doubt, the “step-down” thereof (the “Retention”), after which Sapphire shall be obligated for fifty percent (50%) of the Buyer Indemnitees’ Losses indemnifiable under Section 9.02(f) and Section 9.02(c)(vi) to the extent in excess of the Retention. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate amount required to be paid by Sapphire pursuant to Section 9.02(f) or Section 9.02(c)(vi) exceed an amount equal to (x) $162,500,000 less (y) fifty percent (50%) of the total amount actually recovered by the Buyer Indemnitees pursuant to the R&W Insurance Policy. Any Losses required to be indemnified by Sapphire pursuant to Section 9.02(f) and Section 9.02(c)(vi) shall be satisfied by setting off the amount of such indemnifiable Losses against the Earnout Payment, it being acknowledged and agreed that such right of setoff shall be the sole and exclusive remedy of the Buyer Indemnitees with respect to claims pursuant to Section 9.02(f) and Section 9.02(c)(vi).

(b) Sapphire shall not be required to indemnify any Buyer Indemnitee for Losses indemnifiable pursuant to Section 9.02(g) until the aggregate amount of such Losses exceeds $50,000,000 (the “Section 9.02(g) Deductible”), after which Sapphire shall be obligated for the Buyer Indemnitees’ Losses indemnifiable under Section 9.02(g) to the extent in excess of the Section 9.02(g) Deductible as set forth Section 9.04(c)(ii).

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) Sellers shall not have any liability for any otherwise indemnifiable Loss to the extent the Buyer Indemnitees have been actually recovered or been compensated in respect of such Loss through the adjustment to the Upfront Purchase Price under Section 2.10 or Section 2.11 (it being acknowledged that the intent of this provision is to avoid “double counting”) or for Losses to the extent attributable to any breach by Buyer of any covenant or agreement pursuant to Section 2.12 or Article VI and (ii) no Party shall be liable for any otherwise indemnifiable Losses in excess of the Upfront Purchase Price in the aggregate.

(d) Sapphire shall not be required to indemnify any Buyer Indemnitee pursuant to Section 9.02(a), Section 9.02(c), Section 9.02(f) or Section 9.02(g) with respect to Losses incurred by Buyer Indemnitees, and Buyer shall not be required to indemnify any Seller Indemnitee pursuant to Section 9.03(c), unless such claim or series of related claims involve Losses in excess of $200,000.

(e) Nothing in this Section 9.05 or elsewhere in this Agreement shall limit any claims of Fraud.

Section 9.06. Calculation of Indemnity Payments.

(a) The amount of any Loss for which indemnification is provided under this Article IX, shall be (i) net of any amounts actually recovered by the Indemnified Party (including under insurance policies other than, for the avoidance of doubt, captive insurance policies) with respect to such Loss from any third party (net of any costs in recovering such amount, including applicable deductibles in the case of insurance proceeds) and (ii) reduced to take account of any net Tax benefit with respect to the Transferred Entities (including a benefit arising from a correlative adjustment) actually realized by the applicable Indemnified Party or their Affiliates attributable to the incurrence, accrual or payment of such Loss in the form of an actual reduction in cash Taxes payable by such Indemnified Party or their Affiliates in the taxable period the applicable Loss was accrued or in the following taxable year (calculated on a “with and without” basis and taking into account for this purpose any Taxes incurred by the Indemnified Party or their Affiliates which are attributable to any indemnity payment related thereto).

(b) If an Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article IX (which, for the avoidance of doubt, includes setoffs against the Earnout Payment), then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (I) (A) the amount paid by the Indemnifying Party in respect of such Losses (which, for the avoidance of doubt, includes setoffs against the Earnout Payment) plus (B) the amount received by the Indemnified Party in respect thereof (after deducting the full amount of the expenses incurred by the Indemnified Party in procuring such recovery) over (II) the full amount of the indemnifiable Losses. If Buyer or any other Buyer Indemnitee recovers an amount under the RWI Policy (each, a “RWI Recovery Payment”) after such time as Sapphire has made any payment (which, for the avoidance of doubt includes setoffs against the Earnout Payment) pursuant to Section 9.02(f) (each, a “Section 9.02(f) Indemnity Payment”), and, had such RWI Recovery Payment been received prior to such Section 9.02(f) Indemnity Payment, all or any portion of any Section 9.02(f) Indemnity Payment would not have been required in accordance with the second sentence of Section 9.05(a), Buyer shall (or shall cause the applicable Buyer Indemnitee to) refund to Sapphire the excess amount of all aggregate Section 9.02(f) Indemnity Payments (less any portion of the aggregate previously refunded pursuant to this Section 9.06(b)(ii)) made prior the applicable RWI Recovery Payment.

(c) Each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to mitigate any Loss indemnifiable hereunder upon and after becoming aware of any event that would reasonably be expected to give rise to any such Loss to the extent required by applicable Law. All indemnifiable Losses under this Article IX shall be determined without duplication of recovery for the same Losses under other provisions of this Agreement or any Transaction Document.

(d) Except in the case of the representations and warranties contained in Section 3.07(b) and with respect to defined terms using the word “material,” for purposes of this Article IX, both the existence of any inaccuracy in or breach of any representation or warranty contained in this Agreement, and the amount of any Losses resulting from such inaccuracy or breach, shall be determined without giving effect to any “material,” “materiality,” “Material Adverse Effect” or similar qualifications contained in or otherwise applicable to such representation or warranty or any definition contained therein.

Section 9.07. Tax Treatment of Indemnification. For all Tax purposes, the Parties agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price to the maximum extent permitted by applicable Law.

ARTICLE X

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Principal Closing:

(a) by mutual written agreement of Sapphire and Buyer;

(b) by written notice from Sapphire to Buyer or from Buyer to Sapphire, if any Governmental Authority in respect of any Competition Law, Foreign Investment Laws, or insurance regulatory clearances, filings or approvals contemplated by Section 8.01(a), Section 8.01(c) or Section 8.01(d) having competent jurisdiction has issued a final, non-appealable order, judgment, decree, ruling or injunction (other than a temporary restraining order) or taken any other Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that, this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of in such order, decree, ruling, injunction or other Action;

(c) by written notice from Buyer to Sapphire, if there is a breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by Sellers pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.02 to be satisfied at the Principal Closing; provided that, in each case under this clause (c), Buyer may not terminate this Agreement unless (i) Buyer has given written notice of such breach to Sellers and Sapphire have not cured such breach by the earlier of thirty (30) days after receipt of such notice and the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Buyer may not terminate this Agreement pursuant to this clause (c) if it is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by written notice from Sapphire to Buyer, if there is a breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.03 to be satisfied at the Principal Closing; provided that, in each case under this clause (d), Sapphire may not terminate this Agreement unless (i) Sapphire have given written notice of such breach to Buyer and Buyer has not cured such material breach by the earlier of thirty (30) days after receipt of such notice and the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Sapphire may not terminate this Agreement pursuant to this clause (d) if Sellers are then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement; or

(e) by written notice from either Buyer to Sapphire or Sapphire to Buyer, if any of the conditions set forth in Sections 8.01, 8.02 and 8.03, as applicable, have not been satisfied or waived on or before 11:59 pm (New York City time) on May 12, 2022 (the “Initial Outside Date” and, as the same may be extended in accordance with this Section 10.01(e), the “Outside Date”); provided that, if on the Initial Outside Date all of the conditions set forth in Sections 8.01, 8.02 and 8.03 have been satisfied or waived, other than the conditions (i) with respect to actions the Parties are required to take at the Principal Closing itself as provided herein and (ii) set forth in Sections 8.01(a), 8.01(c) or 8.01(d) or Section 8.01(b) (but solely, in the case of Section 8.01(b) with respect to Laws or orders for which applicable consents and approvals are required by Sections 8.01(a), 8.01(c) or 8.01(d)), then the “Outside Date” shall automatically be extended until 11:59 pm (New York City time) on August 12, 2022 (the “First Extended Outside Date”); provided that, if on the First Extended Outside Date all of the conditions set forth in Sections 8.01, 8.02 and 8.03 have been satisfied or waived, other than the conditions (I) with respect to actions the Parties are required to take at the Principal Closing itself as provided herein and (II) set forth in Sections 8.01(a), 8.01(c) or 8.01(d) or Section 8.01(b) (but solely, in the case of Section 8.01(b) with respect to Laws or orders for which applicable consents and approvals are required by Sections 8.01(a), 8.01(c) or 8.01(d)) , then the “Outside Date” shall automatically be extended until 11:59 pm (New York City time) on September 12, 2022; provided, further, that this right of termination shall not be available to any Party (x) whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the conditions provided in Sections 8.01, 8.02 and 8.03, as applicable, to be satisfied before such date or (y) if the conditions set forth in Sections 8.01, 8.02 and 8.03, as applicable, have been satisfied or waived prior to the Outside Date and the other Party is pursuing specific performance of such Party’s obligation to consummate the Transactions at the Principal Closing.

Section 10.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates, Representatives or stockholders, other than Liability of the Sellers or Buyer, as the case may be, for Fraud or any intentional and willful breach of this Agreement occurring prior to such termination. The provisions of Section 5.15, this Section 10.02, Article I (to the extent applicable to the foregoing provisions), and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sent, given and delivered (a) immediately if given by personal delivery, (b) one (1) day after deposit with an overnight delivery service, (c) three (3) days after deposit in the mail via registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and (d) upon confirmation of receipt if given by electronic mail, facsimile or other customary means of electronic communication as provided below:

if to Buyer, to:

Arthur J. Gallagher & Co.

2850 Golf Road

Rolling Meadows, Illinois 60008

Attention:	General Counsel
Email:	walt_bay@ajg.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1 South Dearborn

Chicago, IL 60603

Attention: Brian J. Fahrney

Brent M. Steele

Ian Helmuth

bfahrney@sidley.com

bsteele@sidley.com

ihelmuth@sidley.com

Facsimile No.: 312 853 7036

if to Sellers (or Sapphire), to:

Willis Towers Watson Public Limited Company

200 Liberty Street

New York, New York 10281

Attention: Matthew Furman

Email: Matt.Furman@WillisTowersWatson.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

401 9th Avenue

New York, New York 10001

Attention:	Joseph A. Coco
Todd E. Freed

Email: Joseph.Coco@skadden.com

Todd.Freed@skadden.com

Facsimile No.: 917-777-3714

Facsimile No.: 917-777-3050

and

Skadden, Arps, Slate Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:	Sonia K. Nijjar

E-mail: Sonia.Nijjar@skadden.com

Facsimile No.: 650-798-6528

or to such other address or facsimile number as any Party shall notify the other Parties (as provided above) from time to time. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. By its execution hereof, each Seller hereby irrevocably constitutes and appoints Sapphire (and by its execution of this Agreement, Sapphire hereby accepts such appointment) as the true and lawful agent and attorney-in-fact of such Seller, to act in the name, place and stead of such Seller in connection with the transactions contemplated by this Agreement and the Transaction Documents and to do or refrain from doing all such further acts and things, and to execute all such documents as Sapphire shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement or any other Transaction Document. All actions, decisions and instructions of Sapphire shall be conclusive and binding upon all of the Sellers pursuant to the terms hereof. Buyer may rely upon any decision, act, consent or instruction of Sapphire as being the decision, act, consent or instruction of each Seller.

Section 11.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Sapphire and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 10.02, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.03. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 11.04. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) The Parties hereby agree and consent to, and shall cause their respective Affiliates to, be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court lacks subject matter jurisdiction, first to any federal court, or second, to any state court, each located in New Castle County, Delaware, and the Parties hereby waive the right to assert the lack of personal jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties hereto (on behalf of itself and its Affiliates) (1) waives the defense of inconvenient forum, (2) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court and (3) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

(c) EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.04(c).

Section 11.05. Assignment; Successors and Assigns; No Third-Party Beneficiaries. This Agreement may not, without the prior written consent of the other Parties, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that, notwithstanding the foregoing, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and other Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.12.

Section 11.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.07. Entire Agreement. This Agreement, including the Exhibits, Annexes and Schedules attached thereto, the Confidentiality Agreement and the Transaction Documents constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 11.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.09. Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. The Parties agree that, Buyer, on the one hand, and Sellers, on the other hand, shall, in the event of any breach or threatened breach by Sapphire, on the one hand, or Buyer, on the other hand, of any of their respective covenants or agreements set forth in this Agreement, be entitled to equitable relief, including an injunction or injunctions, to prevent or restrain breaches or threatened breaches of this Agreement, by the other, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of the other under this Agreement. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance when available pursuant to the terms of this Agreement to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of such Party under this Agreement in accordance with the terms of this Section 11.09. The Parties have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 11.09.

(b) Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction, all in accordance with the terms of this Section 11.09. Each Party further agrees that (i) by seeking the remedies provided for in this Section 11.09, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.09 are not available or otherwise are not granted and (ii) nothing set forth in this Section 11.09 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.09 prior or as a condition to exercising any termination right under Article X, nor shall the commencement of any Action pursuant to this Section 11.09 or anything set forth in this Section 11.09 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 11.10. Disclosure Schedules. The Parties agree that (a) the inclusion of any items or information on the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by Sapphire of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any section of this Agreement reasonably apparent on the face of such disclosure, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Sapphire except as and to the extent provided in this Agreement.

Section 11.11. Foreign Exchange Rates and Other Currency Matters.

(a) For purposes of the representations and warranties made in Article III and the provisions of Section 5.01, to the extent it is necessary to determine the foreign equivalent of any amounts stated in United States Dollars, the Parties agree that such determination shall be made using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the date hereof (or, if such rate is not published on such date, the first date prior on which Bloomberg publishes the CMPN rate).

(b) Except as required by Law, all payments hereunder shall be made in United States Dollars. Each Party’s obligations hereunder to make payments in United States Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than United States Dollars, except to the extent that such tender or recovery results in the effective receipt by the respective Party of the full amount of United States Dollars expressed to be payable to such Party under this Agreement.

Section 11.12. Non-Recourse. Except as expressly set forth in this Agreement or any documents contemplated hereby, all claims, obligations, Liabilities or Actions (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), will have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, Actions, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, Actions and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 11.13. Conflicts of Interest. Buyer hereby waives and agrees not to assert, and after the Relevant Closing, Buyer shall cause the Transferred Entities to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Relevant Closing, of Sapphire or its Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby (or involving the Jewel SAPA, any of the other “Transaction Documents” as defined in the Jewel SAPA or the transactions contemplated thereby), by Skadden, Arps, Slate, Meagher & Flom LLP (“Prior Business Counsel”) currently representing any Designated Person in connection with this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby. Without limiting the foregoing, Buyer and Sapphire agree that, following the Relevant Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Relevant Closing, and Buyer (on behalf of itself and its Subsidiaries (including, after the Relevant Closing, the Transferred Entities)) hereby agrees that, in the event that a dispute arises after the Relevant Closing between Buyer or any of its Subsidiaries (including, after the Relevant Closing, the Transferred Entities), on the one hand, and any Designated Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Subsidiaries (including, after the Relevant Closing, the Transferred Entities) and even though Prior Business Counsel may have represented such Transferred Entity in a matter substantially related to such dispute.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SAPPHIRE:

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

By:	/s/ John J. Haley
Name: John J. Haley
Title: Chief Executive Officer

[Signature Page to Security and Asset Purchase Agreement]

BUYER:

ARTHUR J. GALLAGHER & CO.

By:	/s/ J. Patrick Gallagher Jr.
Name: J. Patrick Gallagher Jr.
Title: Chairman, President and CEO

[Signature Page to Security and Asset Purchase Agreement]